Pampa energía

Annual Report and Financial Statements

2016

Pampa Energía • 2016 Annual Report • 2

Contents

Glossary of Terms	5

1. 2016 Results and Future Outlook	11

2. Corporate Governance	17

3. Our Shareholders / Stock Performance	24

4. Macroeconomic Context	26

5. The Argentine Electricity Market	28

6. The Argentine Oil and Gas Market	52

7. Fiscal Year Relevant Events	68

8. Description of Our Assets	84

9. Human Resources	116

10. Corporate Responsibility	119

11. Information Technology	125

12. Quality, Safety, Environment and Occupational Health	126

13. Results for the Fiscal Year	129

14. Dividend Policy	151

15. Board of Directors’ Proposal	152

Appendix I: Corporate Governance Report	153

Pampa Energía • 2016 Annual Report • 3

2016 Annual Report

To the shareholders of Pampa Energía S.A. (‘Pampa’, the ‘Company’ or the ‘Group’):

Pursuant to the statutory rules and Bylaws currently in force, we submit to your consideration the Annual Report and Financial Statements for the 73rd fiscal year ended December 31, 2016.

Pampa Energía • 2016 Annual Report • 4

Glossary of Terms

Term	Definition

A

ABOL	Argentine Business Organizations Law No. 19,550
ADRs/ADSs	American Depositary Receipts
AFIP	Administración Federal de Ingresos Públicos (Federal Administration of Public Revenue)
Albares	Albares Renovables Argentina S.A.
ANSES	Administración Nacional de la Seguridad Social (National Social Security Administration)
AR$	Argentine Pesos

B

bbl	Barrel
BCBA	Bolsa de Comercio de Buenos Aires (Buenos Aires Stock Exchange)
BCRA	Banco Central de la República Argentina (Central Bank of the Republic of Argentina)
BNA	Banco de la Nación Argentina (Argentine National Bank)
BO	Boletín Oficial (Public Gazzette)
Board of Directors	Pampa Energía's Board of Directors
boe	Barrels of oil equivalent
BONAR 2020	Argentine bonds denominated in US$ at an annual rate of 8% and maturing in 2020
BOPS	Bi-orientated polystyrene
BTU	British Thermal Unit
Bylaws	Pampa Energía's Bylaws

C

CAMMESA	Compañía Administradora del Mercado Eléctrico Mayorista S.A. (Argentine Wholesale Electricity Market Clearing Company)
CAU	Cargo de Acceso Único (Access and Use Charge)
CBs	Corporate Bonds
CC	Combined Cycle
CEO	Chief Executive Office
CH	Hydroelectric power plant
CIESA	Compañía de Inversiones de Energía S.A.
CIF	Cost, Insurance and Freight
Citelec	Compañía Inversora en Transmisión Eléctrica Citelec S.A.
CMA	Capital Market Act No. 26,831
CN	Nuclear power plant
CNG	Compressed Natural Gas
CNV	Comisión Nacional de Valores (National Securities and Exchange Commission)
Code	Pampa’s Code of Corporate Governance

Pampa Energía • 2016 Annual Report • 5

CPB	Central Piedra Buena S.A.
CPI	Consumer Price Index
CT	Thermal power plant
CTG	Central Térmica Güemes S.A.
CTGEBA	Central Térmica Genelba
CTLL	Central Térmica Loma La Lata S.A.
CTP	Central Térmica Piquirenda
CSJN	Supreme Court of Justice of the Republic of Argentina

D

Dam[3]	Cubic decameter

E

E&P	Exploration and production
EASA	Electricidad Argentina S.A.
EcoEnergía	EcoEnergía Co-Generation Power Plant
Edenor	Empresa Distribuidora y Comercializadora Norte S.A.
EMES	Emes Energía Argentina LLC
ENARGAS	Ente Nacional Regulador del Gas (National Gas Regulatory Entity)
ENARSA	Energía Argentina S.A.
Energía Plus	Energía Plus Program – SE Res. No. 1,281/06
ENRE	Ente Nacional Regulador de la Electricidad (National Electricity Regulatory Entity)

F

FO	Fuel Oil
FOB	Free on Board
FOCEDE	Fondo de Obras de Consolidación y Expansión de Distribución Eléctrica (Fund for Electricity Distribution Expansion and Consolidation Works)
FONINVEMEM

Fondo para Inversiones Necesarias que permitan incrementar la oferta de energía eléctrica en el Mercado Eléctrico Mayorista (Fund for Investments required to increase the Power Supply in the Electricity Wholesale Market)

Foundation	Fundación Pampa Energía
FSs	Financial Statements
FX	Foreign exchange

G

Gas Plan	Gas Plan I and Gas Plan II
Gas Plan I	Natural Gas Surplus Injection Promotion Program SE Res. No. 1/13
Gas Plan II	Natural Gas Injection Promotion Program for Companies with Reduced Injection, SE Res. No. 60/13
Gas Plus	Natural Gas Production Promotion Program - SE Res. No. 24/08
GCBA	Government of the City of Buenos Aires
GDP	Gross Domestic Product
GE	General Electric
GIP	Grupo Inversor Petroquímica S.L.

Pampa Energía • 2016 Annual Report • 6

GO	Gas Oil (Diesel Oil)
Government/National Government	National Government of the Republic of Argentina
GUDI	Large Distribution Company Users
GUMA	Major Large Users
GUME	Minor Large Users
GyP	Gas y Petróleo de Neuquén S.A.P.E.M.
GWh	Gigawatt-hour

H

HA	Historical Availability
HI	Hydroelectric plants
HIDISA	Hidroeléctrica Diamante S.A.
HINISA	Hidroeléctrica Los Nihuiles S.A.
HPPL	Hidroeléctrica Pichi Picún Leufú

I

IFRS	International Financial Reporting Standards
INDEC	Instituto Nacional de Estadística y Censos de Argentina (National Institute of Statistics and Censuses)
IT	Information Techonoly
IVC	Cost Variation Index

K

kCal	Kilocalories
kWh	Kilowatt-hour

L

LNG	Liquefied natural gas
LPG	Liquefied petroleum gas
LU300	Large users with demands in excess of 300 kW
LVFVDs	Sales Settlements with Maturity Date to be Defined

M

m3	Cubic meters
MAN Engines	MAN Diesel B&W engines, model 18V32/40PGI
MAT	Term Market
MBTU	Million of BTU
MECON	Ministry of Economy
MerVal	Mercado de Valores de Buenos Aires (Buenos Aires Securities Market)
MEyM	Ministry of Energy and Mining
MMC	Cost Monitoring Mechanism
MW	Mega watt
MWh	Mega watt-hour

N

n.a.	Not applicable.

Pampa Energía • 2016 Annual Report • 7

N/A	Not available
NAFISA	Nación Fideicomiso S.A.
NGL	Natural Gas Liquids
NYSE	New York Stock Exchange

O

OldelVal	Oleoductos del Valle S.A.

P

Pampa / the Company / the Group	Pampa Energía S.A. and its subsidiaries
Pampetrol	Pampetrol SAPEM
PEASA	Parques Eólicos Argentinos S.A.
PEFMSA	Parques Eólicos del Fin del Mundo S.A.
PEISA	Petrobras Energía Internacional S.A.
PELSA	Petrolera Entre Lomas S.A.
PEN	Poder Ejecutivo Nacional (National Executive Branch)
PEPASA /Petrolera Pampa	Petrolera Pampa S.A.
PEPCA	PEPCA S.A.
Petrobras Argentina	Petrobras Argentina S.A.
Petrobras Brazil	Petrobras Brasileiro S.A.
Petrobras Holland	Petróleo Internacional Braspetro B.V.
PGSM	Puerto General San Martín port
PHA	Petrobras Hispano Argentina S.A.
PISA	Pampa Inversiones S.A.
PIST	Transportation System Entry Point
Polisur	PBB Polisur S.A.
PPSL	Petrobras Participaciones S.L.
PTQ	Petrochemicals segment
PUREE	Program for the Rational Use of Electric Power

Q

QSELH	Quality, Safety, Environment & Labor Health

R

RA	Recorded Availability
RBB	Bahía Blanca Ricardo Eliçabe Refinery
RCD	Campo Durán Refinery
Refinor	Refinería del Norte S.A.
Renewal Agreements	Agreements for the Renewal of the Instrumental Agreement
Res.	Resolution
RIPTE	Remuneración Imponible Promedio de los Trabajadores Estables (Stable Workers’ Average Taxable Remuneration)
R&D	Refining and Distribution segment
RTI	Integral Tariff Review

Pampa Energía • 2016 Annual Report • 8

RTOP	Public Offering Transparency Regime - Executive Order No. 677/01
RTP	Plant’s thermal reduction

S

SADI	Sistema Argentino de Interconexión (Argentine Electricity Grid)
SBR	Styrene Butadiene Rubber
SE	Former Secretariat of Energy
SEE	Secretariat of Electric Energy
SEC	Security and Exchange Commission
SOX	Sarbanes-Oxley Act
SRH	Secretariat of Hydrocarbon Resources

T

TA	Target Availability
TAM	Annual Rolling Rate
Telcosur	Telcosur S.A.
TG	Gas turbine
TGS	Transportadora de Gas del Sur S.A.
Transba	Empresa de Transporte de Energía Eléctrica por Distribución Troncal de la Provincia de Buenos Aires Transba S.A.
Transener	Compañía de Transporte de Energía Eléctrica en Alta Tensión Transener S.A.
TV	Steam turbine

U

UNIREN	Public Utility Contract Renegotiation and Analysis Unit
US$	United States Dollars
UTE	Joint Venture

V

VAD	Distribution Added Value
VAT	Value-added tax
VCPs	Short-Term Debt Securities
VNR	Net Replacement Value

W

WEM	Wholesale Electricity Market
WEMSP	Patagonia Grid Wholesale Electricity Market

Y

YPF	Yacimientos Petrolíferos Fiscales S.A.

Pampa Energía • 2016 Annual Report • 9

1.        2016 Results and Future Outlook

In fiscal year 2016, Pampa undoubtedly achieved a transformational milestone: the acquisition of Petrobras Argentina, former Pérez Companc, a national flagship company for several decades. In its almost 12 years of history, Pampa not only managed to become the largest fully integrated electricity company in Argentina, but is now also the largest fully integrated independent energy company in the country. Since July 27, 2016, date on which the acquisition was completed, we have strengthened our participation in oil, and mainly, gas E&P; we have incorporated 1,124 MW of power generation, representing a 50% increase in our installed capacity, and we have added new business units to our oil and gas value chain: refining, distribution and petrochemicals. Moreover, we have maintained our participation in the gas midstream segment through TGS, a company that has belonged to Pampa since 2011.

Consequently, Pampa now covers all the electricity, oil and gas value chains from production to supply to end consumers.

Power Generation

Hydroelectric	938 MW
Thermal	2,481 MW
+ Expansions[1]	220 MW
Co-Generation	14 MW
New plants[2]	
Wind energy	100 MW
Thermal	100 MW
Total Capacity	**3,853 MW**

Electricity Distribution

Edenor	2.9 million
Market Share	**20%**

Oil and Gas

Argentina[3]	16 productive blocks + 8 exploratory blocks
Venezuela	4 productive blocks
Oil	25.5 k bbl/d of production
Gas	7.8 million m3/d of production
OldelVal	1,706 km of oil pipeline
Total Production	**71.5 k boe/d[4]**

Refining and Marketing

Refining	Capacity of:
Ricardo Eliçabe	30.2 k bbl/d
Campo Durán	25.8 k bbl/d
Storage	1.3 million bbl
Gas stations	
Petrobras flag	263
Refinor flag	80
Lubricants	Capacity of 2,200 m3/month
NGL (Refinor)	Capacity of 390 k ton/year
Market Share	**6%**

Petrochemicals

	Capacity of:
Styrene	160 k ton/year
SBR	55 k ton/year
Polystyrene	65 k ton/year
Market Share	**90-100%**

Other Business

TGS	9,184 km of gas pipelines NGL Capacity of 1 million ton/year
Transener	20,648 km of high voltage lines

Note: segments correspond to business classifications in the FSs. Transener, TGS, Oldelval and Refinor are co-controlled companies, which under IFRS are not consolidated in Pampa’s FSs. 1 It includes 120 MW in CTLL and 100 MW in CPB. 2 It includes 100 MW of the Corti wind farm and 100 MW of the Pilar thermal power plant. 3 Blocks/ Joint ventures (UTEs). 4 Production includes contributions from Medanito La Pampa, an area currently serviced by Petrolera Pampa.

By incorporating and enhancing business segments, this acquisition also changes the way Pampa’s figures should be interpreted: our participation in the oil and gas segment and in the electricity segment are now equally significant, being our subsidiaries leading energy companies making up an unique portfolio in the world.

Pampa Energía • 2016 Annual Report • 10

2016 Sales Breakdown by Business Segment

Note: it considers sales as from the closing of Petrobras Argentina’s acquisition in August 2016, but does not take into consideration deletions or sales from the Holding and Others segment.

This milestone marks a turning point for the Company and mainly reflects our commitment to the country and the Company’s development through large investments that contribute to reducing deficits in the Argentine energy matrix, mainly dominated by the shortage of natural gas. Truly convinced of the need to substitute growing and onerous natural gas imports with domestic production, in 2009 Pampa launched its subsidiary Petrolera Pampa, the first E&P company within the Group, which is exclusively focused on the production of this hydrocarbon.

With the incorporation of former Petrobras Argentina’s oil and gas assets, in December 2016 Pampa’s gas production amounted to 7.8 million m3 per day, a figure 3.4 times higher than the 2.3 million m3 per day recorded as of December 2015 through our subsidiary Petrolera Pampa. Furthermore, we have incorporated a crude oil production of 25.5 thousand bbl per day. In total, Pampa currently produces 71.5 thousand boe per day, which ranks us as the fourth largest oil company in the country.

However, what is even more relevant for us is the fact that we have become the largest independent producer of unconventional gas in the country, mainly due to our tight gas developments. Furthermore, with the acquisition of Petrobras Argentina, we have incorporated shale gas to our portfolio through exploration blocks in Vaca Muerta. Even though Pampa’s exploitation of shale gas is in a very early stage and is still not a part of our short-term strategy, with the know-how and technological advances in the future we will actively enter this market, which has a great potential for our E&P segment.

As regards the public utilities’ regularization process, 2016 marked a turning point  in the status of concession agreements. During 2016 our subsidiaries Edenor and TGS received 438% and 200.1% tariff increases, respectively. But even more importantly, for the first time in their history since their privatization, in January 2017 Edenor and Transener concluded their first full tariff reviews, thus normalizing regulatory frameworks, which had been in default for more than a decade. TGS is in the final stage of this process.

Pampa Energía • 2016 Annual Report • 11

These RTI processes posed a big challenge for Edenor, Transener and TGS, which have made huge efforts to draw up their respective tariff proposals: assessing the companies’ capital base, projecting desired operations for the next five-year period, projecting investments and expenses necessary to reach the quality standards set by the regulatory authority, proposing tariff schemes reflecting the required income, etc. and later presenting this proposal in a public hearing and defending it before the regulatory authority, the customers, and the society. It is impossible to explain in a few sentences the tremendous challenge undertaken in just a few months' time and with lack of previous experiences in our country.

Specifically regarding our subsidiary Edenor, in February 2016 the ENRE granted the company a transitory tariff scheme and the RTI process was initiated. Furthermore, SE Res. No. 32/15, which granted subsidies to distribution companies, was abrogated; for Edenor, it meant starting to operate on a normalized basis, deriving income exclusively from sales to its customers.

However, a few months after the implementation of the transitory tariff scheme, several injunctions were passed suspending the application of increases in certain districts, which resulted in Edenor recording a negative equity again. Some of these injunctions are still pending resolution and may impact Edenor’s financial situation in 2017. This negative financial situation was partially mitigated with the passing of transitory measures by the Government which, however, have been insufficient to reverse the negative result for the fiscal year. Beyond the economic results for the fiscal year, which were mainly due to the accrual of updated penalties imposed by the ENRE, the development and conclusion of the RTI by the National Government, which resulted in a new tariff scheme effective as from February 2017 and for a five-year period, marks a historic milestone.

Regarding the period that the National Government incurred contractual breaches, which concluded with the RTI, as the previous Government decided to mitigate the insufficient operating income with alternative mechanisms, Edenor accumulated regulatory liabilities in the approximate amount of AR$9,500 million to achieve the quality and service levels which were not in line with the tariff levels paid by the end-users. In consequence of such breaches, in 2013 Edenor brought a claim against the National Government seeking the enforcement of the Memorandum of Understanding and the recovery of the damages resulting from such breaches. These damages are of course calculated net of the amounts received by Edenor as subsidies during the same period. As of the date hereof, the regulatory liabilities and credit resulting from the breaches by the National Government are still pending resolution. Therefore, these liabilities are still recorded in Edenor’s balance sheet, unlike the credit from our claim, which are not accrued.

In this new stage, Edenor’s priority will be to dramatically improve service through investments seeking to recover quality and efficient resource allocation, fight the electricity theft through the deployment of strong market discipline actions and defend Edenor and its shareholders’ rights under the claims for past damages.

Unlike Edenor and TGS, in 2016 our co-controlled company Transener did not operate under a transitional scheme but under the same tariff scheme effective since 2006 plus the IVC; however, as from October 2016 and in a record period of less than three months, Transener was deeply involved in the RTI processes that concluded on January 31, 2017, when ENRE Res. No. 66/17 and 73/17 granted Transener and Transba, effective as from February 1, 2017, 1168% and 1596% increases, respectively1, in their tariff schemes, which were frozen since 2006. Nevertheless, it should be noted that from November 2010 to January 2017, Transener was able to face significant cost increases through the collection of the IVC funded by CAMMESA and instructed by the SE. During 2016, out of each AR$1 Transener received as regulated income, less than AR$0.20 corresponded to the tariff, being the balance subsidized, an amount that was passed-through to the applicable tariffs as of February 2017.

¹Calculated based on regulated income accrued in 2016, without considering the IVC principal amount and Federal Plan amounts.

Pampa Energía • 2016 Annual Report • 12

In 2016, Transener also had to overcome challenges which, if not properly dealt with, would have put the company's finances in check. On December 31, 2015 the Renewal Agreements providing for the IVC and the disbursement instructions through loan agreements expired. However, and even though credits from the recognition of higher costs had been exhausted, Transener continued collecting income as current liabilities. Although cash flows were not interrupted, amounts were lower and not as timely as in 2015. As there were no credits to offset the growing loans, the company faced a very fragile financial situation, which reversed on December 26, 2016 when the SE recognized credit claims in favor of Transener and Transba in the amount of AR$1,503 million and AR$515 million, respectively, on account of cost variations for the December 2015 - January 2017 period. If such credits are offset with liabilities against CAMMESA, as of December 31, 2016 we estimate a balance in the amount of AR$736 million and AR$177 million for Transener and Transba, respectively2.

In the case of our affiliate TGS, in 2016 it held a public hearing as a necessary step to obtain the RTI for its gas transportation segment, which is still under way at the issuance of this Annual Report. In the transition to normalization, TGS received a 200.1% tariff increase applicable as from April 2016. However, due to the legal actions that ended up in a ruling by the CSJN, this transitory increase was able to be applied just in October 2016 for residential users, which resulted in lower regulated revenues for AR$423 million.

Additionally, during 2016 international prices of LPG have recovered the values effective by the end of the year 2014, although they are still 50% below the maximum value recorded in 2014. Nevertheless, the gradual increase in gas costs at wellhead still affects operating margins in the liquids segment which, with the new tariff schemes resulting from the RTI about to go into effect, no longer contributes with the weight it used to have when there was a tariff freeze on the regulated segment.

With the acquisition of Petrobras Argentina and in order to meet the applicable regulatory framework which prevents us from exercising control over TGS, in 2016 we transferred 50% of our interest in CIESA, TGS’ controlling company, to Grupo GIP (headed by the Sielecki family) and Grupo Werthein, therefore Pampa retaining the remaining 50% interest in CIESA. Thus, we have kept our co-control over TGS just as before the acquisition of Petrobras Argentina.

As regards the generation segment, under the national power emergency and aiming to replace inefficient thermal power units, in 2016 the Government made several auctions for new thermal and renewable capacity. Pampa actively participated in such auctions and was awarded three thermal projects totaling 305 MW. Additionally, the Company has been awarded the construction of a 100 MW wind farm, which adds to our actions geared to protecting the environment already launched with the issuance of carbon credits by CTLL.

These expansions, totaling 405 MW, are already in progress and will begin generating electricity in the third and fourth quarter of this year in the case of thermal projects, and halfway through 2018 in the case of the wind farm. These projects will be remunerated pursuant to power supply agreements denominated in US$ entered into with CAMMESA, in its capacity as customer, with prices ranging between 21,800 and 26,900 US$/MW a month for thermal projects and US$58/MWh for the wind farm project. Furthermore, on top of these expansions we are installing two 15 MW MAN engines, which we estimate will be commissioned for service in the third quarter of 2017.

²Including VAT and interest.

Pampa Energía • 2016 Annual Report • 13

Furthermore, Pampa’s so called ‘legacy energy’, with a 2,854 MW installed capacity and commissioned for service before 2006, also experienced a transitional year with the retroactive updating, as from February 2016, of the remuneration scheme implemented under SE Res. No. 482/15. Said rise was mostly diluted by increases in operating costs. Furthermore, in February 2017 SEE Res. No. 19/17 was implemented, which mainly consists of a renewed remuneration system denominated in US$ and rewarding available power capacity, thus qualitatively and quantitatively improving our power generation business margins. However, under this new pricing system, the remuneration for ‘legacy energy’ is far below that established under ‘new energy’ agreements.

It should be pointed out that throughout 2016, our thermal power plants and those incorporated with the acquisition of Petrobras Argentina continued keeping outstanding availability levels, with values which stand above the industry average and are close to their own historical average. Furthermore, despite the low remuneration for legacy energy, during the last few years we have worked hard to make the necessary maintenance investments to keep the generation assets as fit as possible, which speaks of the professionalism and commitment of all personnel involved.

Thermal Power Plants: Pampa and Rest of the System’s Historical Availability

As a % of the nominal installed capacity

Note: This information for the year 2016 takes into consideration data until November; the September percentage is not available in CAMMESA for ‘Legacy Energy’.

Continuing our investment commitment in the country, in 2016 we have invested AR$10,706 million3, 64% higher than the AR$6,533 million recorded in 2015.

3 It includes 100% of investments in Transener and TGS, which under IFRS are not consolidated in Pampa’s FSs.

Pampa Energía • 2016 Annual Report • 14

Evolution of Investments by Business Segment

In AR$ Million

In this brief account, we would like to stress the permanent proactivity that we are known for and allowed us to achieve this transformational change for Pampa. Not only have we acquired a company as important as Petrobras Argentina, but we have also agreed and obtained the approval for its merger through absorption into our Company in just six months; consequently, both companies started to operate as a single entity since November 1, 2016, thus consolidating the synergies between them. We have also been actively engaged in the equity and debt capital markets: in January 2017 we issued Pampa’s first ten-year bond with a yield similar to sovereign bonds, and we have fully canceled the financing taken out for the acquisition of Petrobras Argentina; we carried out the mandatory tender offer to Petrobras Argentina’s minority shareholders, offering both cash and Pampa’s shares. Pampa’s shares have become one of the most liquid securities among listed Argentine companies, with a daily volume above US$15 million and an important weight both on the MerVal index (8.3494%) and the MSCI Frontier Markets Index denominated in US$ (2.66%). The Company managed to complete all these transactions, including the acquisition, in just one year, which accounted for an approximate total amount of US$4 billion.

This would not have been possible without the effort and dedication of the Company’s employees and advisors who accompany us with commitment and involvement. That is why Pampa’s Board of Directors would like to seize this opportunity to thank them for helping us overcome the challenges of our business on a daily basis and consolidate the Company as a leading representative of the energy business, both in Argentina and worldwide. We would also like to express our gratitude to our families, who have unconditionally supported us during a complex and challenging year. Finally, we would like to thank our suppliers, financial institutions and investors for the continuous trust placed in us.

Pampa Energía • 2016 Annual Report • 15

2.        Corporate Governance

At Pampa we believe that the best way of preserving and protecting our investors is to adopt and implement the best corporate governance practices that may consolidate us as one of the most trustworthy and transparent companies on the market.

For such purpose, we constantly strive to incorporate those practices by taking into account international market trends, as well as domestic and foreign applicable corporate governance standards and rules.

Beyond the information contained in this presentation, further information on Pampa’s corporate governance practices can be found in Appendix I to this Annual Report containing the Corporate Governance Report required under CNV General Res. No. 606/12 issued on March 23, 2012 (the ‘Code’).

2.1    Pampa’s Corporate Structure

Board of Directors

Pursuant to the ABOL, as amended from time to time, the CMA and Pampa’s Bylaws, decision-making within the Company is vested in the Board of Directors. The Board consists of ten regular directors and an equal or smaller number of alternate directors as determined by the Shareholders’ Meeting, a percentage of which will be independent according to the independence standards set out in the CNV Rules. All of our directors are elected for a term of three years and may be re-elected indefinitely; except for independent directors, who may not be re-elected for consecutive periods. The expiration and further renewal of terms of office is made on a partial and staggered basis every year, with the election of three directors for two years, and four directors on the third year.

Pampa Energía • 2016 Annual Report • 16

Currently, Pampa’s Board of Directors is composed as follows:

Name	Position	Independence	Term expiration*
Marcos Marcelo Mindlin	Chairman	Non-Independent	12/31/2017
Gustavo Mariani	Vice-Chairman	Non-Independent	12/31/2016
Ricardo Alejandro Torres	Director	Non-Independent	12/31/2016
Damián Miguel Mindlin	Director	Non-Independent	12/31/2017
Diego Martín Salaverri	Director	Non-Independent	12/31/2018
Clarisa Lifsic	Director	Independent	12/31/2018
Santiago Alberdi	Director	Independent	12/31/2018
Carlos Tovagliari	Director	Independent	12/31/2018
Javier Campos Malbrán	Director	Independent	12/31/2017
Julio Suaya de María	Director	Independent	12/31/2016
José María Tenaillon	Alternate Director	Independent	12/31/2018
Juan Francisco Gómez	Alternate Director	Independent	12/31/2016
Mariano González Álzaga	Alternate Director	Independent	12/31/2017
Mariano Batistella	Alternate Director	Non-Independent	12/31/2018
Pablo Díaz	Alternate Director	Non-Independent	12/31/2018
Alejandro Mindlin	Alternate Director	Non-Independent	12/31/2018
Brian Henderson	Alternate Director	Non-Independent	12/31/2017
Gabriel Cohen	Alternate Director	Non-Independent	12/31/2018
Carlos Pérez Bello	Alternate Director	Independent	12/31/2018
Gerardo Carlos Paz	Alternate Director	Non-Independent	12/31/2016

*They will be in office until the election of their substitutes.

Pampa Energía • 2016 Annual Report • 17

Senior Management

The following table includes information on our senior management:

Name	Position
Marcos Marcelo Mindlin	Chairman and CEO
Gustavo Mariani	Executive vicepresident, power generation and new businesses director
Ricardo Alejandro Torres	Executive vicepresident, electricity distribution and administration director
Damián Miguel Mindlin	Executive vicepresident, procurement, QSELH, assets security and marketing director
Gabriel Cohen	Executive director corporate finance
Horacio Jorge Tomás Turri	Executive director of oil and gas
Diego Martín Salaverri	Executive director of legal affairs
Ariel Schapira	Executive director of downstream
Mariano Batistella	Executive director of planning, strategy & affiliates

Supervisory Committee

Our corporate Bylaws provide that the oversight of Pampa will be in charge of a Supervisory Committee consisting of three regular members and three alternate members appointed by our shareholders pursuant to the legal provisions in force. The Supervisory Committee will be composed of duly registered lawyers and/or accountants admitted to practice in Argentina, who will serve for a term of three fiscal years.

The primary function of the Supervisory Committee is to exercise statutory control over the Board of Directors, complying with the provisions set forth in the BCA, the Bylaws, its regulations, if any, and the Shareholders’ Meeting decisions. In the accomplishment of these duties, the Supervisory Committee does neither monitor our operations nor assess the merits of decisions made by board members.

Currently, Pampa’s Supervisory Committee is composed as follows:

Name	Position	Term expiration **
José Daniel Abelovich	Statutory Auditor*	12/31/2017
Jorge Roberto Pardo	Statutory Auditor	12/31/2017
Germán Wetzler Malbrán	Statutory Auditor	12/31/2017
Marcelo Héctor Fuxman	Alternate Statutory Auditor	12/31/2018
Silvia Alejandra Rodríguez	Alternate Statutory Auditor	12/31/2016
Tomás Arnaude	Alternate Statutory Auditor	12/31/2017

* Chairman of the Supervisory Board (Statutory Auditors).

** They will be in office until the election of their substitutes.

Pampa Energía • 2016 Annual Report • 18

Audit Committee

Pursuant to Section 109 of the CMA, Pampa has an Audit Committee consisting of three regular members, who will all be independent according to the independence standards set out in the CNV Rules. The Audit Committee members have professional expertise in financial, accounting, legal, and/or business matters.

Pursuant to the applicable legislation and its own Internal Regulations, the Audit Committee is responsible for compliance with, inter alia, the following duties:

i.       Supervising the operation of internal control systems and the administrative/accounting system, as well as the reliability of the latter and of all financial information or any other significant events that may be disclosed to the authorities in compliance with the applicable reporting system;

ii.      Advising the Board of Directors on the nomination of independent directors to be members of the Audit Committee;

iii.     Expressing their opinion on any proposal by the Board of Directors to designate external auditors to be hired by the Company, and ensuring their independence;

iv.    Reviewing the plans submitted by external auditors, supervising and assessing their performance, and issuing an opinion on the presentation and disclosure of annual FSs;

v.     Reporting on fees of external audits and other services provided by the auditing firm and other firms rendering auditing, accounting, IT systems, internal control and financial and administrative counseling services;

vi.    Supervising the implementation of risk management information policies within the Company;

vii.   Providing the market with full information on transactions where there may be a conflict of interest with members of corporate bodies or controlling shareholders;

viii.  Approving any proposal for compensation of Pampa’s senior management to be submitted by the Board of Directors to the Shareholders’ Meeting for consideration;

ix.    Rendering its opinion on the compliance with legal requirements and the reasonableness of the issuance of shares or convertible securities in capital increases with the exclusion or limitation of preemptive rights;

x.     Authorizing related-party transactions in the cases provided by law, as well as issuing an informed decision and disclosing it in compliance with the law whenever there is or may be an alleged conflict of interest within Pampa;

xi.    Checking compliance with applicable standards of ethical conduct; and

xii.   Drawing up an annual action plan.

Currently, Pampa’s Audit Committee is composed as follows:

Pampa Energía • 2016 Annual Report • 19

Name	Position
Carlos Tovagliari	President
Clarisa Lifsic	Regular member
Santiago Alberdi	Regular member

Board Committees

Within the Board of Directors there is a Management Committee, which is in charge of implementing every technical and administrative matter that is part of Pampa’s day-to-day management.

Additionally, there are other committees hierarchically reporting to the Management Committee, such as:

i.       The Disclosure Committee, which is in charge of receiving, classifying and analyzing all the corporate information in order to determine which information should be relayed to the market, in what way and terms, and within the scope set forth by the local and/or foreign statutory regulations applicable to Pampa;

ii.      The Ethics Committee, which has a mission to oversee cases and make decisions on action to be taken regarding any behaviors, acts or events which, after being examined according to the procedures prescribed by each one of Pampa’s corporate governance policies in force, decide whether imply a severe policy violation;

iii.     The Cash Flow Committee, which has the purpose of reviewing, analyzing and monitoring Pampa’s cash flow; and

iv.    The Finance Committee, which is responsible for implementing Pampa’s general investment and indebtedness guidelines as established by the Management Committee

2.2    Minority Shareholder Protection

Pampa’s Bylaws include significant safeguards aimed at the protection of Pampa’s minority shareholders, such as:

•           Only one class of shares granting equal economic and political rights;

•           Special majorities of up to 66.6% of the votes to amend certain clauses of the Bylaws, such as those regarding the Audit Committee’s Internal Regulations;

•           Possibility to call a Shareholders’ Meeting upon request of shareholders representing at least 5% of the capital stock.

Pampa Energía • 2016 Annual Report • 20

2.3    Corporate Governance Policies

Code of Business Conduct – Ethics Hotline

Pampa has a Code of Business Conduct in place, updated in March 2017, which not only lays down the ethical principles that constitute the foundation of the relationships between Pampa, its employees and suppliers, but also offers the means and instruments that ensure transparency in the handling of matters and issues that may affect Pampa’s adequate management.

As part of the various corporate governance policies adopted in the course of 2010, Pampa’s Management Committee has approved the implementation of the Ethics Hotline as an exclusive channel to report, on a strictly confidential basis, any suspected misconduct or breach of the Code of Business Conduct.

Policy on Best Security Market Practices

This Policy has been implemented with the purpose of establishing certain restrictions and formalities regarding the trading of marketable securities, whether Pampa’s and/or any related companies’, in a stock exchange, thus ensuring higher transparency and guaranteeing that no Pampa employee may derive any economic advantage or benefit from the use of material non-public information about Pampa and/or any of its affiliates.

This Policy applies to Pampa and its subsidiaries’ employees deemed covered individuals, including, but not limited to, directors, members of the Supervisory Committee and senior management lines.

Policy on Related-Party Transactions

Pursuant to the CMA, all high-value transactions made between Pampa and individuals and/or legal entities which, pursuant to the applicable regulations in force, are considered ‘related parties’ will be subject to a specific preventive authorization and control procedure to be carried out under the supervision of Pampa’s executive legal department and involving both Pampa’s Board of Directors and its Audit Committee (as applicable.)

Board of Directors’ Self-Assessment Questionnaire

In line with the Code’s recommendations, in 2008 Pampa’s Board of Directors approved the implementation of a self-assessment questionnaire to annually examine and assess its own performance and management.

The Company’s executive legal department is in charge of examining and filing each individual questionnaire; afterwards, based on the results, it will submit to Pampa’s Board of Directors all measures deemed useful to improve the performance of the Board of Directors’ duties.

Policy on Material Information Disclosure

Pampa Energía • 2016 Annual Report • 21

In the year 2009, Pampa’s Management Committee approved the Relevant Information Disclosure Policy in order to regulate the basic principles guiding the operation of the processes to be followed when publishing information relevant to Pampa in accordance with the regulatory requirements imposed by the securities markets where Pampa’s securities are traded or those in which Pampa is a registered issuer.

Policy on Preliminary Approval for External Auditors’ Services

In the year 2009, Pampa’s Management Committee passed the Policy on Preliminary Approval for External Auditors’ Services, which standardizes an internal process for the Audit Committee to comply with its obligation to grant its prior approval to the hiring of External Auditors for the provision of any kind of authorized service to Pampa or any of its subsidiaries.

Fraudulent Practices Prevention Program

In the year 2010, in accordance with the provisions of the U.S. Foreign Corrupt Act and in addition to the Code of Business Conduct, Pampa adopted the Fraudulent Practices Prevention Program, which sets out the responsibilities, duties and methodology necessary to prevent and detect any misconduct and/or fraudulent behavior within Pampa and/or any Pampa Group company.

Safety, Labor Health, Environment and Products’ Quality

To continue complying with operating standards applicable to E&P, generation and power, refinery and petrochemicals processes within each activity’s ordinary course of business, on February 8, 2017 the Company's Board of Directors approved that the QSELH management, together with the different business areas and the ‘Casal, Romero Victorica & Vigliero’ law firm, should disclose the Company’s current prevention proceedings and plans and, if applicable, propose the necessary improvement actions.

Pampa Energía • 2016 Annual Report • 22

3.        Our Shareholders / Stock Performance

On November 14, 2016, the Company announced the results of the mandatory cash tender offers and the voluntary exchange offers of Petrobras Argentina’s shares in compliance with the provisions of the CMA, as a result of the acquisition of a controlling interest in Petrobras Argentina. As regards the voluntary exchange offers, on November 22, 2016 Pampa issued 28,294,006 common shares and 4,493,649 ADSs4.

As of December 31, 2016, Pampa held 1,836,494,690 outstanding common shares with a par value of AR$1 per share. The following table shows information on Pampa’s common shareholdings at the issuance of this Annual Report:

Holder	Number of Shares	Percentage of Capital
Management	370,308,017	20.2%
Other Shareholders	1,466,186,673	79.8%
Total	1,836,494,690	100.0%

On February 16, 2017, Pampa’s Extraordinary General Meeting of Shareholders approved the merger of Pampa Energía —as absorbing company— with Petrobras Argentina, PEISA and Albares —as absorbed companies—. Upon the completion of the merger, which procedure is subject to approval by the CNV, Pampa will issue 101,873,741 common shares and, consequently, its capital stock will amount to 1,938,368,431 common shares5.

Pampa is listed on the BCBA and is one of the Argentine companies with a greater weight on the Merval index (8.3494% since January 1, 2017). Besides, Pampa is one of the Argentine companies with a greater weight on the MSCI Frontier Markets Index denominated in US$ (2.66% as of January 31, 2017).

Pampa has a Level II ADS program listed in the NYSE, and each ADS represents 25 common shares.

 4For further information, see section 7.1: ‘Mandatory Cash Tender Offer and Voluntary Share Exchange Offer’ of this Annual Report.

 5For further information, see section 7.1: ‘Corporate Reorganization: Merger between Pampa and Petrobras Argentina’ of this Annual Report.

Pampa Energía • 2016 Annual Report • 23

The following chart shows the price evolution per share and Pampa’s traded volume on the BCBA from January 2006 to December 31, 2016:

* Priced adjusted according to preemptive subscription rights and issuances. Source: BCBA/Bloomberg.

The following chart shows the price evolution per ADS and Pampa’s traded volume on the NYSE from October 9, 2009 to December 31, 2016:

* Price adjusted as per issuances. Source: The Bank of New York Mellon/Bloomberg.

Pampa Energía • 2016 Annual Report • 24

4.    The Macroeconomic Context

4.1    Economic Activity

As of the third quarter of 2016, the economic activity suffered a 3.8% fall compared to the previous year's levels, mainly due to a 3.1% contraction in private consumption and an 8.3% decrease in gross fixed-assets investments compared to the same period of 2015, which was offset by a 1.9% increase in public expenditures. The sectors experiencing a higher contraction were construction, trade and the manufacturing industry. Besides, according to the Labor Indicators’ Survey (IEL, for its Spanish acronym) published by the Ministry of Labor, Employment and Social Security, 2016 showed practically no variations compared to the same period in 2015.

4.2    Price Trends

According to the GCBA’s Ministry of Finance, in 2016 the Cost of Living Index in the City of Buenos Aires experienced a 41% increase compared to the same period of the previous year. In 2016, the cost of living variation was mainly explained by the effects of the FX adjustment resulting from the elimination, in December 2015, of restrictions on the FX market and the increase in public utility tariffs.

Throughout this year, the CPI monthly average rate showed a declining trend; whereas it grew at an average 4.4% per month during the first semester, for the second semester it remained at about 1.5% per month. Furthermore, salaries, as measured by the RIPTE, showed an annual accumulated 32% rise as of November 2016.

4.3    Fiscal Situation

According to the MECON, in 2016 the primary fiscal deficit accounted for 4.6% of revenues. According to figures published by the AFIP, tax resources showed a 34.6% increase compared to 2015, which includes collections of AR$106 billion under the Tax Transparency program. Furthermore, current expenses showed a 42.4% variation compared to 2015.

4.4    Financial System

In the exchange market, the US$ currency closing ask price of BNA was AR$15.89/US$, showing a cumulative 21.9% increase compared to the end of 2015 and a 59.5% variation in the average exchange rate compared to the previous year. The BCRA’s reserves stock increased from US$25,563 million in December 2015 to US$38,772 million in December 2016. Moreover, the monetary base reached AR$822 billion, showing a 31.7% increase compared to the closing of 2015.

Pampa Energía • 2016 Annual Report • 25

4.5 Trade Balance

According to the INDEC, as of the third quarter of 2016, the current account deficit amounted to US$10.7 billion (which represents 2.3% of the GDP), mainly due to a US$9 billion deficit in the income account. In 2016, FOB value exports reached US$57.7 billion, 1.7% higher than in 2015, whereas CIF value imports amounted to US$55.6 billion, with a 6.9% year-over-year fall, thus reaching an equilibrium in the balance of trade in 2016. Primary exports grew by 17.7% compared to 2015, which was mainly due to a slight 0.2% improvement in agricultural manufactures, whereas industrial manufactures experienced a 6.6% decrease. In the case of imports, vehicles, consumables and capital goods increased by 33.5%, 9.1% and 2.2% respectively compared to 2015, and imports of fuels and lubricants, intermediate goods and parts and accessories for capital goods fell by 30.7%, 14.4% and 10.8%, respectively.

Pampa Energía • 2016 Annual Report • 26

5.     The Argentine Electricity Market

5.1    Generation

Evolution of Demand

During 2016, the demand for electricity remained stable, experiencing a 0.6% growth compared to 2015, with a total electricity demand volume of 132,950 GWh and 132,110 GWh for 2016 and 2015, respectively.

The following chart shows the breakdown of electricity demand in 2016 by type of customer:

Electricity Demand by Type of Customer

Source: ADEERA

Moreover, on February 24, 2017, there was a record-breaking demand for electricity, which reached 25,628 MW.

Peak Power Capacity Records

	2010	2011	2012	2013	2014	2015	2016
Capacity (MW)	20,843	21,564	21,949	23,794	24,034	23,949	25,380
Date	08-Mar	01-Aug	16-Feb	23-Dec	20-Jan	27-Jan	12-Feb
Temperature (ºC)	1.6	3.5	34.2	35.4	29.6	35.6	35.1
Time	19:45	20:18	15:10	14:20	15:05	14:13	14:35

Source: CAMMESA.

Pampa Energía • 2016 Annual Report • 27

Evolution of Electricity Supply and Fuel Consumption

Similarly, to what happened with the demand for electricity, during 2016 there was a 1.1% increase in power generation, with a generated volume of 136,135 GWh and 134,631 GWh for the years 2016 and 2015, respectively.

Thermal power generation remained as the main source to meet electricity demand, supplying an electricity volume of 90,067 GWh (66%), followed by hydroelectric power generation, which contributed 35,728 GWh net of pumping (26%), nuclear power generation with 7,677 GWh (6%),as well as renewable power generation with 2,663 GWh (2%). Additionally, there were imports for 1,470 GWh (11% lower than 2015), exports for 329 GWh (higher than the 55 GWh recorded in 2015), and losses for 4,326 GWh (5% higher than 2015).

Hydroelectric power generation was 9% lower than in 2015. Thermal power generation remained as the main source for electricity supply, both with natural gas and liquid fuels (GO and FO), and mineral coal. Nuclear generation recorded an 18% year-to-year increase.

The following chart shows the evolution of power generation by source (thermal, hydroelectric, nuclear, and renewable):

Generation by Type of Power Plant

In GWh, 2009 - 2016

Source: CAMMESA. Note: Including WEM and WEMSP. Hydroelectric power generation net of pumping.

During 2016, power generation facilities have recorded a marginal growth in their installed capacity compared to the previous year, totaling 33,901 MW. The main power plants commissioned in 2016 were the following: Atucha II (nuclear, 745 MW), Guillermo Brown (gas-fired thermal, 582.6 MW), CTLL’s TG unit (105 MW) and FO engines in Central Costanera (35.6 MW).

The following table describes the addition of new power units in 2016:

Pampa Energía • 2016 Annual Report • 28

Month	Company	Power Plant	Type	Location	Capacity (MW)
January	Núcleoeléctrica Arg.	CN Atucha II	Nuclear	Buenos Aires	24.7
	Enel	CT Costanera	Diesel	Buenos Aires	35.6
	National Government Trust / AES	CT Guillermo Brown	TG	Buenos Aires	148.5
February	EJESA	CT Emp. Jujeña de Energía Generación	Diesel	Jujuy	1.6
	SPSE	CT Río Chico	TG	Santa Cruz	35.0
June	ENARSA	CT Barranqueras	Diesel	Chaco	21.7
July	EDELAR	CT L. Robles	Diesel	La Rioja	0.9
		CT Chepes			1.7
		CT Olpas			1.8
		CT Portezuelo			2.6
		CT Tello			2.6
	Pampa	CTLL	TG	Neuquén	105.0
December	EPSE	CH Punta Negra	Hydro	San Juan	62.0
Installed capacity upgrade of existing power plants and other additions/deletions (net)					(35.7)
Total					408.0

Source: CAMMESA and Pampa Energía own surveys.

Finally, the following chart shows the composition of Argentine installed power capacity as of December 31, 2016:

Argentine Installed Power Capacity

100% = 33.9 GW

Source: CAMMESA.

Pampa Energía • 2016 Annual Report • 29

Regarding fuel supply for power generation, authorities have kept supply mechanisms in place, including the assignment of contracted natural gas volumes by power generation companies to CAMMESA for their administration aiming to optimize the consumption of natural gas destined for the most efficient generation units. Likewise, the country continued purchasing LNG and its re-gasification, as well as natural gas from the Republic of Bolivia. However, the natural gas supply remained insufficient to meet the power generation needs, and therefore authorities have continued to rely on the consumption of liquid fuels (FO and GO) for power generation to meet the demand. In this line, SE Res. No. 95/13, later ratified by SEE Res. No. 19/17, provided for the centralized management of commercial proceedings and the dispatch of fuels for power generation.

In 2016, consumption of natural gas for power generation had an 8% increase compared to the previous year (15.6 million dam3). FO consumption was 14% lower than in 2015, totaling 2.7 million tons. GO consumption increased by 6% compared to 2015. Finally, the consumption of mineral coal has decreased by 24% due to a lower availability of units using this type of fuel.

Price of Electricity

The energy authority has continued with the policy started in the year 2003, whereby the WEM spot price is determined according to the available power generating units’ variable cost of production with natural gas, even if said units are not generating electricity with such fuel (SE Res. No. 240/03). The additional cost for consumption of liquid fuels is recognized outside the specified market price as a temporary dispatch surcharge.

Regarding the generation capacity remuneration, in March 2013 the SE issued Res. No. 95/13 introducing a new capacity remuneration scheme, which was later adjusted pursuant to SE Res. No. 529/14, applicable to power generating companies adhering to such mechanism. In July 2015, the regulatory authority updated the remuneration parameters pursuant to SE Res. No. 482/15 with retroactive effects to February 2015. This resolution introduced new additional remuneration items such as incentives to production and efficiency of thermal generating units. In March 2016, the SEE passed Res. No. 22/16 updating remuneration prices established by SE Res. No. 482/15 effective as from February 1, 20166.

For those power generation companies outside the scope of the scheme provided for in SE Res. No. 95/13 and its amending provisions, the applicable regulation is still the same as that applicable since January 2002, which limits the determination of the short-term electricity price to AR$120 per MWh.

Lastly, on February 2, 2017, SE Res. No. 19/17 abrogated the remuneration scheme established by SE Res. No. 22/16 as from the economic transactions for the month of February 20177.

6For further information, see section 5.1: ‘SE Res. No. 95/13, 529/14, 482/15 and 22/16’ of this Annual Report.

7For further information, see section 5.1: ‘SEE Res. No. 19/17: New Remuneration Scheme for Old Capacity’ of this Annual Report.

Pampa Energía • 2016 Annual Report • 30

Evolution of WEM Prices

During 2016, the approved average monthly price for energy was AR$120/MWh, which is the maximum stipulated price.

On the other hand, the following chart shows the average monthly price that all electricity system users should pay so that the power grid would not run into a deficit. Such cost includes not only the energy price, but also the power capacity fee, the cost of generation with liquid fuels, such as FO or GO, and other minor items.

Average Monthly Monomic Price

In AR$/MWh

Source: CAMMESA.

SE Res. No. 95/13, 529/14, 482/15 and 22/16

SE Res. No. 95/13, published in the BO on March 26, 2013, provided for a new general-scope system replacing the remuneration scheme applicable to all the power generation sector (power generation companies, self-generators and co-generators), with the exception of power and/or energy traded under contracts regulated by the SE having a differential price, such as those set forth in SE Res. No. 1193/05, 1281/06, 220/07, 1836/07, 200/09, 712/09, 762/09, 108/11, and 137/11, as well as any other kind of power supply contract under a differential remuneration scheme established by the SE (the ‘Covered Generators’).

The new remuneration scheme applied to economic transactions as from the month of February 2013. However, its effective application to each specific power generation agent required each generator to waive any and all administrative and/or judicial claims it may have brought against the National Government, the SE and/or CAMMESA regarding the 2008-2011 Generators’ Agreement and/or SE Res. No. 406/03. Furthermore, each power generation agent had to commit to waive its right to file judicial and/or administrative claims against the National Government, the SE and/or CAMMESA regarding the above-mentioned Agreement and/or SE Res. No. 95/13. Those Covered Generators not meeting this waiver requirement would not be eligible for the new scheme, and would remain under the preexisting system.

Pampa Energía • 2016 Annual Report • 31

Within such framework, the Group’s generation companies waived all administrative and/or judicial claims against the National Government, the SE and/or CAMMESA regarding the 2008-2011 Agreement and/or SE Res. No. 406/03, as well as their right to file new claims relating to said items and periods. Res. No. 95/13’s new remuneration scheme applied to CTLL, CTG, CPB, CTGEBA in its CC and HPPL as from the relevant commercial transaction for the month of February 2013. In the case of HIDISA and HINISA, the application of said remuneration scheme started as from the relevant commercial transaction for the month of November 2013.

Fixed Costs Remuneration Scheme

Until February 2017, generators received a fixed costs remuneration based on their technology and production scale.

Technology and Scale	AR$ / MW-Hrp
TG Units with Capacity < 50 MW	152.30
TG Units with Capacity > 50 MW	108.80
TV Units with Capacity < 100 MW	180.90
TV Units with Capacity > 100 MW	129.20
CC Units with Capacity < 150 MW	101.20
CC Units with Capacity > 150 MW	84.30
HI Units with Capacity = 50 MW (Renewable)	299.20
HI Units with Capacity between 50 and 120 MW (Small scale)	227.50
HI Units with Capacity between 120 MW and 300 MW (Medium scale)	107.80
HI Units with Capacity > 300 MW (Large scale)	59.80
Internal Combustion Engines	180.90
Wind Farm Plant	-
Photovoltaic Solar Plant	-
Biomass/Biogas Plant – Solid Urban Waste	-

The method for calculating the fixed costs remuneration for conventional thermal generation equipment (TG, TV and CC) was variable based on the RA, the technology’s TA, the HA, and the time of the year.

SEE Res. No. 22/16 incorporated a 1.20 increase factor for hydroelectric power plants operating and maintaining control structures on river courses.

Pampa Energía • 2016 Annual Report • 32

Variable Costs Remuneration

Until February 2017, the calculation methodology for this remuneration was based on the total power generated by each type of fuel.

Thermal Power Units	Operating with (AR$ / MWh):
	Natural Gas	Liquid Fuels	Mineral Coal	Biofuel
TG Units	46.30	81.10		154.30
TV Units	46.30	81.10	139.00	154.30
CC Units	46.30	81.10		154.30
Internal Combustion Engines	74.10	111.20		148.30

Other Power Units	AR$ / MWh
HI Units	36.70
Wind Farm Plant	112.00
Photovoltaic Solar Plant	126.00
Biomass/Biogas Plant – Solid Urban Waste	Idem thermal, based on technology and scale for natural gas

Additional Remuneration

One portion of the Additional Remuneration was paid directly to the generator, whereas another was allocated to ‘new infrastructure projects within the electric sector’ as defined by the SE under a trust agreement.

Pampa Energía • 2016 Annual Report • 33

Classification	Destined to (AR$ / MWh):
	Power Generator	Trust
TG Units with Capacity < 50 MW	13.70	5.90
TG Units with Capacity > 50 MW	11.70	7.80
TV Units with Capacity < 100 MW	13.70	5.90
TV Units with Capacity > 100 MW	11.70	7.80
CC Units with Capacity < 150 MW	13.70	5.90
CC Units with Capacity > 150 MW	11.70	7.80
HI Units with Capacity = 50 MW	84.20	14.90
HI Units with Capacity between 50 and 120 MW	84.20	14.90
HI Units with Capacity between 120 MW and 300 MW	59.40	39,60
HI Units with Capacity > 300 MW	54.00	36.00
Internal Combustion Engines	13.70	5.90
Wind Farm Plant	-
Photovoltaic Solar Plant	-
Biomass/Biogas Plant – Solid Urban Waste	-

Remuneration for Non-Recurring Maintenance Works

This remuneration was based on the total generated electricity, was implemented through LVFVDs and was destined exclusively to the financing of major maintenance works, subject to the approval of the SE.

Technology and Scale	AR$ / MWh
TG and TV Units	45.10
CC Units	39.50
HI Units (Renewable, small and medium scale)	16.00
HI Units (Large scale)	10.00
Internal Combustion Engines	45.10
Wind Farm Plant	-
Photovoltaic Solar Plant	-
Biomass/Biogas Plant – Solid Urban Waste	-

Pampa Energía • 2016 Annual Report • 34

Incentives to ‘Production’ and ‘Operating Efficiency’

The ‘Production’ incentive consisted of a 15% or 10% increase in the remuneration of variable costs of thermal units operating with liquid fuels and gas/coal, respectively, provided their production during the calendar year exceeded by 25% or 50% their production capacity with the applicable fuel. The ‘Efficiency’ incentive consists of the acknowledgment of an additional remuneration equivalent to the variable cost remuneration for the percentage difference between the actual consumption and the reference consumption determined for each unit and fuel type. In the case of higher consumptions, the base remuneration will not be affected by variable costs. This incentive is still effective under SEE Res. No. 19/17.

Power Unit	Fuel (kCal / kWh):
	Natural Gas	Alternative (FO / GO / Mineral Coal)
TG Units	2,400	2,600
TV Units	2,600	2,600
Internal Combustion Engines	2,150	2,300
Large CC (TG > 180 MW)	1,680	1,820
Remaining CC	1,880	2,000

Resources for 2015-2018 FONINVEMEM Investments

This remuneration consisted of a specific contribution allocated to projects approved or to be approved by the SE under such regime. Specific contributions did not create acquired rights for the generator and, in case of breach of the construction and/or supply agreements, they could be reassigned by the SE.

Technology and Scale	AR$ / MWh
TG / TV / CC Units	15.80
HI Units	6.30
Internal Combustion Engines	15.80
Wind Farm Plant	-
Photovoltaic Solar Plant	-
Biomass/Biogas Plant – Solid Urban Waste	-

2015-2018 FONINVEMEM Direct Remuneration

This item consisted of the recognition of an additional remuneration to units installed under the 2015-2018 FONINVEMEM scheme equivalent to 50% of the additional remuneration. The term for the recognition of such remuneration would begin with the unit’s commercial commissioning and extend for a term not exceeding 10 years.

Pampa Energía • 2016 Annual Report • 35

Payment Priority

SE Res. No. 95/13 provided for two different payment priorities, to such effect excluding the application of SE Res. No. 406/03: (i) in the first place, payment of the Fixed Costs Remuneration, the recognition of fuel costs and the Variable Costs Remuneration; (ii) secondly, payment of the remuneration of frequency and regulation and short-term reserve services; and (iii) thirdly, payment of the Additional Remuneration.

Fuel Supply

With the purpose of optimizing and minimizing fuel supply costs to WEM plants, SE Res. No. 95/13 provided that generating agents may not renew or extend their fuel supply agreements upon termination and that fuel supply would be centralized in CAMMESA. This provision is still effective under SEE Res. No. 19/17.

Suspension of MAT Contracts

SE Res. No. 95/13 suspended the inclusion of new contracts into the MAT (excluding those derived from resolutions fixing a differential remuneration scheme), as well as their extension or renewal. Notwithstanding that, contracts in force as of SE Res. No. 95/13’s effective date will continue to be managed by CAMMESA until their termination. After the termination of these contracts, large users will have to acquire their supplies directly from CAMMESA pursuant to the conditions established by the SE to such effect. This provision is still effective under SEE Res. No. 19/17.

Implementation Criteria for SE Res. No. 95/13

CAMMESA classifications for new units are detailed below:

Pampa Energía • 2016 Annual Report • 36

Power Plant	Unit	Technology	Capacity
CTG	GUEMTV11	TV	<100 MW
	GUEMTV12	TV	<100 MW
	GUEMTV13	TV	>100 MW
	GUEMTG01	TG	>50 MW
CPB	BBLATV29	TV	>100 MW
	BBLATV30	TV	>100 MW
CTLL	LDLATG01	TG	>100 MW
	LDLATG02	TG	>100 MW
	LDLATG03	TG	>100 MW
HIDISA	ADTOHI	HI	between 120 MW and 300 MW
	LREYHB	HI	between 120 MW and 300 MW
	ETIGHI	HI	< 120 MW
HINISA	NIH1HI	HI	between 120 MW and 300 MW
	NIH2HI	HI	between 120 MW and 300 MW
	NIH3HI	HI	between 120 MW and 300 MW
CTGEBA	GEBATV10	CC / TV	>150MW
	GEBATG11	CC / TG	>150MW
	GEBATG12	CC / TG	>150MW
HPPL	PPL1HI	HI	between 120 MW and 300 MW
	PPL2HI	HI	between 120 MW and 300 MW
	PPL3HI	HI	between 120 MW and 300 MW

In the case of CTG, pursuant to Section 6 of SE Res. No. 482/15 and with the agreement of ‘Energía Plus’ generators, both the energy delivered to the spot market and the available power capacity not committed under the Energía Plus agreements in force during each period were compensated based on the items set out by such resolution, and the cost of the fuel provided by CAMMESA was not a part of the transaction.

SEE Res. No. 19/17: New Remuneration Scheme for Legacy Capacity

On February 2, 2017, the SEE issued Res. No. 19E/17, which replaces the remuneration scheme set forth by SE Res. No. 22/16 and establishes guidelines for the remuneration to generation plants as from the commercial transaction corresponding to February 1, 2017.

The resolution provides for remunerative items based on technology and scale, establishing US$-denominated prices payable in AR$ by applying BCRA’s exchange rate effective on the last business day of the month of the applicable economic transaction; the transaction's maturity will be that provided for in CAMMESA's Procedures.

Pampa Energía • 2016 Annual Report • 37

Remuneration for Available Power Capacity

Thermal Power Generators

The Res. provides for a minimum remuneration for power capacity based on technology and scale and allows generating, co-generating and self-generating agents owning conventional thermal power stations to offer Guaranteed Availability Commitments for the energy and power capacity generated by their units not committed under the Energía Plus service modality or under the WEM Supply Agreement pursuant to SE Res. No. 220/07.

Availability Commitments for each unit should be declared for a term of three years, together with information for the Summer Seasonal Programming (except for 2017, where information may be submitted within the term for the winter seasonal period), with the possibility to offer different availability values for summer and winter six-month periods.

Finally, generators will enter into a Guaranteed Availability Commitment Agreement with CAMMESA, which may assign it to the demand as defined by the SE. The committed thermal generators’ remuneration for power capacity will be proportional to their compliance.

Minimum Remuneration

It applies to generators with no Availability Commitments:

Technology / Scale	Minimum Price (US$ / MW-month)
Large CC Capacity > 150 MW	3,050
Large TV Capacity > 100 MW	4,350
Small TV Capacity ≤ 100 MW	5,700
Large TG Capacity > 50 MW	3,550
Internal Combustion Engines	5,700

Base Remuneration

It applies to generators with Availability Commitments:

Period	Base Price (U$S/MW- month)
May 2017 – October 2017	6,000
November 2017 onwards	7,000

Additional Remuneration

It is a remuneration for the additional available power capacity aiming to encourage Availability Commitments for the periods with a higher demand of the system. CAMMESA will define a Monthly Thermal Generation Goal for the set of qualified generators on a bi-monthly basis and will call for additional power capacity availability offers with prices not exceeding the additional price.

Period	Additional Price (US$/MW-month)
May 2017 – October 2017	1,000
November 2017 onwards	2,000

Pampa Energía • 2016 Annual Report • 38

Hydroelectric Generators

In the case of hydroelectric power plants, a base remuneration and an additional remuneration for power capacity were established. Power capacity availability is determined independently of the reservoir level, the contributions made, or the expenses incurred. Furthermore, in the case of pumping hydroelectric power plants, the following is considered to calculate availability: i) the operation as turbine at all hours within the period, and ii) the availability as pump at off-peak hours every day and on non-business days.

Base Remuneration

It is determined by the actual power capacity plus that under programmed and/or agreed maintenance:

Classification	Base Price (U$S/MW- month)
Medium HI Capacity > 120 ≤ 300 MW	3,000
Small HI Capacity > 50 ≤ 120 MW	4,500
Large Pumped HI Capacity > 120 ≤ 300 MW	2,000

Similarly, to the provisions of SE Res. No. 22/16, in the case of hydroelectric power plants maintaining control structures on river courses and not having an associated power plant, a 1.20 factor will be applied to the plant at the headwaters.

Additional Remuneration

It applies to power plants of any scale for their actual availability and based on the applicable period:

Type of Power Plant	Period	Additional Price (US$/MW-month)
Conventional	May 2017 – October 2017	500
	November 2017 onwards	1,000
Pumped	May 2017 – October 2017	0
	November 2017 onwards	500

As from November 2017, the allocation and collection of 50% of the additional remuneration will be conditional upon the generator taking out insurance, to CAMMESA’s satisfaction, to cover for major incidents on critical equipment, and the progressive updating of the plant's control systems pursuant to an investment plan to be submitted based on criteria to be defined by the SE.

Pampa Energía • 2016 Annual Report • 39

Other Technologies: Wind Power

The remuneration is made up of a base price of US$7.5/MWh and an additional price of US$17.5/MWh, which are associated with the availability of the installed equipment with an operating permanence longer than 12 months as from the beginning of the Summer Seasonal Programming.

Remuneration for Generated and Operated Energy

The remuneration for Generated Energy is valued at variable prices according to the type of fuel:

Technology / Scale	In US$ / MWh
	Natural Gas	Hydrocarbons
Large CC Capacity > 150 MW	5.0	8.0
Large TV Capacity > 100 MW	5.0	8.0
Small TV Capacity ≤ 100 MW	5.0	8.0
Large TG Capacity > 50 MW	5.0	8.0
Internal Combustion Engines	7.0	10.0

The remuneration for Operated Energy applies to the integration of hourly power capacities for the period, and is valued at US$2.0/MWh for any type of fuel.

In the case of hydroelectric plants, prices for Generated and Operated Energy are as follows:

Technology / Scale	In US$ / MWh
	Generated Energy	Operated Energy
Medium HI Capacity > 120 ≤ 300 MW	3.5	1.4
Small HI Capacity > 50 ≤ 120 MW	3.5	1.4
Large Pumped HI Capacity > 120 ≤ 300 MW	3.5	1.4

Pampa Energía • 2016 Annual Report • 40

Additional Remuneration for Low-Use Thermal Generators

The resolution provides for an additional remuneration for low-use thermal generators having frequent startups based on the monthly generated energy for a price of US$2.6/MWh multiplied by the usage/startup factor.

The usage factor is based on the Rated Power Use Factor recorded during the last rolling year, which will have a 0.5 value for thermal units with a usage factor lower than 30% and a 1.0 value for units with a usage factor lower than 15%. In all other cases, the factor will equal 0.0.

The startup factor is established based on startups recorded during the last rolling year for issues associated with the economic dispatch made by CAMMESA. It will have a 0.0 value for units with up to 74 startups, a 0.1 value for units recording between 75 and 149 startups, and a 0.2 value for units recording more than 150 startups. In all other cases, the factor will equal 0.

Repayment of Overhaul Financing

The resolution abrogates the Maintenance Remuneration and provides that, as regards the repayment of outstanding loans applicable to thermal and hydroelectric generators, credits already accrued and/or committed to the cancellation of such maintenance works will be applied first. The balance will be repaid by discounting US$1/MWh for the energy generated until the total cancellation of the financing.

Energía Plus

SE Res. No. 1281/06 establishes certain restrictions on the sale of electricity and implements the Energía Plus service, which consists of the offering of additional generation availability by generating agents. These measures imply that:

•           Hydroelectric and thermal generators without fuel contracts are not allowed to execute any new contract;

•           LU300 will only be allowed to contract their energy demand in the MAT for the electrical consumption corresponding to 2005 (‘Base Demand’) with the thermoelectric plants existing in the WEM;

•           The new energy used by LU300 in excess of the Base Demand must be contracted with Energía Plus generation at a price freely negotiated between the parties;

•           New agents joining the system must contract their whole demand under the Energía Plus service; and

•           New generation plants to be included in the Energía Plus service must have fuel supply and transportation contracts in place.

Under this system, CTG, EcoEnergía and CTGEBA provide the Energía Plus service to different WEM clients, which represents a hired power capacity of 279 MW.

If a generator cannot meet the power demand by an Energía Plus client, it should purchase that power in the market at the operating marginal cost. These generators currently have Power Availability agreements in force with other generators, whereby they can purchase power from other generators to support their contracts in case of unavailability and, in turn, they also act as selling parties supporting other generators in case their equipment is unavailable. These agreements are ranked with a lower priority than Energía Plus contracts and relate to surplus energy (energy committed to the Energía Plus contracts but not demanded by clients).

Pampa Energía • 2016 Annual Report • 41

Pursuant to Note No. 567/07 and its amending provisions, the SE has implemented the Surplus Demand Incremental Average Charge as the maximum price payable by LU300 for their Surplus Demand in case they do not have an effective Energía Plus service agreement. Currently these values amount to AR$650/MWh for GUMAs and GUMEs and AR$0/MWh for GUDIs.

Energía Plus contract values are denominated in US$; therefore, they are exposed to the nominal exchange rate and are based on the behavior of other WEM costs (mainly the WEM Agreements’ Surcharges), which represent the opportunity cost of the purchase of energy by large users. Since the addition of all these prices amounts to values equivalent to the generation cost, a number of customers choose not to enter into Energía Plus contracts. Consequently, generators have to sell their energy at the spot market, thus reducing their profitability margins.

WEM Supply Agreements – SE Res. No. 220/07

Aiming to modify the market conditions to encourage new investments and increase the generation offer, the SE passed Res. No. 220/07, which empowers CAMMESA to enter into ‘WEM Supply Commitment Agreements’ with WEM Generating Agents for the energy produced with new equipment. These will be long-term agreements denominated in US$, and the price payable by CAMMESA should compensate the investment made by the agent at a rate of return accepted by the SE.

CTLL and CTP have entered into agreements with CAMMESA under this resolution, which account for a hired power capacity of 281 MW8.

Agreement to Increase Thermal Generation Availability

In 2014, the National Government submitted a proposal to generators for the execution of an agreement for new thermal generation availability through the application of LVFVDs and the generators’ own resources. CTLL, CTG, CPB, HINISA and HIDISA entered into this agreement, which sets out the conditions for the incorporation of new generation capacity in CTLL through the installation of a high-efficiency gas turbine (105 MW), which was commissioned for service in mid-July 2016, and two engines (15 MW), which are scheduled to commission during the third quarter of 2017.

In 2015, the National Government submitted a proposal to generators for the execution of an agreement for new thermal generation availability through the application of LVFVDs and the generators’ own resources. CTLL, CTG, CPB, HINISA and HIDISA entered into this agreement, which sets forth the conditions for the incorporation of new generation capacity in CTLL through the installation of a high-efficiency gas turbine (105 MW), as well as investments in renewable energies. However, as of the date of this Annual Report, the agreement for the execution of these projects was not formalized, and was later cancelled with the implementation of SEE Res. No. 19/17.

8It includes CTLL’s TG04 power capacity, which is partially committed under this contract.

Pampa Energía • 2016 Annual Report • 42

SEE Res. No. 21/16: Call to Companies Interested in Offering New Generation Capacity9

As a result of the state of emergency in the national electricity sector, the SEE issued Res. No. 21/16 calling for parties interested in offering new thermal power generation capacity with the commitment to making it available through the WEM for the following periods: 2016/2017 summer; 2017 winter, and 2017/2018 summer. The conditions applicable to the generation capacity to be offered included: i) a minimum 40 MW power capacity for the plant; ii) each generating unit should have a minimum 10 MW power capacity; and iii) the equipment should have dual fuel consumption capacity (with certain exceptions).

Offerors filed their bids through two envelopes (a technical and an economic proposal). The economic proposal provided for a Fixed Price (US$/MW-month) and a Variable Price (not including fuels denominated in US$/MWh), and the awarded offerors were granted a ‘Wholesale Supply Agreement’ with CAMMESA on behalf of WEM’s large users and distribution companies.

Pampa’s generating subsidiaries submitted four offers, two of which were awarded. Furthermore, Pampa acquired a new 100 MW project for development10.

Measures for the Promotion of Renewable Energy Projects

In October 2015, Act No. 27,191 (regulated by Executive Order No. 531/16) was passed, which amended Act No. 26,190 on the promotion of renewable sources of energy. Among other measures, it provided that by December 31, 2025, 20% of the total energy demand in Argentina should be supplied with renewable sources of energy. To meet such objective, WEM's large users and CAMMESA should cover 8% of their demand with such sources by December 31, 2017, the percentage rising every two years until the objective is met. The agreements entered into with large users and the GUDIs shall not have an average price exceeding US$ 113/MWh.

Additionally, it provides for several incentives promoting the construction of renewable energy projects, including tax benefits (advance VAT reimbursement, accelerated depreciation in income tax, import duty exemptions, etc.) and the creation of the Fund for the Development of Renewable Sources of Energy destined, among other objectives, to the granting of loans and capital contributions, etc. for the financing of such projects.

MEyM Res. No. 71/16 launched the open call process called ‘RenovAr 1’. Pampa, through its generation subsidiaries, submitted four projects under this bidding call. Three out of the four projects were wind farms which, if awarded, would be installed in the Province of Buenos Aires with a total capacity of 200 MW, and the fourth project was a photovoltaic solar farm with a 100 MW power capacity to be installed in the Province of Catamarca. On October 7, the MEyM, through its Res. No. 213/16, awarded the successful bidders. The proposal for the 100 MW capacity Corti11 wind farm in the Province of Buenos Aires was one of the awarded projects.

The other three projects were not awarded in this first phase. However, the two remaining wind farm projects were submitted under RenovAr 1.5 round, which allowed for the presentation of unawarded projects with a maximum offered price of US$59.37/MWh for wind energy projects and US$59.75/MWh for solar energy projects, which are equivalent to the average prices of the projects awarded under the RenovAr 1 program. These projects also failed to be awarded in this stage12.

9 For further information, see section 7.3 of this Annual Report.

10 For further information, see section 7.3 of this Annual Report.

11 For further information, see section 7.3 of this Annual Report.

12 For further information, see section 7.3 of this Annual Report.

Pampa Energía • 2016 Annual Report • 43

5.2    Transmission

Evolution of the High-Voltage Transportation System

The following chart shows the evolution of the cumulative growth of the transformation capacity and of the number of kilometers of the high-voltage transmission system lines, compared to the percentage cumulative growth of peak demand since 1992.

Evolution of the Transmission System

Cumulative Growth (in %)

Source: Transener and CAMMESA.

As illustrated in the graphic above, the High-Voltage Transmission System has grown significantly since 2005, mainly due to the implementation of the 500 kV Transmission Federal Plan. The implementation of this Federal Plan has provided the SADI with more stability and better conditions to meet the rising demand.

Pampa Energía • 2016 Annual Report • 44

Transener’s Tariff Situation

The Public Emergency and Exchange Rate Regime Reform Act (Act No. 25,561) imposed the mandatory obligation on public utilities, such as Transener and its subsidiary Transba, to renegotiate their agreements in force with the Argentine Government while continuing supplying electricity services. This situation has significantly affected Transener and Transba’s economic and financial situation.

In May 2005, Transener and Transba signed with the UNIREN the Memorandums of Understanding specifying the terms and conditions for updating the Concession Agreements. The Memorandums of Understanding provided for the performance of an RTI before the ENRE and for the determination of a new tariff regime for Transener and Transba, which should have come into force in the months of February 2006 and May 2006, respectively. Moreover, the Memorandums provided the recognition of increased operating costs occurring until the RTI-based new tariff regime comes into force.

Since 2006, Transener and Transba have requested the ENRE to comply with the provisions set forth in the Memorandum of Understanding, pointing out ENRE’s failure to fulfill its commitments thereunder. The critical situation arising from such breach of duty and their availability to continue with the RTI process as the remaining commitments undertaken by the Parties remain in force and a new RTI-based new tariff regime is decided upon. Furthermore, Transener and Transba have timely filed their respective tariff claims pursuant to the provisions set forth in both Memorandums of Understanding and in Section 45 and related sections of Act No. 24,065, for its analysis, the holding of the relevant Public Hearing, and the definition of the new tariff scheme aiming to perform the expected RTI process.

Pampa Energía • 2016 Annual Report • 45

In order to begin rectifying the tariff scenario, in December 2010 Transener and Transba entered into a Supplementary Instrumental Agreement to the UNIREN’s Memorandum of Understanding with the SE and the ENRE, which mainly provided for the acknowledgment of a credit claim to Transener and Transba for cost fluctuations recorded during the June 2005–November 2010 period calculated as per the IVC established in the Memorandum of Understanding. These credits were assigned in consideration of disbursements by CAMMESA, which were executed through loan agreements.

Having collected these credits and still without the RTI, on May 13, 2013 and May 20, 2013, Transener and Transba, respectively, executed with the SE and the ENRE a Renewal Agreement, effective until December 31, 2015, which, among other provisions, acknowledged a credit claim for cost variations recorded during the December 2010 – December 2012 period calculated as per the IVC.

In view of the repeated delays in the implementation of the RTI provided in the Memorandum of Understanding, the SE and the ENRE successively extended the recognition of higher costs until November 2015. In May 2016, upon the expiration of the Renewal Agreement and without any remaining recognized credit claims, Transener and Transba continued collecting the loans granted by CAMMESA, which were disclosed as liabilities. Finally, on December 26, 2016, Transener executed a new agreement with the SE and the ENRE, whereby the SE:

•         Recognized credit claims for cost variation in favor of Transener and Transba in the amount of AR$1,502.9 million and AR$514.7 million, respectively, for the December 1, 2015-January 31, 2017 period;

•         Provided an investment plan for the October 2016-March 2017 period in the amount of AR$299.1 million for Transener and AR$121.4 million for Transba.

It is worth stressing that, even though both agreements will be in force until February 1, 2017, date the RTI’s tariff scheme became effective, as of December 31, 2016 the outstanding recognized credit claims amount to AR$736 million and AR$177 million for Transener and Transba, respectively.

Pampa Energía • 2016 Annual Report • 46

Connection and Capacity Differential (In AR$ Million)		Transba	Transener	Total
June 2005 – November 2010	Principal	59.6	121.7	181.3
	Interests	52.2	126.9	179.1
	Additional Interests	22.3	41.1	63.4
December 2010 – December 2012	Principal	240.2	592.4	832.6
	Interests	62.4	152.3	214.7
	Additional Interests	22.3	41.1	63.4
January 2013 – May 2014	Principal	210.4	544.9	755.3
	Interests	30.3	77.2	107.5
June 2014 – November 2014	Principal	161.1	502.4	663.5
	Interests	17.1	61.2	78.4
December 2014 - May 2015	Principal	123.8	373.3	497.2
	Interests	13.2	40.6	53.8
	Additional Interests	180.6	95.0	275.6
June 2015 – November 2015	Principal	136.6	413.6	550.2
	Interests	13.8	45.8	59.6
December 2015 – January 2017	Principal	514.7	1,502.9	2,017.5
Recognized Subtotal as of 12/31/2016		1,860.6	4,732.6	6,593.1
Accrued principal and interests		65.2	125.8	191.0
Recognized Total as of 12/31/2016		1,925.8	4,858.4	6,784.1

These FSs include the following income from the recognition of cost variations by the SE and the ENRE up to the amounts collected under the Loan Agreements:

Item (In AR$ Million)	Transba		Transener
	As of 12.31.2016	As of 12.31.2015	As of 12.31.2016	As of 12.31.2015
Principal	452.1	418.1	1,062.5	908.1
Interests	22.4	36.9	105.1	139.5
Total	474.5	455.0	1,167.6	1,047.6

Pursuant to the instruction provided by MEyM Res. No. 196/16, on September 28, 2016 the ENRE passed Res. No. 524/16 approving the program applicable to the RTI of the electric Power Transmission during 2016, which provides for the entry into force of the resulting tariff scheme as from February 2017.

The public hearing for the defense of the proposal was conducted in December 2016, where Transener requested a capital base of AR$12,214 million and AR$6,157 million, as well as regulated operation and maintenance revenues in the amount of AR$4,173 million and AR$2,112 million for Transener and Transba, respectively.

Pampa Energía • 2016 Annual Report • 47

On January 31, 2017, the ENRE issued Res. No. 66/17 and No. 73/17 establishing the tariffs applicable for the 2017/2021 five-year period, the recognized capital base being AR$8,343 million and AR$3,397 million and the granted regulated revenues amounting to AR$3,274 million and AR$1,499 million for Transener and Transba, respectively. Furthermore, the ENRE established the mechanism for adjusting the remuneration, the service quality system and the applicable penalties, the reward system and the investment plan to be executed by both companies during such period.

5.3    Distribution

In January 2016, the MEyM issued Res. No. 6 and 7, and the ENRE issued Res. No. 1 approving a new tariff scheme aimed to improve the distribution companies’ revenue and as part of the measures seeking to restructure the electricity sector. This new tariff scheme protects sectors that cannot afford the full cost of the service through the creation of a ‘Social Tariff’, as well as it is accompanied by a program aimed at reducing the consumption of electricity and provides for a monthly billing of electricity consumption to soften the impact of the increases on customers.

During the last few years following the execution of the Contract Renegotiation Memorandum of Understanding, the SE and the ENRE passed several transitory measures seeking to reduce Edenor's operating and asset deterioration resulting from the tariff freeze. The background and the current tariff situation are described below.

Memorandum of Understanding between Edenor and the Argentine Government

On February 13, 2006, Edenor entered into a Contract Renegotiation Memorandum of Understanding with the UNIREN, which established, effective as from November 1, 2005, a 23% increase in the average distribution margin which may not result in an increase in the average utility tariff above 15%, as well as a 5% average additional VAD increase to be allocated to certain specific investments in capital goods. Furthermore, it provided for the inclusion of a social tariff and established quality standards for the service to be rendered and a minimum investment plan in the electricity grid to be performed by Edenor.

SE Res. No. 32/15 and MMC Recognition

In view of the delay in the implementation of the Memorandum of Understanding and in order to fund expenses and investments associated with the ordinary operation of the public utility, on March 11, 2015 the SE passed Res. No. 32/15 granting Edenor a transitory income increase as from February 1, 2015 to be charged against the RTI to be performed. This income results from the monthly difference between a theoretical tariff scheme embodied in an annex of said resolution and the schemes then effective for each tariff category. Additionally, pursuant to this provision, the amounts collected under the PUREE program are deemed part of Edenor’s income. It should be pointed out that this resolution did not generate any increases in the tariff scheme applicable to customers, but was borne directly by the National Government. This resolution was rendered ineffective on February 1, 2016 with the issuance of SE Res. No. 6/16 and 7/16.

Pampa Energía • 2016 Annual Report • 48

Furthermore, pursuant to Appendix I of the Memorandum of Understanding, during the months of May and November 2016 Edenor filed both requests before the ENRE for the application of MMCs No. 20 and No. 21 corresponding to the November 2015-April 2016 and May 2016-October 2016 periods, respectively. MMC variations amounted to 32.244% and 14,358% as from May 1, 2016 and November 1, 2016 respectively.

ENRE Res. No. 347/12

In early 2016, ENRE Res. No. 347/12 remained in full force. This resolution provides for the application of a differential fixed amount to each of the different tariff categories, with the only exception of customers exempt from paying the tariff scheme provided for in ENRE Res. No. 628/08.

Such amounts —which continued to be deposited in a special account and are being used exclusively for the execution of infrastructure and corrective maintenance works in Edenor’s facilities within the concession area— are managed by the FOCEDE trust.

Subsequently, on January 29, 2016, ENRE Res. No. 2/16 was passed declaring the termination of the FOCEDE trust on January 31, 2016 and establishing a new system for the funds collected pursuant to ENRE Res. No. 347/12, which will no longer be deposited into such trust and managed by Edenor.

Loan Agreements – Extraordinary Investments Plan

Due to the delay in the RTI process, Edenor has obtained from the National Government the passing of several measures such as ENRE Res. No. 347/12 and SE Res. No. 250/13, as well as the granting of loan agreements to conduct the investments plan Edenor may find appropriate.

Pursuant to MEyM Res. No. 7/16, CAMMESA suspended, as from February 1, 2016 and until receiving further instructions, all effects from the executed loan agreements and the transfer of resources to distribution companies on behalf of the FOCEDE trust and, therefore, the new works plan will be financed exclusively with the tariff proceeds.

MEyM Res. No. 6 and 7 /16 and ENRE Res. No. 1/16

On January 27, 2016 and through Res. No. 6/16, the MEyM approved the quarterly summer reprogramming for the months of February through April 2016 within the WEM by fixing increases in electricity and power capacity costs, as well as expressed that they should be transferred to Edenor’s distribution tariff, with differential price schemes for residential customers reducing their consumption as compared with the previous year and those qualifying for the application of a new social tariff.

This resolution established new reference prices, making a distinction between prices applicable to users with supplies higher than 300 kW at approximately AR$770/MWh, and at AR$320/MWh for other users; a discount scheme for residential users obtaining energy savings, and AR$30/MWh for residential users framed under Social Tariff. For all users with a Social Tariff, 150 kWh-month are subsidized at a price of AR$0/MWh. This resolution also instructed the ENRE to apply Social Tariff to Edenor users meeting these criteria and a monthly payment of the utility bill.

Pampa Energía • 2016 Annual Report • 49

On January 27, 2016, pursuant to Res. No. 7/16, the MEyM instructed the ENRE to perform all necessary acts to fulfill Edenor’s RTI so that it may become effective before December 31, 2016. Furthermore, this resolution instructed the ENRE to adjust the VAD to be charged against the RTI in Edenor’s tariff schemes, to cancel the PUREE program and to suspend the loan agreements entered into with Edenor.

Furthermore, on January 29, 2016, the ENRE issued Res. No. 1/16 and 2/16. Pursuant to the first resolution, the ENRE approved the tariff scheme values effective as from February 1, 2016.

RTI Process

Based on the MEyM’s instructions and pursuant to Res. No. 7/16, the ENRE approved, through Res. No. 55/16, the Program for the Distribution RTI in 2016, establishing the criteria and methodologies for the RTI process and its schedule, including the applicable public hearing.

In furtherance of this Program, on September 5, 2016 Edenor filed its tariff proposal before the ENRE. It was pointed out that the presentation did not contemplate the value Edenor assigns to damages resulting from the failure to timely and properly implement the Memorandum of Understanding or the collection of income necessary to face the liabilities Edenor has incurred as a result of such breach. The public hearing was conducted on October 28, 2016.

On January 31, 2017, the ENRE issued Res. No. 63/17, which establishes the final tariff schemes, the review of costs, quality levels required and other Edenor’s rights and obligations as from February 1, 2017.

This resolution provides that the ENRE, as instructed by the MEyM, will limit the VAD increase as a result of the RTI process applicable as from February 1, 2017 to a maximum 42% of the VAD, and that the application of the new VAD’s balance value will be completed in two phases, the first one in November 2017 and the last one in February 2018.

Additionally, the ENRE will recognize Edenor the VAD difference resulting from the gradual tariff increase recognized in the RTI in 48 installments payable as from February 1, 2018, which will be incorporated into the resulting VAD value as of that date.

Pampa Energía • 2016 Annual Report • 50

Edenor’s Residential Tariff Positioning

Consumption: 275 kWh per month; monthly bill in US$ including taxes

Reference exchange rate: AR$15.85/US$. Source: Edenor.

Edenor’s Industrial Tariff Positioning

Consumption: 1,095 kWh per month; monthly bill in US$ cents including taxes

Note: Figures include taxes, except for VAT. Client with a peak demand of 2.5 MW in medium-voltage networks. Reference exchange rate: AR$15.85/US$. Source: Edenor.

Pampa Energía • 2016 Annual Report • 51

6.     The Argentine Gas and Oil Market

6.1    Hydrocarbon Exploration and Exploitation

The Argentine Energy Mix

Natural gas and oil constitute the main energy sources in the national primary energy mix. The following chart illustrates their share as of December 31, 2016:

Source: MEyM.

Natural Gas

During 2016, the total gross natural gas production increased to approximately 123 million m3/day, which represents a 4.6% increase compared to the volumes produced in 2015. This is mainly due to the continued production rise in the Neuquina Basin, which has increased its daily average contribution with the development of unconventional gas reserves in the area, thus compensating the decline in the remaining gas basins within the country.

As regards natural gas imports by the Argentine Government, the supply from Bolivia reached an average 15.7 million m3/day, a figure slightly lower than the 16.3 million m3/day volume recorded in 2015. In this same sense, the imports of LNG later injected in the national natural gas transportation system at the Bahía Blanca and Escobar ports, in the Province of Buenos Aires, recorded an average 12.7 million m3/day contribution in the year 2016, a volume slightly lower than that recorded in 2015 (14.6 million m3/day). Furthermore, the decline in the price of oil and its derivatives have resulted in an important reduction in the amounts spent by the Argentine Government for the importation of these products. In Addition, imports of LNG regasified in Chile started in the winter of 2016 and totaled 1.3 million m3 per day.

Based on the last annual information published by the MEyM, as of December 31, 2015 total natural gas reserves within the country reached 921,192 million m3, of which 38% are proven reserves. Compared with the same information as of December 31, 2014, reserves have recorded an 8.6% increase, mainly attributable to investments under the Gas Plan.

Pampa Energía • 2016 Annual Report • 52

Evolution of Natural Gas Production and Reserves*

In billion m3, 2006-2016

Source: MEyM. * There is no available information on reserves for the year 2016.

Crude Oil

Throughout 2016, total oil production amounted to 81 thousand m3 per day, a volume slightly lower than that recorded in 2015 (85 thousand m3 per day), continuing the downward trend in production recorded over the last fifteen years.

Based on the last annual information published by the MEyM on oil imports, during 2016 2.5 thousand m3/day were imported, a volume 214% higher than that recorded during 2015. This volume represented just 3.1% of the total domestic production during 2016. In 2016, oil exports amounted to 7.2 thousand m3/day, a volume 24% higher compared to 2015. This volume represented 8.8% of the total domestic production during 2016.

As of December 31, 2015, total oil reserves within the country reached 748,700 thousand m3, of which 51% were proven reserves. Compared with the same information as of December 31, 2014, total reserves have recorded a 0.5% decrease, of which 50% were proven reserves.

Pampa Energía • 2016 Annual Report • 53

Evolution of Oil Production and Reserves*

In million m3, 2006-2015

Source: MEyM. * There is no available information on reserves for the year 2016.

Amendment of the Argentine Hydrocarbons Law

On October 29, 2014, the National Congress enacted Law No. 27,007 amending Hydrocarbons Law No. 17,319. This Law incorporates new drilling techniques available in the oil industry, as well as changes mainly related to terms and extensions of exploration permits and exploitation concessions, canons and royalty rates, new legal concepts for the exploration and exploitation of unconventional hydrocarbons On-Shore and Off-Shore and a promotion regime pursuant to Executive Order No. 929/13, among other key factors for the industry. The main changes introduced by Law No. 27,007 are detailed below.

Unconventional Hydrocarbons Exploitation

The Law conferred a legal status to the concept of ‘Hydrocarbon unconventional Exploitation Concession’ created by Executive Order No. 929/13. The term ‘hydrocarbon unconventional exploitation’ is defined as the extraction of liquid and/or gaseous hydrocarbons by unconventional stimulation techniques applied in reservoirs situated in geological formations of schist rock or slate (shale gas or shale oil), tight sands, tight gas, tight oil, coal bed methane and/or deposits characterized, in general, by the presence of low permeability rocks.

Holders of exploration permits and/or hydrocarbon exploitation concessions will be entitled to request a hydrocarbon unconventional exploitation concession to the enforcement authority pursuant to the following terms:

•          The exploitation concessionaire may, within its area, request the subdivision of the existing area into new hydrocarbon unconventional exploitation areas and the granting of a hydrocarbon unconventional exploitation concession. Such request will be based on the development of a pilot plan seeking the commercial exploitation of the discovered reservoir pursuant to acceptable technical and economic criteria.

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•          Holders of a hydrocarbon unconventional exploitation concession also being holders of a preexisting and adjacent exploitation concession may request the unification of both areas as a single hydrocarbon unconventional exploitation concession provided they furnish convincing evidence of the geological continuity of both areas. Such request should be based on the development of a pilot plan.

Terms for Exploitation Concessions and Permits

The terms for the exploration permits will be established in each call for bids issued by the enforcement authority according to the exploration’s purpose (conventional or unconventional) and based on the following criteria:

i.       Conventional Exploration: the basic term is divided into two three-year periods plus an optional extension of up to five years. In this way, the maximum extension for exploration permits is reduced from 14 to 11 years;

ii.      Unconventional Exploration: the basic term is divided into two four-year periods plus an optional extension of up to five years, that is, reaching a maximum of 13 years; and

iii.     Exploration in the Continental Shelf and the Territorial Sea: the basic term is divided into two three-year periods plus an optional extension of one year each.

Upon the expiration of the basic term, the exploration permit holder will decide whether to continue exploring the area or to return it totally to the Government. The whole originally-granted area may be kept provided the obligations arising from the permit have been properly met. Upon the expiration of the basic term, the holder of the exploration permit will revert the whole area unless it exercises its right to use the extension period, in which case the reversion will be limited to 50% of the remaining area.

Exploitation concessions will have the following terms, which will be computed as from the granting resolution’s date:

i.      Conventional Exploitation Concession: 25 years;

ii.     Unconventional Exploitation Concession: 35 years; and

iii.    On-Shore and Off-Shore Exploitation Concession: 30 years.

Furthermore, the holder of an exploitation concession may, with a minimum one-year notice before the expiration of the concession, request the granting of indefinite extensions, for a 10-year term each, provided it has properly met its obligations as exploitation concessionaire, is actually producing hydrocarbons in the areas in question and files an investment plan consistent with the development of the concession.

The ban on simultaneously holding more than five exploration permits and/or exploitation concessions (whether directly or indirectly) has been lifted.

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Concession Extension

Law No. 27,007 grants the Provinces having already started the concession extension process a 90-day term to finish it based on the conditions established for each of them. All subsequent extensions will be governed by the Argentine Hydrocarbons Law.

Awarding of Areas

Law No. 27,007 calls for the drafting of an invitation to bid form, which will be jointly made by the SE and the provincial authorities, to which all calls for bids made by law enforcement authorities should adhere, and introduces a specific criterion for the award of permits and concessions on incorporating the specific parameter of ‘greater investment or exploration activity’ as tie-breaking, at the PEN or the Provincial Executive Branch’s duly supported discretion, as applicable.

Canons and Royalties

The amended Argentine Hydrocarbons Law has updated the exploration and exploitation canons established by Executive Order No. 1454/07. These canons may, in turn, be generally updated by the Executive Branch based on variations in the domestic market’s crude oil price. The updated values for each canon and royalty are detailed below.

Exploration Canon

The holder of the exploration permit will pay the canon on an annual basis, in advance, for each square kilometer or its fraction based on the following scale:

•           First period: AR$250 per km2 or fraction;

•           Second period: AR$1,000 per km2 or fraction; and

•           Extension: during the first year of the extension, AR$17,500 per km2 or fraction, with a 25% annual cumulative increase.

In this case, offsetting mechanisms will remain in place: the amount that the exploration permit holder should pay for the second period of the basic term and for the extension period may be readjusted by offsetting it with exploration investments actually made within the area, until reaching a minimum canon equivalent to 10% of the applicable canon per km2 during the period, which will be payable in all cases.

Exploitation Canon

The holder of the exploitation permit will pay a canon which will consist of an annual advance payment of AR$4,500 per km2 or its fraction.

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Royalties

Royalties are defined as the only revenue the jurisdictions holding title to the hydrocarbons will collect, in their capacity as grantors, from the production of hydrocarbons.

The 12% percentage the exploitation concessionaire should pay as royalties to the grantor on the proceeds derived from liquid hydrocarbons produced at wellhead will remain effective. The production of natural gas will bear a like percentage of the value of extracted and actually used volumes, and will be payable on a monthly basis.

Cash payment of royalties will be made based on the value of crude oil at wellhead less freight costs up to the base location for the definition of its commercial value. Payment in kind of royalties will only proceed when the concessionaire is assured a reasonable permanent reception. The possibility to reduce royalties up to 5% taking into consideration productivity, conditions and wells location also remains in place.

In case of extension, additional royalties for up to 3% regarding the applicable royalties at the time of the first extension, up to a total maximum of 18%, will be paid for the following extensions.

For the conduction of hydrocarbon conventional exploitation complementary activities as from the expiration of the granted concession and within the hydrocarbons unconventional exploitation concession, the enforcement authority may fix additional royalties of to 3% above the current royalties, up to a maximum 18%, as applicable.

The PEN or the Provincial Executive Branch, as applicable, acting in its capacity as granting authority, may reduce up to 25% the amount corresponding to royalties applicable to the production of hydrocarbons during a term of 10 years after the conclusion of the pilot project in favor of companies requesting a hydrocarbon unconventional exploitation concession within a term of 36 months as from Law No. 27,007’s effective date.

Finally, with the National Hydrocarbon Investment Plan’s Strategic Planning and Coordination Committee’s prior approval, royalties may be reduced up to 50% for tertiary oil recovery, extra-heavy oil and offshore products in view of their productivity, location and other unfavorable economic and technical characteristics.

Extension Bond

Law No. 27,007 empowers the enforcement authority to provide for the payment of an exploitation concession extension bond, the maximum amount of which will result from multiplying proven reserves at the expiration of the concession by 2% of the average price applicable to the specific hydrocarbon during a term of 2 years before the granting of the extension.

Exploitation Bond

The enforcement authority may provide for the payment of an unconventional exploitation concession extension bond, the maximum amount of which will result from multiplying proven reserves associated with the exploitation of conventional hydrocarbons at the expiration of the granted concession by 2% of the average basin price applicable to the specific hydrocarbons during a term of 2 years before the granting of the concession.

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Transportation Concessions

Transportation concessions (which had so far been granted for 35 years) will be granted for the same term than that granted for the exploitation concession where it originates, with the possibility of receiving subsequent extensions for up to 10 years each. Thus, transportation concessions originating in a conventional exploitation concession will have a basic 25-year term, whereas those originating in an unconventional exploitation concession will have a basic 35-year term, each plus any extension terms that may be granted. After the expiration of these terms, title to the facilities will be transferred to the National or Provincial Government, as applicable, by operation of law and without any charges or encumbrances whatsoever.

Uniform Legislation

Law No. 27,007 provides for two types of non-binding commitments between the National Government and the Provinces regarding tax and environmental issues:

i.       Environmental Legislation: It provides that the National Government and the Provinces will seek to establish a uniform environmental legislation primarily aiming to apply the best environmental management practices to hydrocarbon exploration, exploitation and/or transportation with the purpose of furthering the development of the activity while properly protecting the environment.

ii.      Tax System: It provides that the National Government and the Provinces will seek to adopt a uniform fiscal treatment encouraging the development of hydrocarbon activities in their corresponding territories in adherence with the following guidelines:

−    The gross receipts tax rate applicable to the extraction of hydrocarbons will not exceed 3%;

−    The freezing of the current stamp tax rate and the commitment not to charge with this tax any financial contracts signed in order to structure investment projects and to guarantee and/or warrant investments; and

−    The commitment by the provinces and its municipalities not to impose new taxes —or increase the existing ones— on permit and concession holders, except for service compensation rates, improvement contributions and general tax increases.

Restrictions on the Reservation of Areas to National or Provincial Government-Controlled Companies

The amendment of the Argentine Hydrocarbons Law restricts the National Government and the Provinces from reserving new areas in the future in favor or public or mixed companies or entities, irrespective of their legal form. Thus, contracts entered into by provincial companies for the exploration and development of reserved areas before this amendment are safeguarded.

Regarding areas that have not been reserved in favor of public companies and that have not yet been awarded under partnership agreements with third parties, associative schemes may be used, and in which case the participation of such companies during the development stage will be proportional to their investments. In this way, the ‘carry’ system during the areas’ development or exploitation stage has been done away with. Such system has not been prohibited for the exploration stage.

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Conventional and Unconventional Hydrocarbon Investment Promotion Regime

On July 11, 2013, the National Executive Branch passed Executive Order No. 929/13, which established the Investment Promotion Regime for the Exploitation of Hydrocarbons –both conventional and unconventional (the ‘Promotion Regime’) with the purpose of encouraging investments destined to the exploitation of hydrocarbons and the legal concept of hydrocarbons unconventional exploitation concession.

Law No. 27,007 extends the benefits of the Promotion Regime to hydrocarbon projects involving a minimum US$250 million direct investment, assessed at the time the hydrocarbon exploitation investment project is presented, to be invested during its first 3 years. Before the amendment, the Promotion Regime benefits reached investment projects denominated in foreign currency for a minimum US$1,000 million amount during a term of 5 years.

Holders of exploration permits and/or hydrocarbons exploitation concessions, and/or third parties associated with such holders and registered with the National Registry of Hydrocarbon Investments submitting this kind of projects will enjoy the following rights as from the third year of their respective projects’ execution:

i.      The right to freely market abroad 20% and 60% of the liquid and gaseous hydrocarbon production in the case of conventional and unconventional exploitation projects and in offshore projects, respectively, with a 0% export duty, if applicable, and

ii.      The free availability of 100% of the foreign currency resulting from the exportation of these hydrocarbons, provided the applicable projects have involved a minimum US$250 million entry of foreign currency into the Argentine financial market.

During periods in which the national production of hydrocarbons is insufficient to meet domestic supply needs pursuant to Section 6 of the Argentine Hydrocarbons Law, the subjects covered by the Promotion Regime will have, as from the third year as from the execution of their respective investment projects, the right to obtain a price not lower than the reference export price (without computing the incidence of any applicable export duties) from the exportable liquid and gaseous hydrocarbon percentage produced under such projects.

Pursuant to these investment projects, Law No. 27,007 provides for two contributions payable to the producing provinces where the investment project is conducted:

i.       The first one, payable by the project holder, for an amount equivalent to 2.5% of investment amount undertaken to be committed to corporate social responsibility projects, and

ii.      The second contribution, payable by the National Government, which will be determined by the Committee based on the size and scope of the investment project and which will be destined to infrastructure projects.

As of the issuance of this Annual Report, PEPASA has not submitted any investment projects under the Promotion Regime.

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Regulations Specifically applicable to the Gas Market

Producers’ Agreement – SE Res. No. 599/06 – ENARGAS Res. No. I-1410/10

In 2007, the Argentine Government and producers signed a Natural Gas Producers Agreement, the main goals of which were to secure supply of the domestic demand for gas and the gradual recovery in prices in all the market segments. The above agreement was approved by SE Res. No. 599/07 and provided for successive maturities for each segment, with the residential supply commitment as the last segment, expiring in December 2011. As a result, each segment’s market share was uniformly distributed among producers.

In October 2010, through Res. I-1410 issued by ENARGAS, the natural gas dispatch method was modified, placing a priority on the supply of the residential and CNG segments’ demand. As a result, each distribution company was able to request volumes above those committed under the Natural Gas Producers Agreement on a daily basis (SE Res. No. 599/07). This was the only method to request natural gas from producers for the residential segment after the expiration of such agreement in December 2011. In December 2011, the Argentine Government, through Res. No. 172/11 issued by the SE, temporarily extended the terms of the Producers Agreements on a unilateral basis, and thus allowed ENARGAS to continue using gas producers’ shares established in such Agreement.

Gas Plus Program

This program’s main appeal for gas producers is the free availability and commercialization of the extracted gas. In order to qualify, the producer should submit an investment project in new gas areas, in areas which have not been in production since 2004, or in areas with complex geological characteristics of compact sands or low permeability. Except for new entities, companies should be up-to-date with the payment of the production installments fixed pursuant to the Producers’ Agreement to join this program.

In May 2016, MEyM Res. No. 74/16 created the ‘New Natural Gas Projects Promotion Program’, and provided that no new projects may be submitted under this program, although approved projects would remain effective under the same conditions.

Gas Plan I

On February 14, 2013, Res. No. 1/13 was published in the BO. This resolution creates the Gas Plan I Program, which aims to evaluate and approve projects furthering the national self-supply of hydrocarbons through a gas production increase and its infusion into the domestic market, as well as to generate higher levels of activity, investment and employment in this sector.

Before June 30, 2013, any person registered with the National Registry of Hydrocarbon Investments created by Executive Order No. 1,277/12 may submit its project before the National Hydrocarbon Investment Plan’s Strategic Planning and Coordination Committee (the ‘Committee’). The National Government undertakes to pay a monthly compensation resulting from:

i.       The difference between the Surplus Injection price (US$7.5/MMBTU) and the price actually collected from the sale of the Surplus Injection, plus;

ii.      The difference between the Base Price and the price received from the Adjusted Base Injection.

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These projects will be in force for a maximum term of 5 years, with the possibility for renewal.

On April 26, 2013, the Committee’s Res. No. 3/13 was published in the BO, which regulates the Program and sets forth that any companies interested in participating in the Program should submit monthly affidavits to the Committee containing specifically-detailed documentation on injection, price, contracts, etc., so that they may, after meeting the methodology and terms specified therein, obtain the applicable compensation. Furthermore, the resolution expressly prohibits natural gas purchase and sale operations between producers and provides special considerations regarding new high-risk projects, investments control, the evolution of reserves and the Program’s auditing mechanism.

On July 11, 2013, pursuant to Provision No. 15/13 of the Committee, PEPASA was registered with the National Registry of Hydrocarbon Investments.

PEPASA has submitted several projects to the Committee’s consideration. On August 7, 2013, pursuant to Res. No. 27/13, the Committee approved a project for an increase in the total natural gas injection submitted by PEPASA, with retroactive effects to March 1, 2013.

On July 15, 2015, the Committee approved Res. No. 123/15 creating the Rules applicable to Acquisitions, Sales and Assignments of Areas, Rights and Interests under the Program. These rules provide that companies acquiring, selling or assigning areas, rights or interests should submit the applicable presentation within a term of 10 business days after the transaction is made. We would like to point out that PEPASA has filed the applicable presentation for operations conducted in the Rincón del Mangrullo area as required by these rules.

On January 4, 2016, Executive Order No. 272/15 was passed, which dissolved the Committee created pursuant to Executive Order No. 1,277/12 and provided that the powers assigned to this Committee would be exercised by the MEyM.

Gas Plan II

In November 2013, the Committee issued Res. No. 60/13, creating the Gas Plan II. Producers could submit projects to increase natural gas production levels until March 31, 2014. Such program was directed to companies without previous production or with a maximum injection limit of 3.5 million m3/d and included price incentives in the case of production increases and penalties involving LNG imports in the case of non-compliance with committed volumes. Furthermore, companies covered by the Gas Plan I and meeting the applicable conditions may request the interruption of their participation in that program and their incorporation into the current one. PELSA filed a presentation and was registered with the Committee on March 6, 2014 pursuant to Res. No. 20/14.

In March 2014, Res. No. 60/13 was amended by Res. No. 22/14 issued by the Committee, whereby the deadline for submission was extended through April 30, 2014, and the previous maximum injection limit was increased to 4.0 million m3/d.

In August 2014, the MECON, through Res. No. 139/14, introduced new changes to Res. No. 60/13 issued by the Committee, including, among others, the elimination of the previous maximum injection limit and the fixing of two annual registration periods. Petrobras Argentina made a presentation and was registered with this Program on January 30, 2015 pursuant to Res. No. 13/15 issued by the Committee.

In furtherance of the Committee’s Res. No. 123/15, Pampa modified its registration after the assignment of 100% of its blocks in the Austral Basin (Santa Cruz I and II) to YPF in March 2015 and 33.33% of its interests in Río Neuquén and 80% of its interests in Aguada Arena to YPF, as well as the assignment of 33.60% of its interests in Río Neuquén to Petrobras Operaciones S.A. in October 2016.

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We should also mention Res. No. 185/15, which created the ‘Program for the Promotion of Natural Gas Injection for Companies with No Injection’, the compensation mechanism of which is similar to the other Programs’.

On January 4, 2016, Executive Order No. 272/15 was passed, which dissolved the Committee created pursuant to Executive Order No. 1,277/12, and provided that the powers assigned to this Committee would be exercised by the MEyM.

On May 18, 2016 the MEyM passed the above-mentioned Res. No. 74/16 creating the New Natural Gas Projects Promotion Program. This provision replaces the program created by the Committee’s Res. No. 185/15. This new encouragement program seeks to attract new projects by companies not covered by either Gas Plan I or Gas Plan II, establishes specific requirements and will be effective until December 31, 2018.

Modification of Natural Gas Prices at Wellhead and Tariff Schemes for Consumers

On April 1, 2016 MEyMM Res. No. 28/16 was published, which determined PIST prices for natural gas for the residential segment as from its publication date, with price increases to producers ranging from 179% to 2056% according to the user category and the source basin13. Discounted prices were established for residential consumers that save 15% compared to the same period of the previous year. Furthermore, the Social Tariff category was created subject to limited eligibility criteria. This tariff subsidizes 100% of the natural gas price to residential users, who must only pay for the transportation and distribution components.

On the same day, the MEyM published Res. No. 31/16 instructing ENARGAS to conduct the RTI process set forth by Act No. 25,561 and granting a term of one year to such effect. Furthermore, it instructs the regulatory agency to update the current transitional tariffs for the natural gas transportation and distribution utility service under the Transitory Agreements, to be charged against the RTI to allow for the maintenance of operations and the making of investments.

Furthermore, MEyM Res. No. 34/16 established natural gas prices at wellhead for CNG consumption as from April 1, with increases of up to 254% based on the source basin, with a minimum price of AR$2.56/m3 at the Tierra del Fuego Basin and a maximum price of AR$3.16/m3 at the Neuquina Basin.

On April 13, 2016, MEyM Res. No. 41/16 established new natural gas prices for the power plant market segment, with an approximate 100% increase and an average price of US$4.88/MBTU, the Neuquina Basin outstanding with a price of US$5.53/MBTU.

After the implementation of the increases in the prices of natural gas of wellhead for the residential segment and as a result of the different legal actions initiated, the Government established caps on the increases provided for by MEyM Res. No. 28/16 in two opportunities. First, in June 2016 through MEyM Res. No. 99/16, the increase in final tariffs to residential users was limited to 400% of the tariff effective before March 31, 2016 (before the increase) applicable to the price invoiced by gas producers to distributors, and to 500% in the case of users of the P General Service category with full service (subcategories P1, P2, P3 and equivalent ones in the network-distributed undiluted propane; and including the natural gas acquisition cost). Afterwards, in July 2016 MEyM Res. No. 129/16 established the same 400% and 500% caps, but in this case over the total amount of the invoice for the same period of the previous year, irrespective of each user's consumption level. The resulting difference would also be discounted from producers’ invoices to distribution companies.

13 In the case of the Neuquina Basin, the smallest increase was granted for the R34 category, which rose from AR$1.51/m3 to AR$4.21/m3, and the largest increase was granted for the P1 and P2 General Service categories, which rose from AR$0.097/m3 to AR$1.77/m3.

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Later on, in response to the numerous legal actions brought against the tariff increases, on August 18, 2016 the CSJN upheld the nullity of the resolutions passed by the MEyM regarding the distribution companies’ residential users, mainly upon the failure to conduct an appropriate previous public hearing process. Thus, MEyM Res. No. 152/16 took the producers’ natural gas sales prices to residential users back to the values effective before the passing of MEyM Res. No. 28/16, and the new prices with 500% caps established MEyM Res. No. 129/16 remained effective for users of the P General Service category with full service. As regards residential users that would have benefited from the Social Tariff, the final billed amount may not exceed that applicable if MEyM Res. No. 28/16's tariff schemes had applied, taking into consideration the Social Tariff.

In September 2016, the public hearing with the attendance of all the interested parties was conducted, thus meeting the CSJN’s requirement.

Finally, on October 7, 2016 the MEyM published Res. No. 212-E/16, which established the new PIST prices for natural gas for the residential segment and CNG effective as from the same date. In the residential segment, increases in gas prices for producers ranged from 111% to 578% compared to tariffs effective before March 31, 2016, that is, an amount lower than that provided for in MEyM Res. No. 28/16, based on the user category and the gas source basin14, keeping the 500% cap for users of the P General Service with full service, and applying lower caps for residential users: 300% for R1 to R23 categories, 350% for R31 to R33 categories, and 400% for the R34 category (provided the final invoice exceeds AR$250). The Social Tariff created by the previous resolution and discounts for residential users saving higher than 15% in their consumptions compared to the same period of the previous year remained in force.

In the case of CNG, the decrease in gas prices for producers ranged between 14% and 21% compared to those provided for in MEyM Res. No. 34/16, with a minimum price of AR$2.20/m3 for the Tierra del Fuego Basin and a maximum price of AR$2.49/m3 for the Neuquina Basin.

This resolution provided that fixed-percentage increases would apply every six months, in the months of April and October each year, until the total elimination of subsidies in 2019, when market prices are expected to be reached. In the case of Patagonia, Malargüe and the Puna, prices are lower than in the rest of the country, and there is a gradual reduction of the subsidy, which will be totally eliminated just in 2022.

Later, on February 16, 2017, MEyM Res. No. 29/17 convened a public hearing to analyze new PIST prices for natural gas and propane gas for undiluted propane distribution service through grids that would be valid for six-month periods as from April 1, 2017 in line with the gradual reduction of subsidies established by MEyM Res. No. 212/16.

Regulations Specifically applicable to the Crude Oil Market

Right to Export Liquid Hydrocarbons

14 In the case of the Neuquina Basin, the smallest increase was granted for the R34 category, which rose from AR$1.51/m3 to AR$3.19/m3, and the largest increase was granted for the P3 General Service category, which rose from AR$0.25/m3 to AR$1.50/m3.

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On December 29, 2014, MECON Res. No. 1077/14 established new export rates based on the crude oil’s international price, which is determined based on the reference Brent’s value on the month corresponding to the export minus US$8.0/bbl. Under this system, the cut-off value is set at US$ 71/Bbl. That is, whenever the international price does not exceed US$71, the producer will pay export duties for 1% of that value. When the price is above US$80 (that is, an international price of US$72/bbl), variable withholdings will be settled.

MECON Res. No. 1077/14 was issued under the powers granted by the hydrocarbons export rights created in Section 6, Paragraph 2 of Law No. 25,561, and will be in force for a term of 5 years as from its enactment on January 6, 2002. This term was extended for a five-year term pursuant to Act No. 26,217, and later re-extended pursuant to Law No. 26,732, and was terminated as from January 6, 2017.

Agreement for the Transition to International Prices in the Argentine Hydrocarbon Industry

In December 2015, after the new Government took office, the elimination of the official foreign exchange control regulations had a direct impact on crude oil costs for refineries. Therefore, the National Government agreed on a crude oil price with producers and refineries in Argentina for 2016 aiming to reach a gradual convergence of the price of the crude oil barrel sold in Argentina to the international prices.

Later, on January 11, 2017, the National Government executed the Agreement for the Transition to International Prices in the Argentine Hydrocarbon Industry with producers and refiners with the same purpose of generating a gradual convergence of the price of the crude oil barrel sold in Argentina to the international prices.

Crude Oil Exports Promotion Program

On March 9, 2016, the MEyM passed Res. No. 21/16 creating a Crude Oil Surplus Exports Promotion Program once the domestic demand for Escalante crude oil from the Golfo San Jorge Basin is met, effective from January 1, 2016 to December 31, 2016. The promotion payments will be made as long as the Brent oil average price does not exceed US$47/bbl two days before and two days after the shipment. The compensation payable by the Argentine Government will amount to US$7.50/bbl, provided the conditions detailed in such resolution are met. This resolution has not been extended for 2017.

6.2    Midstream

Regulations Specifically applicable to Gas Transportation

Public Emergency Act and Exchange Rate Regime Reform Act No. 25,561, which was passed and enacted during the first days of the month of January, 2002 and later extended on several occasions, provided for the turning into pesos of utility services; consequently, the transportation tariff has remained unchanged in AR$ since 1999, despite the sharp increase in price indexes and operating costs. As a result of this situation, tariffs in this segment suffered a significant lag when compared to the important increases in other macroeconomic variables, which directly affected operating costs thus deteriorating the company’s economic and financial situation.

The tariff freeze continued until April 2014, when a mere 20% increase was obtained as a result of the implementation of the 2008 transitory agreement. Later on, effective as from May 1, 2015, an additional 44.3% increase in the natural gas transportation tariff and a 73.2% increase in the CAU were granted.

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Throughout 2016, TGS continued conducting the relevant procedures aimed at the implementation of the transitory agreement signed with the National Government on February 24, 2016 and the holding of the public hearing to perfect the RTI.

Within this context, on March 29, 2016, the MEyM issued Res. No. 31/16 which, among other measures, instructed ENARGAS to conduct the previously mentioned RTI process and to grant a transitory tariff increase until its conclusion. In furtherance thereof, on March 31, 2016 ENARGAS passed Res. No. 3724/16 approving the new tariff schemes for the natural gas transportation utility service and the CAU, granting a 200.1% increase effective as from April 1, 2016.

As a result of the tariff increases granted by ENARGAS to concessionaires of the natural gas transportation and distribution utility service and the increase in the PIST, several legal actions were brought seeking the nullity of the approved increases. Later on, on August 18, 2016, the CSJN partially upheld the ruling passed by the Chamber, thus establishing the obligation to hold a public hearing for setting natural gas tariffs and prices without market intervention and declaring the nullity of MEyM’s Res. No. 28/16 and 31/16 regarding residential users, for which tariff schemes were taken back to the values effective as of March 31, 201615.

After the holding of the public hearing, on October 6, 2016 ENARGAS issued Res. No. 4054/16. The terms of this resolution are the same as those provided for in ENARGAS Res. No. 3724/16 regarding the 200.1% transitory tariff increase, the execution of the investment plan and the restrictions on the distribution of dividends until this plan is perfected. These tariff schemes have been effective since October 7, 2016. This delay has had a negative effect estimated at AR$423 million, which entailed a delay in the execution of the highly-demanding investment plan, the conclusion of which is estimated for the end of 2017.

The public hearing was finally held on December 2, 2016 and launched the RTI process, which will finish with the publication of the tariff scheme to be effective as from April 1 and for the following 5 years. In the course of this hearing, TGS presented its tariff proposal, which consists of:

•         The determination of the capital base or asset value;

•        The presentation of an investment plan for the 2017 – 2021 period in an approximate average annual amount of AR$1,400 million for the five-year period which, compared to the amount invested in fiscal year 2015, represents a 665% increase; and

•         An estimate of exploitation expenses.

The holding of this public hearing is of paramount importance in the RTI process as ENARGAS will take this information into consideration for the determination of the future regulatory framework and the new tariff schemes.

15 For further information, see item 6.1: Modification of Natural Gas Prices at Wellhead and Tariff Schemes for Consumers of this Annual Report.

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Regulations Specifically applicable to the LPG Business

In 2016, TGS continued participating in the program for the supply of butane for gas carafes at subsidized prices pursuant to Executive Order No. 470/15, which provides LPG to lower-income sectors. As in previous periods, under these programs TGS is obliged to sell these products below market prices, which, under certain conditions, results in negative operating margins. This is an untenable situation, and negotiations are under way with the National Government to reach an immediate solution.

Regarding the Agreement for the Supply of Propane Gas to Grids, on October 6, 2016 the MEyM issued Res. No. 212/16 establishing a new price for propane. Finally, for the cancellation of credits outstanding as of December 31, 2015, BONAR 2020 bonds were granted. Although as of the date hereof credits from propane for grids for fiscal year 2016 and the first months of 2017 are still pending payment, efforts are under way to rectify the situation.

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6.3    Downstream

The Argentine Liquid Fuels Market

In 2016, the domestic liquid fuels market —gasoline and GO— decreased to 19.6 million m3, or 1.2%, compared to 2015.

According to the MEyM, the volume of GO sales in the domestic market decreased by 2.8%, to 11.8 million m3 in 2016, whereas the gasoline market grew by 1.3%, with sales volumes amounting to 7.8 million m3 in 2016.

As of December 2016, the CNG market decreased by 5.4% compared to the year-to-date value as of the same month in 2015, with sales volumes amounting to 2.8 million m3, and a 1.2% market share for Pampa’s own gas stations.

Regulations Specifically applicable to Refining, Transportation, Marketing and Distribution

In 2016 and pursuant to SRH Res. No. 5/16, the SRH established the specifications applicable to fuels sold in the national territory, thus superseding SE Res. No. 1.283/06 and its amending provisions.

Under SE Res. No. 1,283/06 and its amending provisions, the quality parameters and application times established for the GO were impossible to apply properly and on time. This caused major economic damages for the industry and the National Government, which had made refining companies under the Oil Industry Chamber file several requests for revision and enhancing proposals.

SRH Res. No. 5/16 sets new terms and establishes that the maximum sulfur content allowed in GO grade 2 will be 500 mg/kg for areas with a high population density and 1,500 mg/kg for areas with a low population density, and includes provisions applicable to GO for power generation. Furthermore, as from January 2019, cities with more than 90,000 inhabitants will be deemed high population density areas, and the maximum sulfur content allowed in GO areas with a low population density will be reduced to 1,000 mg/kg. As from January 2022, the distinction between high and low population density areas will be eliminated, and the maximum sulfur content allowed for GO grade 2 will be consolidated at 350 mg/kg. As regards GO grade 3, the maximum sulfur content is set at 10 mg/kg. To meet such parameters, the resolution calls on oil companies to submit to the SRH a detailed schedule of their investment program. Pampa has timely and properly filed this presentation.

Additionally, the resolution provides that the maximum sulfur content in FO will be 7,000 mg/kg. Refineries not meeting this specification should file an adjustment plan. Pampa submitted this plan and the authorities notified the Company that it was authorized to dispatch FO with a maximum 1% sulfur content from the RBB until June 2018.

Pampa Energía • 2016 Annual Report • 67

Main Provisions regarding Maximum Sulfur Content (mg/kg) in Fuels
Current regulation		SE Res. No. 1283/06	SRH Res. No. 5/16
Effective Date		Until June 2016	From June 2016	From January 2019	From January 2022
GO Grade 3		10	10	10	10
GO Grade 2	High population density areas(1)	500	500	500(4)	350
	Low population density areas(2)	1,500	1,500	1,000
FO		10,000	7,000(3)	7,000	7,000

1 It comprises the City of Buenos Aires, the districts of Greater Buenos Aires, the cities of Rosario, Mar del Plata and Bahía Blanca, and all the capital cities of provinces with the exception of Rawson, Río Gallegos and Ushuaia. 2 Rest of the country not included in (1). 3 Refineries not meeting this specification should file an adjustment plan to meet the sulfur maximum limit within a term of 24 months. 4 It includes the cities with more than 90,000 inhabitants.

Furthermore, the liquid fuels tax exemption on the sale of biodiesel continued in 2016.

Pampa Energía • 2016 Annual Report • 68

7.     Relevant Events for the Fiscal Year

7.1    Acquisition of Petrobras Argentina

On March 3, 2016, Petrobras Brazil and Pampa began the exclusivity period to negotiate the acquisition by Pampa of the whole capital stock of PPSL, which in turn held 67.1933% of the capital stock and voting rights in Petrobras Argentina (hereinafter, the ‘Transaction’.)

On May 12, 2016 Pampa’s Board of Directors and Petrobras Brazil’s Executive Board approved the final terms and conditions of the Transaction and, after obtaining the applicable corporate approvals, on May 13, 2016 Petrobras Holland, a subsidiary of Petrobras Brazil, and Pampa executed a share purchase agreement (the ‘Share Purchase Agreement’) for the Transaction. The base price amounted to US$892 million, which represents a value of US$1,327 million for 100% of Petrobras Argentina's capital stock, subject to certain adjustments payable at the closing of the Transaction. Simultaneously with the execution of the Share Purchase Agreement, Pampa deposited 20% of the base price in an escrow account opened with Citibank, N.A.

The parties agreed that the closing of the Transaction would take place once Petrobras Argentina refinanced Series S CBs for US$300 million maturing in 2017 and upon the release of the collateral granted by Petrobras Brazil to guarantee the commitments under such CBs (the ‘Refinancing’.) On July 14, 2016 the Refinancing was successfully concluded with the issuance of Series T CBs for US$500 million maturing in 2023 and an initial annual 7.5% yield. The repayment of principal is stipulated in a single installment upon maturity at a 7.375% interest rate payable semi-annually.

Pursuant to the Refinancing and since all conditions precedent had been met, on July 27, 2016 the Company closed the Transaction and, consequently, the indirect change of control over Petrobras Argentina. Following the application of the adjustments stipulated in the Share Purchase Agreement, the Transaction price amounted to US$897.2 million, which represented a value of US$1,335 million for 100% of Petrobras Argentina's capital stock.

On August 16, 2016, ENARGAS approved the acquisition of the Transaction and, indirectly, of 50% of CIESA’s capital stock.

As part of the Transaction, it was agreed that, after the closing of the Transaction and subject to approval by Petrobras Argentina’s Board of Directors, an affiliate of Petrobras Brazil would acquire 33.6% of all rights and obligations in Petrobras Argentina’s concession over the Río Neuquén for an amount of US$72 million, in line with the valuation reports submitted to the Board of Directors by Citigroup Global Markets Inc. and Gaffney, Cline & Associates, a renowned international consulting firm specializing in the valuation of oil and gas companies. It was also agreed that, after the closing of the Transaction, an affiliate of Petrobras Brazil would acquire from Petrobras Argentina 100% of all rights and obligations under the Operating Agreement entered into by Petrobras Argentina Bolivia branch and Yacimientos Petrolíferos Fiscales Bolivianos regarding the Colpa and Caranda areas in Bolivia, subject to the necessary approvals by the Bolivian authorities. This asset had a negative value of US$20 million according to the valuation of the area made by Citigroup Global Markets Inc. Therefore, the net value for the acquisition of the interest in the Río Neuquén area and all rights and obligations under the Colpa and Caranda Operating Agreement amounted to US$52 million, which was paid for and assigned to Petrobras Operaciones S.A., an affiliate of Petrobras Brazil, on October 27, 2016.

Pampa Energía • 2016 Annual Report • 69

Furthermore, simultaneously with the execution of the Share Purchase Agreement, YPF agreed to acquire 33.33% of the Río Neuquén area at the price of US$72 million indicated above, as well as an 80% interest in the Aguada de la Arena area for US$68 million. On October 14, 2016 such interests were assigned to YPF.

Finally, on November 21, 2016, Pampa and Petrobras Brazil agreed on certain adjustments to the final price of the Transaction, which was set at US$900.4 million.

Transaction’s Financing

Company’s Funds

Pampa contributed US$213.4 million in cash, including part of the 20% advance over the base price paid upon the execution of the Share Purchase Agreement on May 13, 2016, as well as the post-closing adjustments.

Furthermore, on July 25, 2016 the Company agreed on the granting of an intercompany loan by PEPASA for the amount of US$85 million at an annual 8.45% interest rate for a term of 60 days, automatically renewable for 30-day periods for up to 180 additional days.

Sale of TGS

On March 9, 2016, Pampa’s Board of Directors resolved to start the negotiations on a possible sale of its indirect interest in TGS.

On April 22, 2016, Pampa agreed with Harz Energy, a subsidiary of the Neuss Group, on a 45-day exclusivity period to close the sale of the capital stock and rights indirectly held by the Company in TGS. Upon the expiration of this exclusivity period on June 27, 2016, the Company relaunched the sales process for other interested parties.

On July 19, 2016, Pampa entered into a contract with GIP (led by the Sielecki family), WST SA (members of Grupo Werthein), and PCT LLC (jointly, the ‘Purchasers’) for the sale of the 25.5% capital stock and rights Pampa indirectly held in TGS through the holding of 100% of PEPCA's shares, a company which owns 10% of the share capital and rights over CIESA, which in turn owns 40% of the share capital of TGS. The base price for the sale of TGS was agreed at US$241 million, subject to certain adjustments, and the Purchasers agreed to take on the risk in case the necessary regulatory approvals were not obtained.

Concurrently with the execution of TGS’s sale documents, the Purchasers paid to the Company US$8 million as part of the purchase price. Simultaneously with the closing of the Transaction by Petrobras Argentina, on July 27, 2016 the sale of TGS was closed, being its final price amounting to US$241 million as well as US$153 million paid by the Purchasers, which jointly with the US$8 million collected upon the execution of the documents were allocated to the payment of the Transaction price. The balance, amounting to US$80 million, was agreed to be paid off no later than February 15, 2017, at a 5% annual interest rate.

On August 16, 2016, ENARGAS approved the sale of TGS.

Furthermore, Pampa acquired an option, valid until February 2017, to swap the rights as sole beneficiary of the CIESA Trust for 40% of shares of CIESA held by Petrobras Argentina. On January 17, 2017 Pampa exercised such option; consequently, GIP and PCT LLC assigned to PHA the CIESA trust in exchange for 40% of CIESA’s shares through PHA and Petrobras Argentina. Thus, GIP, PCT LLC and Pampa’s direct and indirect interests in TGS remain unaltered as a result of the swap, which was approved by ENARGAS on December 29, 2016.

Pampa Energía • 2016 Annual Report • 70

Furthermore, on January 17, 2017 GIP, PCT LLC and WST S.A. paid to Pampa and PISA the purchase price balance of US$80 million plus interests.

Syndicated Loan

On July 26, 2016, Pampa entered into a syndicated loan agreement with the bank syndicate composed by Deutsche Bank, Citibank, ICBC, Banco Galicia, Crédit Agricole and Banco Hipotecario. The loan was originally granted for an amount of up to US$700 million and was later extended to up to US$750 million approximately as a result of the incorporation of Crédit Agricole and Banco Hipotecario into the syndicate and in view of legislative changes which made it easier for ANSES to dispose of its assets, specifically shares among which there was an approximate 11.8% shareholding of Petrobras Argentina.

However, as a result of the sale of TGS detailed in the previous section and since such net funds were used to finance the Transaction, commitments under the Syndicated Loan decreased by approximately US$150 million, being the final committed amount of US$600 million, made up of US$450 million and AR$2,956 million (originally, AR$2,205 million). The main conditions were as follows:

Free availability to use the commitments during 6 months after the execution of the Syndicated Loan;

•         Repayment 12 months from the funds disbursement date; and

•        The amounts disbursable in the US$ tranche will accrue interest at a LIBOR rate plus a margin of 7% for the first 6 months as from the execution date, 7.25% in months 7-9, 7.50% in months 10-12, 9.00% in months 13-15, and 9.50% in months 16-18. Amounts drawn down under the AR$ tranche will accrue interest at the corrected Badlar rate plus a 5.50% margin, which was later modified.

As of the closing of the Transaction, the Syndicated Loan financed US$271 million from the US$ tranche. The AR$ tranche was exclusively destined to finance the mandatory cash tender offer for the remaining 32.8% of Petrobras Argentina Pampa should conduct to meet the requirements of the CMA16. On November 22, 2016, a new disbursement was made to finance part of such offer in the amount of AR$2,956 million, AR$ 1,500 million of which accrue interest at an annual 27.5% fixed rate and the rest at the Badcor rate plus an annual 3% margin.

On December 7, 2016, Pampa partially repaid US$130 million of the US$ tranche and AR$1,000 million of the AR$ tranche. Finally, as of the issuance of this Annual Report, Pampa fully cancelled all outstanding balances under the US$ and AR$ tranches.

YPF Financing

On May 13, 2016, Pampa entered into a loan agreement with YPF whereby YPF committed to disburse US$140 million, out of which US$120 million were destined by Pampa to partially finance the Transaction.

The loan maturity operated 18 months as from the total disbursement of the funds committed at an annual nominal 5% rate. Furthermore, on October 14, 2016, Pampa made a partial early cancellation of the loan in the amount of US$20 million.

16 For further information, see section 7.1 ‘Mandatory Cash Tender Offer and Voluntary Share Exchange Offer’ of this Annual Report.

Pampa Energía • 2016 Annual Report • 71

The parties agreed that YPF would assign and transfer to Petrobras Argentina all its rights and obligations under the loan agreement entered into with Pampa to pay off the price balance owed by YPF to Petrobras Argentina under the agreements for the transfer of 33.33% of all rights and obligations over the Río Neuquén concession and 80% of all rights and obligations over the Aguada de la Arena concession.

EMES Loan

On May 11, 2016, EMES, an investment vehicle let by the main officers of Pampa and with participation of other international investors, entered into an agreement with the Company pursuant to which EMES granted a loan in the amount of US$50 million. The execution of the EMES Loan was a condition precedent requested by the Syndicated Loan’s creditors.

20% of the loan was disbursed upon the execution of the Share Purchase Agreement, and the balance was disbursed at the closing of the Transaction. As this was a related-party transaction, it was submitted before Pampa’s Audit Committee for consideration, which determined it was reasonably conducted under normal and ordinary market conditions. Its main terms were as follows:

•         It will bear no interest or just a nominal interest rate, except in the case of cash repayment;

•        Before the expiration of the exchange offer or the merger between Pampa and Petrobras Argentina, the Company will have to cancel the total amount owed under the EMES Loan, and EMES will have to accept the number of Pampa’s ADRs resulting from dividing the loan principal by the average market price per ADR of the Company at the NYSE on the 30 business days before the Share Purchase Agreement execution date;

•        The EMES loan will mature one year as from the Share Purchase Agreement’s execution date and, should all or any part of the debt fail to be converted under the stated conditions, it will be payable in cash upon maturity, increased to an annual 7% interest rate. The payment of the EMES Loan in cash is subject to the full repayment of the Syndicated Loan.

Furthermore, it was agreed that, should the Syndicated Loan be insufficient to face the payments due to all holders of Petrobras Argentina’s shares opting to exchange their holdings for cash under the mandatory tender offer, on July 25, 2016 the Company executed a loan agreement with Grupo MTRES S.A., an investment vehicle headed by certain controlling shareholders of the Company, for up to US$25 million, which would only be disbursed upon the Company’s request. If granted, the loan would mature 12 months as from the Transaction’s closing date at an annual 7.5% interest rate, provided the Syndicated Loan is fully repaid.

On October 25, 2016, Pampa and EMES agreed to cancel the granted loan with the partial assignment of the PPSL loan’s principal for an amount of US$77.4 million. On November 1, 2016, PPSL paid off its debt with EMES through the delivery of 11.1 million Petrobras Argentina ADRs, as they participated in the voluntary exchange offer for Pampa’s ADRs17.

Mandatory Cash Tender Offer and Voluntary Share Exchange Offer

Pursuant to the provisions of Sections 87 and following ones of the CMA and Section II, Chapter II, Title III of the CNV provisions on mandatory tender offers on account of changes of control and acquisition of significant indirect interests, on May 20, 2016 Pampa’s Board of Directors resolved to make a public offer for the acquisition of all Petrobras Argentina’s shares not owned by the Company at the time (the ‘Cash Acquisition Offer’), subject to the closing of the Transaction and to the approval of the Cash Acquisition Offer by the CNV and the SEC. Furthermore, the Board of Directors decided to launch a voluntary public offer for the exchange of Petrobras Argentina’s shares, (the ‘Exchange Offer’) subject to the same conditions applicable to the Cash Acquisition Offer to avoid a higher use of cash or greater financial indebtedness to meet the Cash Acquisition Offer (jointly, the ‘Offers’.) Regarding these Offers, Pampa’s Board of Directors resolved as follows:

17 For further information, see section 7.1 ‘Mandatory Cash Tender Offer and Voluntary Exchange of Shares’ of this Annual Report.

Pampa Energía • 2016 Annual Report • 72

•         To fix the price of the Cash Acquisition Offer at US$0.6574 per Petrobras Argentina’s share, converted into AR$ at BNA’s exchange rate for sales operations on the Transaction closing date, subject to certain price adjustments stipulated in the Share Purchase Agreement. This price results from dividing the Transaction base, that is, US$892 million, by Petrobras Argentina’s capital stock owned by PPSL (1,356,791,556 shares);

•         To set the exchange ratio for the Exchange Offer based on the weighted average quoted price of Pampa's shares during the 5 days prior to the opening of the Offers acceptance reception period, divided by the price per Petrobras Argentina’ share fixed for the Cash Tender Offer; to such effect, the authority to determine a +/- 10% adjustment on the Company share average price was vested in Pampa’s Board of Directors.

•        To approve the issuance of up to 320 million Pampa’s new common shares, payable in kind through the transfer to Pampa of Petrobras Argentina’s shares and/or ADRs held by parties wishing to participate in the Exchange Offer, establishing that this increase will represent a maximum dilution of 15.87% of Pampa’s capital stock after the increase.

On June 22, 2016, Pampa’s Ordinary and Extraordinary General Meeting of Shareholders resolved to approve the capital increase necessary to perfect the Exchange Offer, the exchange ratio and the adjustment mechanism, as well as the suspension of preemptive rights, pursuant to Section 197 of the ABOL, in the subscription of new shares to be issued as a result of the capital increase.

On September 7, 2016, with the purpose of accelerating and facilitating the procedure before the regulatory body and moving forward in a way that would benefit both Petrobras Argentina and the Company’s shareholders, Pampa’s Board of Directors decided to increase the price to be offered for Petrobras Argentina’s shares under the Cash Acquisition Offer to a price per share equivalent to US$0.6825 which, converted into AR$ at the official exchange rate at the Transaction's closing date, amounted to AR$10.3735. The exchange ratio was fixed at 0.5253 Pampa’s common shares for each Petrobras Argentina share.

The authorization to make the Offers was granted through approval of the CNV’s Board of Directors dated September 22, 2016 (authorizing the Cash Acquisition Offer) and by Res. No. 18,243 issued by the CNV on September 28, 2016 (approving the issuance of Pampa’s shares and, consequently, the Exchange Offer). On October 3, 2016, the Company requested the SEC to expedite the effectiveness of the Offers to holders of Petrobras Argentina ADRs, and its request was granted on October 6, 2016.

On October 6, 2016, the Company announced the launching of the Offers, which remained open for a total term of 26 business days, from October 7, 2016 to November 14, 2016. The results of the Offers were as follows:

•         Exchange Offer: 53.9 million common shares and 21.4 million ADRs of Petrobras Argentina validly participated in the Offer; in consideration, Pampa issued 28.3 million common shares and 4.5 million ADRs, respectively;

•         Cash Acquisition Offer: 311.7 million Petrobras Argentina’s common shares validly participated in the Offer; therefore, Pampa id a total AR$3,233 million, in each case net of the applicable income tax. To finance such expense, AR$2,956 million under the AR$ tranche of the Syndicated Loan were used, and the remaining funds came from short-term loans taken out with different banking institutions.

Pampa Energía • 2016 Annual Report • 73

  Consequently, after such issuances Pampa's outstanding shares amounted to 1,836,494,690 and the Company directly and indirectly held 90.4% of the capital stock and voting rights in Petrobras Argentina. The settlement of the Exchange Offer and the Cash Acquisition Offer took place on November 22 and November 23, 2016, respectively.

  Corporate Reorganization: Merger between Pampa and Petrobras Argentina

  On August 10, 2016, the Company and Petrobras Argentina’s Board of Directors resolved to instruct their respective managements to initiate all necessary tasks and procedures for the merger through absorption of Pampa Energía, as acquiring company, with Petrobras Argentina, as acquired company. On October 24, 2016, Pampa resolved that, under such merger, two companies wholly owned, either directly or indirectly, by Petrobras Argentina, should be incorporated as absorbed companies: PEISA and Albares, as said incorporation would entail important benefits for the Company and all its corporate group, as it would allow for enhanced resource efficiency by taking advantage of the larger scale and Pampa's expertise as absorbing company. Furthermore, the Board of Directors resolved that such merger would be effective as from November 1, 2016.

  On December 7, Pampa’s Board of Directors approved the merger with an exchange ratio of 0.3648 Pampa’s common shares per Petrobras Argentina’s common share.

  However, on December 19, 2016 the CNV rejected the exchange ratio, as such entity understood that there were no objective changes in the companies’ economic realities justifying that the exchange ratio should differ from that offered under the voluntary exchange concluded on November 14, 2016. After analyzing the implications of appealing such decision and taking into consideration that this would entail serious delays in the merger process, on December 23, 2016 Pampa and Petrobras Argentina resolved to acquiescence to the CNV’s request and to apply to the merger the same exchange ratio used for the voluntary exchange, that is, 0.5253 Pampa’s common shares per each Petrobras Argentina’s common share.

  On January 16, 2017, Pampa and Petrobras Argentina called for an extraordinary general meeting of shareholders held on February 16, 2017 in order to submit the conditions of the corporate reorganization to their approval. The merger prospectuses for both the local shares and the ADRs were reviewed and authorized by the applicable regulatory authorities, and published in their respective public sites.

  The merger was approved by approximately 99.99% of the Company’s voting shares. Petrobras Argentina’s extraordinary general meeting of shareholders approved the merger with the majority vote of 92.98% of Petrobras Argentina’s shares, with 0.16% votes against the merger, 0.03% abstentions and 6.83% shareholders that did not attend the meeting.

  Pursuant to the applicable provisions of the CNV, Pampa filed a merger authorization proceeding before this entity. Once the exchange of shares is perfected, Pampa will issue 101,873,741 common shares for a face value of AR$1 each and each granting the right to one vote and, after the merger through absorption is effected, the Company’s capital stock will be made up of 1,938,368,431 common shares. As of the issuance of this Annual Report, certain regulatory actions and CNV’s instruction for registration with the Public Registry of Commerce are still pending.

Pampa Energía • 2016 Annual Report • 74

  7.2    Debt and Capital Transactions by Pampa and our Subsidiaries

  Issuance of CBs by Pampa Energía

  On January 22, 2016, Pampa’s ordinary and extraordinary general meeting of shareholders approved, among other considerations, the creation of a Global CBs Program (non-convertible into shares) for a maximum amount of US$500 million or its equivalent value in other currencies, as well as the issuance of the bonds under such program, at any time and up to the program’s maximum amount, either in one or more classes and/or series. On November 17, 2016, this program was extended for up to US$1,000 million.

  On January 17, 2017, the placing of Series 1 CBs, which were dollar-denominated and bore interest at a fixed rate, was successfully concluded with the issuance of CBs for a face value of US$750 million after receiving purchase offers for US$4,000 million, a figure more than 5 times higher than the par value to be issued. The issuance price was 99.136% of their par value, at a 7.5% nominal fixed annual rate, with a 7.625% initial yield and maturing 10 years as from issuance. The banks leading the transaction were Citi and Deutsche Bank, with the subsequent incorporation of Crédit Agricole and Santander as initial purchasers, and BACS, Banco Hipotecario, Banco Galicia, ICBC, and BST as local underwriters.

  Generation Segment

  Issuance of CBs by CTG

  Under the Simple CBs Program for up to US$50 million or its equivalent value in other currencies, on August 10, 2016 CTG issued Series 7 CBS denominated in AR$ for a par value of AR$173.0 million, which principal will be repaid in a single bullet payment 18 months after issuance, at a variable Private Badlar rate plus a 3.5% spread payable on a quarterly basis; as well as Series 8 US$ link bonds for a par value of US$1.4 million, which principal will be repaid in a single installment 48 months as from issuance, at the initial exchange rate of AR$14.7908/US$, at a 7% fixed rate, payable on a quarterly basis.

  Loan granted by Banco Itaú to CTLL

  On September 26, 2016, CTLL and Banco Itaú executed a loan agreement in the amount of US$15 million at the Libor rate plus a 4.5% margin and maturing in September 2018. Interest will be payable on a monthly basis.

  Redemption of Edenor’s CBs at Par Maturing in 2017

  On July 12, 2016, Edenor redeemed CBs at Par at a 10.5% fixed rate maturing in 2017. The redeemed outstanding amount was US$14.8 million, at 100% of their par value, with accrued interest for US$0.4 million.

Pampa Energía • 2016 Annual Report • 75

  PEPASA

  Capital Increase

  On January 14, 2016, PEPASA’s general ordinary and extraordinary meeting of shareholders approved, among other considerations, a capital increase for up to AR$400 million through the issuance of new common shares in book-entry form with a par value of AR$1 each, each granting the right to one vote and entitlement to dividends as from their issuance date, to be publicly offered for subscription on conditions equal to those applicable to outstanding common shares in book-entry form at the time of issuance. The share issuance premium would range from a minimum AR$25 to a maximum AR$40 per new share. The proceeds would be allocated to investments in Argentina, the payment of working capital, and/or the refinancing of liabilities.

  CBs Issuance

  Under the Simple CBs Program for up to US$250 million or its equivalent value in other currencies, on February 3, 2016 PEPASA issued Series 7 CBs for a par value of AR$309.9 million. Principal would be repaid in a single bullet payment 18 calendar months after the issuance date, subject to interest at the variable Private Badlar interest rate plus a 5% spread payable on a quarterly basis. Furthermore, on June 27, 2016 and under the same program, PEPASA issued Series 8 CBs for a par value of AR$403.3 million. Principal will be repaid in a single bullet payment 12 calendar months after the issuance date, subject to interest at the variable Private Badlar interest rate plus a 4% spread payable on a quarterly basis.

  Under the Simple VCPs Program for up to US$70 million or its equivalent value in other currencies, on April 20, 2016, Series 14 was issued for a par value of AR$295.8 million. Principal will be repaid in a single bullet payment 12 calendar months after the issuance date, subject to interest at the variable Private Badlar interest rate plus a 5.9% spread payable on a quarterly basis.

  Bank Loans

  On March 29, 2016, PEPASA and ICBC executed a new productive loan agreement in the amount of AR$300 million to pay off the loan taken out with the same entity and for the same amount on July 27, 2015. The interest rate was fixed at 33% during the first 12 months, and afterwards the variable BADCOR rate plus a 5.75% margin would apply payable on a quarterly basis. The loan would be repaid in 10 quarterly consecutive installments. On August 31, 2016, this loan was canceled, and a new contract was executed with ICBC for US$20 million at a 6% fixed rate and maturing in February 2018.

  On June 10, 2016, PEPASA and Banco Santander entered into a loan agreement in the amount of US$120 million. This loan bears an annual interest at a 7.5% fixed rate and matures 18 months as from the drawdown date. Interest will be payable on a quarterly basis.

  On September 25, 2016, PEPASA executed a loan agreement with Banco Supervielle in the amount of US$14 million at a 5% fixed rate and maturing in September 2017. Furthermore, on October 5, 2016 PEPASA executed a new loan agreement in the amount of US$7 million, at a 5% fixed rate and maturing in October 2017. Interest under both loans will be payable upon maturity.

Pampa Energía • 2016 Annual Report • 76

  On March 1, 2016, PEPASA and Banco Galicia executed a loan agreement in the amount of AR$100 million at a 32% fixed rate and maturing in February 2017. On September 9, 2016, PEPASA paid off this loan through the execution of a new loan agreement for US$6.7 million with the same bank at a 4.5% fixed rate and maturing in March 2017.

  Refinancing of Petrobras Argentina’s CBs maturing in 2017

  On July 14, 2016, and as a condition precedent for its acquisition by Pampa, Petrobras Argentina issued Series T CBs below par for US$500 million, with a 7.5% annual yield. These CBs were issued for a term of 7 years and will bear interest at a 7.375% rate. The proceeds from this placement were used by Petrobras Argentina to refinance Series S CBs for US$300 million and to finance working capital and capital investments.

  Redemption of TGS’ CBs at Par

  On October 14, 2016, TGS redeemed CBs at Par at a 7.875% fixed rate and maturing in 2017. The redeemed outstanding amount was US$30.8 million, at 100% of their par value.

  7.3    Generation Segment’s Relevant Events

  Increase in Remuneration Schemes for Legacy Capacity

  SE Res. No. 22/16 18

  On March 30, 2016, the SEE issued Res. No. 22/16, which provided for a retroactive updating —as from the economic transactions for the month of February, 2016— of the remuneration values for fixed and variable costs and non-recurring previously stipulated in SE Res. No. 482/15. For Pampa's generating units, this resolution represented an average 42% increase compared to the remuneration scheme set forth by SE Res. No. 482/15.

  SEE Res. No. 19E/17 19

  On January 27, 2017, SEE Res. No. 19E/17 was published in the BO. This resolution annulled the remuneration scheme established by SE Res. No. 22/16, but without abrogating SE Res. No. 95/13 and its amending provisions; therefore, the purchase and dispatch of fuels remain centralized in CAMMESA. The new US$-denominated remuneration system establishes a remuneration for power capacity and for non-fuel applicable energy as from February 1 2017, as well as the elimination of remunerations in the form of credits.

  Auctions for New Thermal Generation

  Award to CTLL and Agreement with CAMMESA

  Under the Call to Companies interested in Offering New Generation Capacity pursuant to SEE Res. No. 21/16, on July 1, 2016 CTLL and CAMMESA entered into a wholesale demand agreement for a term of ten years which provided for a fixed remuneration of US$24 thousand MW/month during the first 6 Years, US$23 thousand MW/month for the following two years, and US$20 thousand MW/month during the last two years. The agreed variable price was US$7.5/MWh.

  18 For further information, see section 5.1 SE Res. No. 95/13, 529/14, 482/15 and 22/16 of this Annual Report.

  19 For further information, see section 5.1 SEE Res. No. 19/17 New Remuneration Scheme for Legacy Capacity of this Annual Report.

Pampa Energía • 2016 Annual Report • 77

  The awarded project consists of the expansion of CTLL’s generating capacity through the installation of a new GE aeroderivative gas turbine (model LMS100) with a gross generation capacity of 105 MW. The estimated cost of the project amounts to US$90 million, plus VAT.

  Acquisition of Albares and Agreement with CAMMESA

  On September 14, 2016, Petrobras Argentina (with Pampa as continuing company) acquired 100% of the capital stock and voting rights in Albares for an approximate value of US$6 million. This company was awarded the construction of a new thermal generation plant in Parque Industrial Pilar under the Call to Companies interested in Offering New Thermal Capacity with an Availability Commitment within the WEM.

  The project, with a total power capacity of 100 MW, consists of the installation of 6 Wärtsilä engine generators with a net power capacity of 16.5 MW each and both natural gas and FO consumption capacity. Pursuant to that, Albares executed a demand agreement with CAMMESA, which establishes a fixed remuneration of US$26.9 thousand MW/month for the 10-year period. The agreed variable price is US$15 and US$16 per MWh, for gas and FO respectively.

  Award to CPB and Agreement with CAMMESA

  Under the Call to Companies interested in Offering New Generation Capacity pursuant to SEE Res. No. 21/16, on October 28, 2016 and pursuant to MEyM Res. No. 387/16, CPB was awarded a wholesale demand agreement for a term of ten years, which was formally executed on December 5, 2016. The agreement provides for a fixed remuneration of US$21.8 thousand MW/month, and the agreed variable price amounts to US$12 and US$15 per MWh for gas and FO, respectively.

  The awarded project consists of the expansion of CPB’s generating capacity through the installation of Wärtsilä engine generators, which can consume either natural gas or FO and with a gross generation capacity of 100 MW. Once the new turbine is commissioned for service, which is estimated to occur in the fourth quarter, CPB’s installed capacity will reach 720 MW.

  Auctions for New Renewal Generation

  Acquisition and Award of the Greenwind Wind Farm Project

  On April 18, 2016, CTLL acquired 100% of Greenwind’s capital stock and equity for an amount of US$2.1 million. Greenwind’s main objective is the development of the ‘Corti’ wind power project, which consists of the installation of a 100 MW capacity farm in Bahía Blanca, Province of Buenos Aires. Greenwind holds a right of usufruct over a 1,500-hectare plot of land where wind measurements have been taken during the last four years.

  Acquisition of the PEFMSA Wind Farm Project

  On May 17, 2016, CTLL acquired 100% of PEFMSA's capital stock and equity for an amount of US$0.7 million. PEFMSA is a corporation organized in Argentina the main objective of which is the development of the ‘Parque Eólico de la Bahía’ wind power project, which consists of the installation of a 50 MW capacity farm in Bahía Blanca, Province of Buenos Aires. PEFMSA holds a right of usufruct over a 500-hectare plot of land where wind measurements have been taken during the last four years.

Pampa Energía • 2016 Annual Report • 78

  Acquisition of the PEASA Wind Farm Project - Parque Eólico Las Armas

  On August 25, 2016, CTLL acquired 100% of PEASA’s capital stock and equity for an amount of US$3 million. PEASA is a corporation organized in Argentina the main objective of which is the development of the ‘Parque Eólico Las Armas’ wind power project, which consists of the installation of a 50 MW capacity farm in Las Armas, District of Maipú, Province of Buenos Aires. PEASA holds a right of usufruct over two neighboring plots with an approximate total surface of 440 hectares, where wind measurements have been taken.

  Bid under the RenovAr Program

  Under the National and International Open Call ‘RenovAr Program - Round 1’, MEyM Res. No. 213 passed on October 7, 2016 awarded our subsidiary CTLL a project called ‘PE Corti’ for the construction of a 100 MW power capacity wind farm in Bahía Blanca, Province of Buenos Aires. The supply agreement was executed on January 23, 2017 at a monomic price of US$58/MWh.

  The Company also submitted the project called ‘Parque Eólico de la Bahía’, a 50 MW power capacity wind farm in Bahía Blanca, Province of Buenos Aires, in Round 1.5, but the project was not  awarded.

  Commissioning of the New LMS-100 Turbine in CTLL

  On May 2, 2016, with the attendance of Argentine Vice-President Gabriela Michetti, Governor of the Province of Neuquén Omar Gutiérrez, and several national and provincial authorities and Company officers, the new 105 MW turbine was commissioned in CTLL. The new GE LMS-100 turbine is the same model than the gas turbine installed in CTG. It has been built with state-of-the-art technology allowing for a highly efficient and versatile operation, with the possibility to reach its maximum load in just 10 minutes and with very limited maintenance times.

  On July 15, 2016, the new 105 MW capacity high-efficiency gas turbine was commissioned for service, which resulted in CTLL reaching an installed capacity of 645 MW. The total investment amounted to AR$1,100 million.

  However, as of the issuance of this Annual Report, CTLL is negotiating with CAMMESA a WEM supply agreement under SE Res. No. 220/07, which will partially compensate the energy and power capacity generated by the new unit.

  CTLL’s Arbitration Award

  As regards the monetary compensation agreement reached with the contractor under the arbitration award rendered in favor of CTLL, the whole amount under such agreement has been collected, including interest and expenses, for the total final amount of US$15.7 million, with the last collection taking place on April 18, 2016.

  Claim for the Recognition of Gas Plus costs

Pampa Energía • 2016 Annual Report • 79

  Upon the termination of the first automatic renewal of the natural gas supply agreements in force as at January 2016 and the failure to recognize Gas Plus acquisition costs (including the 10% recognized under the Master Agreement), in the absence of a response by the SE and after exhausting all administrative remedies, on October 7, 2016 CTLL filed a complaint against the National Government for the January-March 2016 period.

  7.4    Transener’s Relevant Events

  Extension of the Instrumental Agreement

  On December 26, the SE recognized credit claims in favor of Transener and Transba for cost variations in the amount of AR$1,503 million and AR$515 million, respectively, for the December 2015-January 2017 period. To such effects, the SE instructed CAMMESA to execute a Loan and Credits Assignment Agreement, which will be settled with the above-mentioned recognized and ascertained credits. The agreement for the acknowledgment of higher costs will remain in force until January 31, 2017, the RTI’s tariff scheme effective date.

  RTI

  On September 28, 2016, the ENRE published Res. No. 524/16 approving the program applicable to the RTI of the electric power transmission service, which must be concluded by January 31, 2017, with the issuance of the respective resolutions approving the tariff schemes, the service quality regime, and the penalties and rewards systems which will be in force during the following 5-year period.

  The public hearing for the defense of the proposal was conducted in December 2016, and on January 31, 2017, the ENRE issued Res. No. 66/17 and No. 73/17 establishing the tariffs applicable for the 2017/2021 five-year period. Furthermore, the ENRE established the mechanism for adjusting the remuneration, the service quality system and the applicable penalties, the reward system and the investment plan to be executed by both companies during such period 20.

  7.5    Edenor’s Relevant Events

  Tariff Increase and RTI

  MEyM Res. No. 7/16 and Injunctions

  On January 28, 2016, MEyM Res. No. 7/16 was published in the BO, which instructed the ENRE to make a distribution value added adjustment in the tariff schemes to be charged against the RTI and to transact all necessary business to perform the RTI by December 31, 2016. Furthermore, this Res. provided as follows:

  i.      The cancellation of the PUREE Program;

  ii.     The abrogation of SE Res. No. 32/15 as from the entry into force of the tariff schemes established by ENRE Res. No. 1/16 on February 1, 2016;

  iii.    The suspension, until receiving further instructions, of the loan agreements entered into between Edenor and CAMMESA; and

  20 For further information, see section 5.2 ‘Tariff Situation’ of this Annual Report.

Pampa Energía • 2016 Annual Report • 80

  iv.   Pursuant to ENRE Res. No. 2/16, the termination as from January 31, 2016 of the Trusts created pursuant to ENRE Res. No. 347/12 (known as ‘FOCEDE’), instructing Edenor to open a current account with a banking institution authorized by the BCRA for the deposit of the funds resulting from the application of the fixed amount to afford investments approved by the ENRE.

  In this sense, on April 1, 2016, the ENRE issued Res. No. 55/16, approving the RTI program, the applicable penalties and redress system, and a work schedule to be submitted.

  As from May 2016, Edenor was notified by several Courts of the Province of Buenos Aires of the granting of injunctions requested by different customers, both individuals and groups of consumers, which all together accounted for more than 30% of Edenor’s sales, ordering the suspension of the resolutions authorizing tariff increases retroactively to February 1, 2016, the date on which such resolutions came into effect. With the rulings rendered by different Courts injunctions were gradually disregarded, and the last districts to apply the tariff schemes set forth by MEyM Res. No. 6/16 and 7/16 were Pilar and La Matanza.

  On December 26, CAMMESA, upon the MEyM’s instructions, recorded credits in favor of Edenor on account of the injunctions which impacted on the application of the new seasonal prices, and informed the monetary effects of the application of the new tariff scheme for the service rendered by Edenor.

  RTI Process

  On September 7, 2016, Edenor filed before the ENRE the tariff scheme proposal for the following five years for its approval. The submitted tariff proposal applied the depreciated VNR method, and presented the 2017-2021 investment plan, a detail of exploitation expenses and all other information required by the ENRE.

  On October 28, 2016, the public hearing was held as a preliminary step towards the determination of the tariff scheme for the next period, which may totally or partially take into consideration the proposal submitted by Edenor.

  On February 1, 2017 ENRE Res. No. 63/17 was published in the BO, which approved Edenor’s new tariff scheme for the following five-year period, effective as from February 1, 2017. Furthermore, the ENRE published Corrigendum No. 92/17 establishing 9 classification levels for residential users instead of 7.

  Negative Net Worth

  On November 14, 2016, Edenor was notified by the BCBA of its decision (dated November 11) to keep its listed marketable securities on a ‘reduced trading’ (rueda reducida) basis, since the accounting documentation filed by Edenor for the quarter ended September 30, 2016 reported a negative net worth of AR$317.2 million.

Pampa Energía • 2016 Annual Report • 81

  7.6    Oil and Gas Segment’s Relevant Events

  Plan Gas Collections

  On May 20, 2016, Executive Order No. 704/16 authorized the issuance of BONAR 2020 bonds to cancel debts outstanding as of December 31, 2015 under the Gas Plan. Furthermore, the Executive Order imposes restrictions on the transferability of such bonds, with a limit of up to 3% a month without penalty until December 2017, except to subsidiaries and/or affiliates, and requires the filing of information on a monthly basis.

  During June and July 2016, Petrobras Argentina and PEPASA received BONAR 2020 bonds for a face value of US$34.3 and US$29.5 million as compensation owed as of December 2015.

  25 de Mayo-Medanito Sudeste Concession in the Province of La Pampa

  On March 30, 2016, the Legislature of the Province of La Pampa enacted a law declaring ‘of strategic interest’ the 25 de Mayo-Medanito Sudeste area located in that province with the purpose of transferring its possession to the province after the expiration of the original 25-year concession term granted to Petrobras Argentina. On October 29, 2016, the period for the exploitation of such concession expired, and the area reverted to the Province of La Pampa.

  7.7    TGS’ Relevant Events

  Tariff Increase and RTI

  MEyM Res. No. 31/16

  Pursuant to MEyM Res. No. 31/16, published in the BO on April 1, 2016, ENARGAS issued Res. No. I/3.724/16, published in the BO on April 4, 2016, approving a 200.1% increase in tariff schemes for TGS’ natural gas transportation utility service as from April 2016.

  As a result of the tariff increases granted by ENARGAS to concessionaires of the natural gas transportation and distribution utility service, and the increase in the price of natural gas, several legal actions were brought seeking their nullity, which seriously affected their application and the sought predictability framework. In a claim for legal protection under the right of amparo, on July 6, 2016, the National Chamber of Appeals of La Plata declared the nullity of natural gas tariff increases, thus restoring the tariff scheme effective prior to the approval of tariff increases.

  On August 18, 2016, the CSJN partially upheld the ruling passed by the Chamber, thus establishing:

  •         The obligation to hold a previous public hearing for setting natural gas tariffs in the transportation and distribution segments;

  •         The obligation to hold previous public hearings to fix the natural gas price; and

  •         The nullity of Res. No. 28/16 and 31/16 regarding residential users, to which effect tariffs were restored to the values effective as of March 31, 2016.

Pampa Energía • 2016 Annual Report • 82

  On the same day, ENARGAS issued Res. No. 3953/16 setting the previous public hearing ordered by the CSJN, which was held September 16 through 19, 2016. The Public hearing aimed to analyze the transfer to tariffs of the new natural gas price and the temporary tariffs for the natural gas transportation and distribution utility service, which will be effective until the new tariffs resulting from the ongoing RTI process, are set. Within this framework, our affiliate TGS made a presentation as one of the representatives of gas transportation companies.

  Finally the MEyM, through Res. No. 212/16, established the new tariff schemes for the natural gas service effective as from October 1, 2016 by defining, among other issues, the new prices at wellhead for the natural gas and the applicable adjustments until finally removing all subsidies in the year 2019, and also instructed ENARGAS to update the tariffs of the natural gas transportation and distribution services to be charged against the RTI.

  RTI: Call for a Public Hearing

  On November 9, 2016, ENARGAS published Res. No. 4.122/16 in the BO calling for a public hearing to be held on December 2, 2016 to consider TGS’ RTI, ENARGAS’ proposals for modifications in the gas transportation service regulations, and the methodology for semi-annual adjustments.

  In November 2016, TGS submitted to the ENARGAS the tariff scheme proposal for the following five years for its approval. The proposal was defended at the public hearing on December 2, 2016. As of the issuance of this Annual Report, tariff schemes resulting from the RTI had not been reported21.

  7.8    Collections under the Refino Plus Program

  On November 30, 2016, Executive Order No. 1204/16 was published in the BO, which approves the payment of compensations pending under the Program for Small Refiners (where Refinor participates) and abrogates the REFIPYME created by Res. No. 1312/08 through the delivery of BONAR 2020 bonds.

  7.9    Employee Stock-based Compensation Plan

  On February 10, 2017, aiming to encourage the alignment of the employees' performance with the Company’s strategy and to generate a clear and direct link between the creation of value for shareholders and the employees’ compensation, the Company resolved to create a stock-based compensation plan and a committee for its implementation, which would be made up of Messrs. Marcelo Mindlin, Gustavo Mariani, Damián Mindlin and Ricardo Torres, who are not beneficiaries under the Plan.

  The 2017-2019 plan’s beneficiaries are approximately 20 officers, including Pampa’s executive directors, main directors and managers, which composition may be subject to change in future specific programs under the plan.

  To fund this Plan, the Company’s Board of Directors approved the repurchase of own shares under the following terms and conditions:

  •         Maximum amount: up to AR$104.5 million from Pampa’s optional reserve;

  21 For further information, see section 6.2 ‘Regulations Specifically applicable to Gas Transportation’ of this Annual Report.

Pampa Energía • 2016 Annual Report • 83

  •        Maximum number and prices: 2.5 million common shares or 100,000 ADRs (0.136% of Pampa’s current capital stock of 0.129% of its capital stock after the merger) up to a maximum price of AR$42 per common share or US$60 per ADR; and

  •         Limits on market operation: pursuant to the regulations in force, daily repurchases may not exceed 25% of the average volume of daily transactions during the previous 90 business days for the share in all the markets where it is listed, from February 14, 2017 to March 10, 2017.

  It should be pointed out that the number of shares to repurchase in the stated period covers the payment of the compensation for fiscal years 2016 and 2017.

Pampa Energía • 2016 Annual Report • 84

  8.     Description of Our Assets

  Pampa is the largest fully integrated independent power company in Argentina. Through our subsidiaries, we participate in the electricity and oil and gas value chains:

Power Generation

Hydroelectric	938 MW
Thermal	2,481 MW
+ Expansions[1]	220 MW
Co-Generation	14 MW
New plants[2]	
Wind energy	100 MW
Thermal	100 MW
Total Capacity	**3,853 MW**

Electricity Distribution

Edenor	2.9 million
Market Share	**20%**

Oil and Gas

Argentina[3]	16 productive blocks + 8 exploratory blocks
Venezuela	4 productive blocks
Oil	25.5 k bbl/d of production
Gas	7.8 million m3/d of production
OldelVal	1,706 km of oil pipeline
Total Production	**71.5 k boe/d**[4]

Refining and Marketing

Refining	Capacity of:
Ricardo Eliçabe	30.2 k bbl/d
Campo Durán	25.8 k bbl/d
Storage	1.3 million bbl
Gas stations	
Petrobras flag	263
Refinor flag	80
Lubricants	Capacity of 2,200 m3/month
NGL (Refinor)	Capacity of 390 k ton/year
Market Share	**6%**

Petrochemicals

	Capacity of:
Styrene	160 k ton/year
SBR	55 k ton/year
Polystyrene	65 k ton/year
Market Share	**90-100%**

Other Business

TGS	9,184 km of gas pipelines NGL Capacity of 1 million ton/year
Transener	20,648 km of high voltage lines

  Note: segments correspond to business classifications in the FSs. Transener, TGS, Oldelval and Refinor are co-controlled companies, which under IFRS are not consolidated in Pampa’s FSs. 1 It includes 120 MW in CTLL and 100 MW in CPB. 2 It includes 100 MW of the Corti wind project and 100 MW of the Pilar thermal power plant project. 3 Blocks/ Joint ventures (UTEs). 4 Production includes contributions from Medanito La Pampa, an area currently serviced by Petrolera Pampa.

  As of December 31, 2016, our generation segment has an installed capacity of approximately 3,433 MW, which represents 10.1% of Argentina’s installed capacity. By adding next 420 MW expansions developed by the Company, our total installed capacity would amount to 3,853 MW.

  Our distribution segment is composed of Edenor, the largest electricity distributor in Argentina, with 2.9 million customers and a concession area covering the Northern City of Buenos Aires and Northwestern Greater Buenos Aires.

  Our oil and gas segment consists of our subsidiary PEPASA, a company established in 2009 for oil and gas production and exploration in Argentina, and former Petrobras Argentina, as well as a 58.88% direct interest in PELSA. As of December 31, 2016, the total production amounts to 71.5 thousand boe/day22, with operations in 20 production blocks and 1,924 productive wells.

  22 Considering the production of the Medanito La Pampa for which PEPASA is a beneficiary.

Pampa Energía • 2016 Annual Report • 85

  In downstream, our refining and distribution segment includes Refinería Ricardo Eliçabe, which has an installed capacity of 30.2 thousand oil barrels per day and a network of 263 gas stations throughout the country, as well as a 28.5% direct interest in Refinor, a refinery with an installed capacity of 25.8 thousand oil barrels per day and 80 gas stations. It also includes the Avellaneda lubricants plant, which has an installed capacity of 2.2 thousand m3 per month. Our petrochemicals segment is made up of three high-complexity plants producing styrene, SBR and polystyrene, with a market share ranging between 90% and 100%.

  Finally, our holding and others segment is made up, among other holding companies, by our indirect interest in TGS, the country’s major gas transportation company, owning a 9,184 km-long gas pipeline network and a liquids processing plant, General Cerri, with an output capacity of 1 million tons a year. Besides, the co-controls Transener, a company that operates and maintains the Argentine high voltage transmission grid covering more than 14.5 thousand km of proprietary lines, as well as 6.2 thousand km of Transba-owned high voltage lines. Transener transports 85% of the electricity in Argentina.

Pampa Energía • 2016 Annual Report • 86

  Corporate Structure as of December 31, 2016

Pampa Energía • 2016 Annual Report • 87

  8.1    Power Generation

  Pampa’s power generation assets include the Company’s stake in HINISA, HIDISA, CTG (which in turn owns CTP), CTLL, and CPB. As from the acquisition of Petrobras Argentina, power plants CTGEBA, HPPL and EcoEnergía were incorporated as assets.

  The following table summarizes Pampa’s power generation assets:

  Note: Gross Margin before depreciation and amortization. AR$/US$ exchange rate: 2016 – 14.78; 2015 – 9.27. 1 Volumes as from the closing of the acquisition in August 2016. 2 CTLL’s installed capacity includes 105 MW from the new gas turbine, which was commissioned in July 2016. 3 CTG’s average gross margin considers CTP’s results.

  The following chart shows Pampa’s market share in the power generation segment:

  2016 Net Electricity Generation1

  100% = 136,135 GWh

  Source: CAMMESA. Hydroelectric power generation net of pumping. Notes: (1) As from August 2016, Pampa incorporates Petrobras Argentina's generation capacity.

Pampa Energía • 2016 Annual Report • 88

  HINISA

  In June 1994, HINISA was granted a thirty-year concession for the generation, sale, and marketing of electricity from the Nihuiles hydroelectric system. Located on the Atuel river, in the Province of Mendoza, HIDISA has an installed capacity of 265.2 MW, which represents 0.8% of Argentina’s installed capacity, and consists of three dams and three hydroelectric power generation plants (Nihuil I, Nihuil II and Nihuil III), as well as a compensator dam. The Los Nihuiles System extends for a total distance of approximately 40 km with a height differential between 440 m and 480 m. From 1990 to 2016, its annual average generation was 842 GWh, with a record high of 1,250 GWh in 2006 and a record low of 516 GWh in 2014.

  HIDISA

  In October 1994, HIDISA was granted a thirty-year concession for the generation, sale and marketing of electricity from the Diamante hydroelectric system. Located on the Diamante River, in the Province of Mendoza, HIDISA has an installed capacity of 388.4 MW, which represents 1.1% of Argentina’s installed capacity, and consists of three dams and three hydroelectric power generation plants (Agua del Toro, Los Reyunos, and El Tigre). The Diamante System extends for a total distance of approximately 55 km, with a height differential between 873 m and 1,338 m. From 1990 to 2016, its annual average generation was 569 GWh, with a generation record high of 943 GWh in 2006 and a record low of 322 GWh in 2014.

  HPPL

  The HPPL plant started operating in the year 1999 under a thirty-year concession. HPPL is located on the Limay River, in the Province of Neuquén. It has an installed capacity of 285 MW distributed in 3 Kaplan turbines, which represents 0.8% of Argentina’s installed capacity. The dam is made up of loose materials with a waterproof concrete side. It has a total length of 1,045 meters, a total height of 54 m at the deepest point of the foundation, and a crest at 480.2 meters above sea level. From 2000 to 2016, HPPL’s average annual generation was 985 GWh, with a generation record high of 1,430 GWh in 2006, and a record low of 494 GWh in 2016.

  CTG

  CTG is located in Northwestern Argentina, in the City of General Güemes, Province of Salta. Privatized in 1992, it has a 261 MW open cycle thermal power generation plant with the addition, in September 2008, of a General Electric natural gas-powered turbo generator unit of 100 MW, totaling 361 MW, which accounts for 1.1% of Argentina’s installed capacity. From 1993 to 2016, its average annual generation was 1,801 GWh, with a generation record high of 1,903 GWh in 1996, and a record low of 1,030 GWh in 2003.

Pampa Energía • 2016 Annual Report • 89

  CTP

  CTP is located in Northwestern Argentina, in the small village of Piquirenda, Municipality of Aguaray, Department of General San Martín, Province of Salta. Its construction started in early 2008 and finished in 2010. It has a 30 MW thermal power generation plant consisting of ten GE Jenbacher JGS 620 gas-powered motor-generators, which represent 0.1% of Argentina’s installed capacity. From 2011 to 2016, the average annual generation was 124 GWh, with a record high of 155 GWh registered in 2016 and a record low of 66 GWh registered in 2011.

  CTLL

  CTLL is located in Loma de la Lata, Province of Neuquén. The plant was built in 1994 and it consists of three gas turbines with an installed capacity of 375 MW, plus the addition of a 165 MW Siemens steam turbine in 2011 for its conversion to combined cycle, and the incorporation in 2016 of a gas turbine with a 105 MW installed capacity, its total capacity thus amounting to 645 MW, which represents 1.9% of Argentina’s installed capacity. CTLL has a privileged location due to its proximity to one of the largest gas fields in Latin America, also named Loma de la Lata. From 1997 to 2016, the average annual generation was 1,606 GWh, with a record high of 3,644 GWh registered in 2016 and a record low of 272 GWh registered in 2002.

  Under the ‘2014 Agreement for the Increase of Thermal Generation Availability’, a 120 MW expansion in the installed capacity was agreed. In this respect, the commissioning of the 105 MW gas turbine took place on July 15, 2016, whereas the installation of the 15 MW engine set is in the construction stage, and commissioning is expected for the fourth quarter of 2017.

  Furthermore, pursuant to SEE Res. No. 21/16, CTLL was awarded a project for the installation of a GE high-efficiency gas turbine, model LMS100, with a 105 MW power capacity. Its commissioning is scheduled for the third quarter of 2017. Therefore, with this new expansion, CTLL will increase its total power capacity to 750 MW.

  CPB

  CPB is located in the port of Ingeniero White, close to the City of Bahía Blanca, Province of Buenos Aires. The plant consists of 2 turbines of 310 MW each, totaling 620 MW, which represents 1.8% of Argentina’s installed capacity. The boilers can be indistinctly fed with natural gas or FO.

  The supply of natural gas is made through a proprietary 22 km gas pipeline, which is also operated and maintained by CPB, connecting with the main gas pipeline system of Transportadora Gas del Sur. Furthermore, CPB has two tanks for the storage of FO with a combined capacity of 60,000 m3. From 1997 to 2016, its average annual generation was 2,190 GWh, with a generation record high of 3,434 GWh in 2011, and a record low of 189 GWh in 2002.

  Furthermore, pursuant to SEE Res. No. 21/16, CPB will install Wärtsilä engines with a 100 MW power and dual fuel (gas or FO) capacity. Its commissioning is expected for the fourth quarter of 2017. Therefore, with this new expansion, CPB will increase its total power capacity to 720 MW.

Pampa Energía • 2016 Annual Report • 90

  CTGEBA

  CTGEBA is located in Marcos Paz, in the Province of Buenos Aires. The plant began operating in 1999 and has a CC with a 660 MW installed capacity, which consists of two natural gas turbines of 220 MW each and a 220 MW steam turbine. On the same lot, a natural gas turbine with a 165 MW power capacity, known as Genelba Plus, was commissioned for service in 2009. The total installed capacity of the CTGEBA complex amounts to 825 MW, which represents 2.4% of Argentina’s installed capacity. From 2000 to 2016, CTGEBA’s average annual generation was 1,716 GWh, with a generation record high of 5,449 GWh in 2012, and a record low of 3,438 GWh in 2001.

  CTGEBA has a strategic location, since it is one kilometer from the Ezeiza transformer substation, a WEM reference node for the supply of electricity to the country’s highest demand. CTGEBA's CC participates in the spot market, whereas the natural gas turbine Genelba Plus participates in the Energía Plus market.

  EcoEnergía

  EcoEnergía is a co-generation power plant located in TGS’ General Cerri Complex in Bahía Blanca, Province of Buenos Aires. The plant, consisting of a steam turbine with a power capacity of 14 MW, was commissioned in 2011. The plant sells electricity in the Energía Plus market. From 2011 to 2016, EcoEnergía’s average annual generation amounted to 81 GWh, with a generation record high of 102 GWh in 2016, and a record low of 20 GWh in 2011.

  Expansions

Project	MW	Equipment Supplier	Sale	Clearing Price			Investment in US$ million (without VAT)	Date of Commissioning
				Power capacity US$/MW-month	Variable US$/MWh	Total US$/MWh
Thermal
Loma de la Lata	15	MAN	SEE Res. No. 19/17	n.a.	n.a.	n.a.	18	Q4 2017
	105	GE	10-Year contract in US$	23,000	7.5	39	90	Q3 2017
Parque Ind. Pilar	100	Wärtsilä	10-Year contract in US$	26,900	15 - 16	52	105	Q3 2017
Piedra Buena	100	Wärtsilä	10-Year contract in US$	21,800	12 - 15	42 - 45	90	Q1 2018
Renewable
Pampa Eólico I (Corti)	100	Vestas	20-Year contract in US$	n.a.	n.a.	58	135	Q2 2018
Total	420						438

Pampa Energía • 2016 Annual Report • 91

  ENECOR

  Pampa holds a 70% interest in Enecor, an independent electricity transmission company which provides operation and maintenance services, by subcontracting Transener, for 21 km of 132 kV double-triad electricity lines from the Paso de la Patria transforming station, in the Province of Corrientes. It is under a 95-year concession, which is due to expire in 2088.

  8.2    Electricity Distribution

  Edenor

  Edenor is the largest electricity distribution company in Argentina in terms of number of customers and electricity sold (in GWh as well as in monetary terms). It holds a concession to distribute electricity on an exclusivity basis in Northwestern Greater Buenos Aires and the Northern City of Buenos Aires, which covers an area of 4,637 square kilometers and a population of approximately 8.5 million inhabitants.

  The following table summarizes Edenor’s electricity sales and customers:

  The following chart shows Edenor’s market share in 2016:

  2016 Total Electricity Distribution

  100% = 108,797 GWh

  Source: CAMMESA and ADEERA.

  The following table summarizes Edenor’s main technical and financial indicators:

Pampa Energía • 2016 Annual Report • 92

	2015	2016
Technical Information
Distribution and transmission lines (Km)	37,902	38,438
Number of customers (million)	2.8	2.9
Electricity sales (GWh)	22,381	22,253
Financial Information*
Revenue from services	3,802	13,080
Fiscal year’s results, attributable to company’s shareholders	1,140	(1,184)
Assets	12,981	18,934
Liabilities	11,456	18,572
Shareholders’ Equity	1,525	362

  * Individual annual FSs under IFRS figures, in million AR$.

  Energy Demand

  The volume of electricity distributed in 2016 across Edenor’s area, including the sale of energy and the wheeling system, totaled 22,253 GWh. Energy purchased to meet such demand totaled 26,838 GWh, which represents a 2% increase compared to 2015. Edenor purchased all the energy in the market at an average annual monomic price of AR$297.1/MWh. In February 2017, this price rose to AR$410.0/MWh and, if there are no changes in average prices, it will amount to AR$554.9/MWh as from March and for the rest of the year.

  Evolution of Peak Power Capacity

  2000 – 2016, in MW

  Source: Edenor.

Pampa Energía • 2016 Annual Report • 93

  Commercial Area

  The sale of electricity evidenced a year-on-year 0.6% decrease in 2016. Residential demand, which plays a key role in the total volume of the demand behavior (44%), experienced a 0.4% increase compared to 2015. The stores segment demand, which represents 16% of the total demand, decreased by 1.8%, whereas the large-scale, T3 and wheeling system demands, which represent a 35% share, recorded a 2.4% decrease compared to 2015.

  Energy Losses

  The TAM for total (technical and non-technical) energy losses reached 17% in 2016, that is, 2.11% above the 14.89% rate for the previous year.

  During the winter season, in poor homes with no natural gas network access, several kinds of high energy consuming homemade devices continued to be used for room and water heating purposes. Massive and simultaneous use of such devices during the winter season has created a substantial demand for energy.

  Electricity theft in poor neighborhoods was the most influential factor in the increase of total losses. In 2016, the company continued working on the most significant fraud cases involving customers from the non-poor segment with the support of a law firm, as well as on establishing new technological criteria for reducing the facilities’ vulnerability and developing self-managed meters.

  Regarding the recovery of energy, a number of 1,431 clandestine customers and 1,532 inactive customers were put back to normal. Besides, some antifraud operations were conducted in poor neighborhoods and shopping centers The following chart illustrates the evolution of the annual rolling rate for energy losses since the beginning of Edenor’s concession:

  Energy Losses: Annual Rolling Rate (%)

  1992 - 2016

  Source: Edenor.

Pampa Energía • 2016 Annual Report • 94

  Investments

  Investments made in 2016 amounted to AR$2,703 million, as Edenor’s Board of Directors expressly decided to prioritize their execution over any other expenditure as a way of maintaining quality service delivery under safe conditions. It is worth pointing out that there has been a continuous recovery in the level of investments compared to the years following the 2002 crisis, even if we consider that during the year the restrictions on the availability of resources continued as a result of the electricity tariff freeze and cost increases.

  In order to meet this growing demand, most of the investments were used to build new infrastructure, to reinforce existing facilities, and to connect the new power supplies. Edenor has continuously made its Bests efforts to maintain efficient levels of fraud and delinquency ratios, as well as service and product quality. The company also made substantial investments in environmental protection outdoor safety.

  In comparative terms, there was an investment increase of AR$185 million in 2016, compared to investments made in 2015, mainly due to the application of trust funds managed by the FOCEDE. Edenor’s historical investments from the commencement of its activities in 1992 until 2016 amount to AR$12,246 million. The following chart illustrates its annual distribution:

  Edenor’s Annual Investments

  1992 – 2016

  Financial Debt

  As of December 31, 2016, Edenor’s total financial liabilities amounted to AR$2,823.3 million, including accrued interest for AR$54 million, a 13% year-on-year increase which was mainly due to the effect of devaluation on the exchange rate, as Edenor’s financial debt is denominated in US$.

Pampa Energía • 2016 Annual Report • 95

  The current debts profile points to an average maturity of approximately 5.8 years and to an average interest rate estimated at 9.75%. As of fiscal year 2016’s closing date, the financial liabilities outstanding capital, net of repurchased portfolio CBs, amounted to US$176.4 million.

  As regards the ratings for CB programs for a sum not to exceed US$300 million and final maturity in 2022, on November 30, 2016 Standard & Poor’s maintained local ‘raB+’ ratings with a ‘developing’ outlook. In turn, on January 19, 2017, Moody’s Latin America maintained its B3’ global and ‘Baa3.ar’ local ratings, with a stable outlook.

  8.3    Oil and Gas

  Pampa is one of the leading hydrocarbon E&P companies in Argentina: it currently has a presence in the country’s major oil basins, from which it obtains oil, natural gas and LPG, and holds controlling equity interests in PEPASA and PELSA. In addition, the Company holds a 23% interest in Oldelval, a company engaged in the transportation of crude oil, and maintains an investment portfolio in other Latin American countries, including assets in Venezuela, through Mixed Companies, and in Ecuador, through OCP. In 2016, investments in the Oil and Gas segment amounted to AR$4,045 million following the acquisition of Petrobras Argentina, compared to AR$2,214 million in 2015.

  The following table summarizes the E&P’s main technical and financial indicators:

	2015	2016
Technical Information*
Number of productive wells in Argentina	114	1,924
Average gas production in Argentina (thousand m3/day)	2,423	7,805
Average oil production in Argentina (bbl/day)	197	23,244
Average LPG production in Argentina (ton/day)	n.a.	49
Financial Information**
Revenues	944	8,035
Fiscal year’s results, attributable to company’s shareholders	175	627
Assets	3,970	19,414
Liabilities	3,361	11,662
Shareholders’ Equity	609	7,752

  * As of December. Production includes the Medanito La Pampa area, but not productive wells. ** Consolidated annual FSs, figures in million AR$. It considers sales as from the closing of Petrobras Argentina’s acquisition, in August 2016.

Pampa Energía • 2016 Annual Report • 96

  Production

  The E&P segment’s production levels reached an average 83.923 thousand boe per day in 2016 (65% corresponding to gas production and 35% to oil production), and includes the whole year of the acquisition of Petrobras Argentina and, consequently, its controlled company PELSA. In October 2016, as part of the Transaction for the acquisition of Petrobras Argentina, Pampa divested its 66.93% interest in the Río Neuquén area, its 80% interest in the Aguada de la Arena area, and its 100% interest in Colpa and Caranda, in Bolivia, thus reducing its average daily production to 71.524 thousand boe per day as of December 2016.

  The monthly evolution of the E&P segment’s production is detailed below:

  E&P Segment’s Production*

  In thousand boe per day

  Source: Pampa. *Considering operations of former Petrobras Argentina and its controlled company PELSA for the whole year.

  Reserves

  Pampa estimates its reserves at least once a year. Proven reserves are estimated by the Company’s reservoir engineers. Reserve engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be precisely measured and that depends on the quality of the available data and on engineering and geological interpretation and judgment. Accordingly, reserve estimates, as well as future production profiles, are often different from the quantities of oil and gas that are ultimately recovered. Validity of estimates largely depends on the underlying assumptions. Such reserve estimates were prepared according to the rules for the Modernization of Oil and Gas Reporting issued by the SEC late in 2008.

  Gaffney Cline & Associates, international technical consultants, carried out an independent assessment of our reserves and provided verification of approximately 82% of the Company’s total estimated reserves and 100% of estimated reserves in areas operated by the Company (including 77% of the areas operated by PELSA). These consultants concluded that oil and natural gas subject to technical assessment reserve volumes are reasonable.

  23 Considering the production of the Medanito La Pampa for which PEPASA is a beneficiary.

  24 Considering the production of the Medanito La Pampa for which PEPASA is a beneficiary.

Pampa Energía • 2016 Annual Report • 97

  Pampa's total proven reserves as of December 31, 2016, both developed and undeveloped, are detailed below:

  Estimated reserves in Argentina are shown before deduction of royalty payments since royalties have characteristics similar to taxes on production and, therefore, are treated as operating costs.

  Pampa25

  Oil and gas production totaled 53.6 thousand boe per day, accounting for an 11% decline compared to 2015, which is mainly attributable to divestments as from October 2016 in the Río Neuquén and Aguada de la Arena areas, both located in the Neuquina Basin, and in Colpa and Caranda in Bolivia; the return of the 25 de Mayo-Medanito S.E. area to the Province of La Pampa as from October, and, to a lesser extent, to the natural decline of production from mature fields in Argentina. These effects were offset by the increase in production in the Río Neuquén area.

  Argentina

  Pampa’s production in Argentina averaged 49.7 thousand boe per day. This figure, which does not include the production of subsidiaries, was 8% lower compared to 2015. The decrease is mainly attributable to the sale of the Company’s interests in the Río Neuquén and Aguada de la Arena areas in October 2016; the return of the 25 de Mayo-Medanito S.E. area in the Province of La Pampa, effective as from October 2016; and the natural decline of production from mature fields.

  With a strong presence in the Neuquina Basin, during 2016 Pampa’s investment plan involved the drilling of 25 producing and injection wells and the repair of 23 wells in areas operated by the Company. Specifically, in the Neuquina Basin, Pampa focused oil drilling activities on the Medanito and Jagüel de los Machos areas, and natural gas drilling activities on the Río Neuquén, El Mangrullo and Sierra Chata areas. Workover activities in oil wells were performed in the Medanito and Jagüel de los Machos areas. In areas not operated by the Company, 33 producing and injection wells were drilled, mainly in the Gobernador Ayala, Entre Lomas and Bajada del Palo, in the Neuquina Basin, and 60 well repairs were made, mainly in the Golfo San Jorge Basin, in El Tordillo area.

  25 Not consolidated.

Pampa Energía • 2016 Annual Report • 98

  In El Mangrullo area, a production plateau of above 2.1 million m3 of gas per day was achieved in 2016, with peaks of 2.3 million m3 of gas per day, representing a 5% increase compared to daily average production in 2015. The gas produced is sold under the Gas Plus program.

  Activity levels remained stable in the Río Neuquén area. Eight wells were drilled, accounting for a 41% increase in daily average production of gas, which reached 2.8 million m3 per day as a result of the implementation of new technologies, expertise, know-how, effort and dedication of the Company’s technical and operational teams in connection with the drilling and completion of wells targeting the Punta Rosada formation. Gas produced in Río Neuquén is tight gas, and is sold under the Gas Plus program.

  New Río Neuquén Concession - Province of Neuquén

  Pursuant to Executive Order No. 776/16 passed on June 13, 2016, the Executive Branch of the Province of Neuquén granted former Petrobras Argentina (with Pampa as a continuing company) a 35-year unconventional exploitation concession (tight gas reservoirs) over the Río Neuquén area, including a 5-year of pilot plan development period.

  Beginning of the Third Exploratory Period in Chirete – Province of Salta

  In January 2017, High Luck Group, the operator, informed of the existence of a technical opinion issued by the Province of Salta favorable to the initiation of the third exploratory period, and we are currently waiting for the resolution formalizing such opinion.

  Venezuela – Equity Interest in Mixed Companies

  In Venezuela, oil and gas production attributable to the Company’s interest in Mixed Companies averaged 2.2 thousand boe per day, accounting for a 36% decrease compared to 2015 in fields operated by Petroritupano S.A., Petrowayú S.A., Petroven-Bras S.A., and Petrokariña S.A.

  Exploration

  Since Pampa considers that exploration is the main vehicle for reserve replacement, during 2016 investments in assets operated and not operated by the Company were mainly directed to the drilling of new unconventional exploratory wells, deep reservoirs and non-traditional shallow wells.

  In 2016, Pampa drilled two wells in Parva del Este to assess the gas productivity potential of the Vaca Muerta formation. These wells are a fundamental part of the unconventional reserve exploration program started in 2013. In 2017, a 2,500meters horizontal branch is expected to be drilled in association with Exxon Mobil.

  In the 25 de Mayo - Medanito area, an exploratory well was drilled targeting the Grupo Choiyoi formation at a depth of 2,260 meters. This well turned out to be a productive well, thus extending northwards the reserves of the Tapera Este oilfield in the 25 de Mayo – Medanito S.E. area, in the Province of Río Negro, and enabling development and appraisal wells. This well is currently in production.

  In 2016, wells were drilled in the Neuquina Basin in areas  not operated by the Company. The Río Atuel well had multiple oil targets, and was finally a discovery well with a final depth of 3,802 meters, from which an appraisal well is expected to be drilled in 2017. The Gobernador Ayala well targeted the Centenario Superior, Mulichinco and Loma Montosa formations, with a final depth of 900 meters. It turned out to be a gas productive well in the Mulichinco formation. The Agua Amarga well targeted Grupo Cuyo for gas at a final depth of 3,750 meters. The well turned out to be sterile and was abandoned uncased.

Pampa Energía • 2016 Annual Report • 99

  Additionally, in the El Chirete area, in the Noroeste Basin, the well drilled in 2015 was completed. This well confirmed the evidence obtained by the previous exploratory well and turned out to be a discovery well in Ordovician units at a depth of 2,910 meters.

  It is worth pointing out that in 2014 the Company started the early production from the unconventional oil discovery in the Vaca Muerta formation made in 2013 as a result of the drilling of a well in the Rincón de Aranda area, in the Province of Neuquén. During 2016, the early production from this well continued.

  PELSA

  Oil

  In 2016, 12 development wells were drilled, of which 7 were located in the Bajada del Palo area: 3 in the Borde Montuoso field, 3 in the Bajada del Palo field, and 1 in the Aguada del Poncho field. The concentration of efforts for the development of reserves in this area was aligned with the purpose of maximizing the return on investments.

  Besides, 4 wells were drilled in the Entre Lomas area, in the Province of Río Negro, thus reinforcing the reserves development commitment assumed in the renegotiation of this concession at the end of 2014. Lastly, one well was destined to continue the development of structures in Charco del Palenque, in the Agua Amarga area. Furthermore, 4 productive wells were repaired, 3 of which in the Tordillo and/or Quintuco formation in the Charco Bayo – Piedras Blancas field. Another well was repaired in the Bajada del Palo area.

  These activities have allowed for a 288 thousand m3 increase in proven developed reserves, of which 275 thousand m3 correspond to oil, and 13 thousand m3 to LPG. As of the end of the fiscal year, oil proven reserves (including LPG and gasoline) for the Entre Lomas, Bajada del Palo and Agua Amarga areas amount to 4,004 thousand m3.

  Gas

  Two exploratory gas targeted wells were drilled: one in the Entre Lomas field, targeting the Punta Rosada (Grupo Cuyo) formation, and another in the Bajada del Palo field targeting the Lotena formation. Besides, 4 wells were repaired (one in the Entre Lomas field, two in the Bajada del Palo field and 1 in the Jarilla Quemada field) to increase the production of marketable gas.

  As of the closing of this fiscal year, gas proven reserves amounted to 2,505 million m3, of which 865 million m3 are free gas reserves.

Pampa Energía • 2016 Annual Report • 100

  Exploration

  In 2016, a well was drilled in Jarilla Quemada Norte mainly targeting the Grupo Cuyo sands (Lajas and Los Molles formations) in the Northeastern section of the Jarilla Quemada concession, which was later abandoned as it was not a discovery well. The exploratory research of deep targets in search of gas was one of the commitments undertaken by PELSA upon obtaining the applicable concession.

  As regards the exploration of unconventional resources, the company continued evaluating the production potential of the Vaca Muerta formation (shale oil) through a thorough follow-up of the well’s productivity in Médano de la Mora after an intervention consisting of four unconventional fractures in 2014.

  PEPASA

  PEPASA was originally established with the purpose of supplying our thermal power stations. Besides, PEPASA was interested in taking part in the production of hydrocarbons so as to drive Pampa’s growth consistently with vertical integration. This initiative was in line with the Company’s strategy to support and take the lead in energy sector investments.

  Production

  Investment Agreement with YPF

  On November 6, 2013, PEPASA entered into an investment agreement with YPF, whereby it undertook to invest US$151.5 million in exchange for 50% of the stake in the production of hydrocarbons from the Rincón del Mangrullo block in the Province of Neuquén, up to the Mulichinco formation. The assigned stake represents 50% of the rights and duties relating to the production of hydrocarbons from the formations in this area, except for certain existing wells that have already been drilled by YPF, and certain new specific YPF-owned wells that will be drilled exclusively at YPF’s cost and expense.

  In the first phase of the agreement, PEPASA committed to invest US$80 million in the drilling, completion, and commissioning of approximately 17 wells, and US$1.5 million in the execution of 3D seismic surveys covering approximately 40 km2. During this phase, YPF committed to execute the drilling, completion, and commissioning of 17 additional wells which will be drilled in the eastern area of this block. After completing the first investment phase, PEPASA opted to continue with the second phase for an amount not to exceed US$70 million.

  Expenses to be paid for the production and evacuation of hydrocarbons, plus royalties (12%), the relevant fee, and surface rights will be borne proportionally to their respective stakes in the UTE, unless otherwise stipulated in the agreement.

  On May 26, 2015, PEPASA and YPF executed an addendum to the agreement, whereby both parties agreed on the following retroactive modifications effective as from January 1, 2015:

  i.       The incorporation of other formations not included in the former agreement, with the exclusion of the Vaca Muerta and Quintuco formations;

  ii.      PEPASA undertook to make the joint and proportional investments in surface facilities necessary to evacuate the gas produced in the area, which for the years 2015-2016 represent a commitment for approximately US$65 million. In consideration of this commitment, PEPASA will be entitled to its share production in all wells within the area (including YPF’s original wells);

Pampa Energía • 2016 Annual Report • 101

  iii.     PEPASA will invest US$22.5 million in wells in the Mulichinco formation and/or additional surface investments for the 2016-2017 period; and

  iv.    PEPASA will invest in exploratory wells at the Lajas formation, which will involve a first phase investment of US$34 million for the 2016-2017 period.

  As from this addendum’s effective date, PEPASA has raised its average production in the area by 300 thousand m3/day, which represents an increase above 35%. Furthermore, the natural gas and liquids volumes retroactively recognized to PEPASA for the period comprised between January 1 and the addendum’s effective date amount to 63.7 million m3 and 1,820 m3, respectively, which were paid to PEPASA before April 30, 2016.

  Both investment phases were completed towards the end of 2015. At the end of fiscal year 2016, production of the area assigned to PEPASA amounted to approximately 2.7 million m3/day, which was sold under gas supply agreements with different users at an average price of US$ 4.5/MBTU. In 2016, the gas evacuation capacity reached 5.3 million m3/day, which is expected to increase to 5.6 million m3 per day by mid 2017.

  As of December 31, 2016, 118 wells were drilled (including a well in the Lajas formation drilled in 2015 and completed in 2016), of which 108 wells are effectively in production. As of the closing of fiscal year 2016, US$207 million had been invested in wells and US$54 million in surface facilities.

  Investment Agreement with Yacimientos del Sur (former Apache)

  In December 2010, PEPASA entered into an investment agreement with Apache for the production of 700 dam3/ day of unconventional natural gas for a three-year term, intended to be sold to CTLL under the scope of the Gas Plus market. Extracted gas comes from low-permeability reservoirs in the Anticlinal Campamento and Estación Fernández Oro areas, located in the Provinces of Neuquén and Río Negro respectively.

  PEPASA has a 15% share in the necessary investments and operating expenses for developing such production, which enables it to obtain a proportional share in the production. As of the date of this Annual Report, investments under this agreement amount to US$17.5 million, with 22 productive wells. The investment term expired in December 2013. PEPASA will receive the proceeds from the already drilled wells until the end of their life cycle and will bear the costs associated with their exploitation.

  Investment Agreement with former Petrobras Argentina

  On December 7, 2010, PEPASA entered into an investment agreement with former Petrobras Argentina (with Pampa as continuing company) relating to the El Mangrullo area, under which Pampa acquired 43% of the right to freely dispose at wellhead, sell, and process hydrocarbons from certain wells to be drilled in this area. This agreement was extended on February 7, 2013.

  As of December 31, 2016, 12 wells have been drilled, which enabled reaching the production volume target since March 2012. Investments under this agreement amount to US$54 million. Gas produced under this agreement is being sold under the Gas Plus program, and as at December 2016 its daily production amounts to approximately 335 dam3/day.

Pampa Energía • 2016 Annual Report • 102

  Operating Agreement with Pampetrol

  On October 29, 2016, PEPASA entered into an agreement with the provincial-owned company Pampetrol for the exploitation and operation of the 25 de Mayo – Medanito SE area in the Province of La Pampa. This exploitation concession belongs to Pampetrol, and the agreement does not grant PEPASA any rights or interests over it. The agreement will be effective for a term of 12 months, with the possibility to mutually agree on a 6-month extension. During the life of the agreement, PEPASA is under no obligation to make any investments in the area beyond those necessary to keep the area productive, and provided it is profitable to do so.

  The production is sold by PEPASA, 35% of which on behalf of the Province of La Pampa and 65% on behalf of Pampetrol. Out of the total sales, 62% correspond to PEPASA as compensation, 3% as Pampetrol’s income, and the remaining 35% to the Province of La Pampa.

  Hydrocarbon Transportation

  OldelVal

  As of December 31, 2016, Pampa holds a 23.10% direct interest in OldelVal. Oldelval operates trunk oil pipelines providing access to Allen, in the Comahue area, and the Allen - Puerto Rosales oil pipeline, which allow for the evacuation of the oil produced in the Neuquina Basin to Puerto Rosales (a port in the City of Bahía Blanca) and supply distilleries located in the pipeline’s area of influence.

  In 2016, oil transportation from Allen to Puerto Rosales averaged 20,669 m3 per day, while oil transportation to the refineries located in the Province of Neuquén totaled an average 2,121 m3 per day. Total transportation volume was 22,790 m3 per day, equivalent to 52.5 million barrels transported in 2016, representing a 1.7% increase compared to 2015.

  In 2016, Oldelval managed to maintain uninterrupted transportation services and secured continuation of operations and pumping system reliability. Planned objectives were achieved and as regards safety, activities involving analysis of sensitive areas along the pipeline continued.

  8.4    R&D

  Pampa’s R&D segment enables it to make full use of its hydrocarbon reserves. Operations in the R&D segment are the necessary link to optimize the value chain, which begins with crude oil and gas E&P and ends with customer service in the gas station network and the offer of petrochemical products. The main strategy in the R&D segment is to maximize profitability, balancing the crude oil, refining and commercial logistics chain.

  As of December 31, 2016, Pampa operates the RBB and a network of 263 gas stations. Additionally, Pampa has a 28.5% interest in Refinor.

Pampa Energía • 2016 Annual Report • 103

  The following table summarizes the R&D’s main indicators for fiscal years ended December 31, 2016:

2016
Technical Information*
Revenues (thousand m3):
Crude Oil	7.2
Diesel Oil	375.6
Gasoline	225.2
Fuel Oil, IFOs and Asphalts	131.3
Others	72.6
Financial Information**
Argentina	6,402
Outside Argentina	148
Total Revenues	6,550

  * From the closing of Petrobras Argentina’s acquisition (August - December 2016).
  ** Consolidated annual FSs, figures in million AR$ (August - December 2016).

  Refining

  RBB

  As of December 31, 2016, RBB had an installed capacity to process 30,200 oil barrels per day. The refinery is located in Bahía Blanca, Province of Buenos Aires, a strategic point to receive crude oil from the Neuquina Basin and a superb location for the supply by sea of the oil coming from the Golfo San Jorge or Santa Cruz Sur Basins or, possibly, to import crude oil from international markets.

  RBB produces a wide range of products: high-grade gasoline, premium gasoline, GO Grade 2, FO, IFO (bunker fuels), asphalts and liquefied gases (propane, butane). Currents are also generated, which are used as petrochemicals raw material for the production of solvents and aromatics.

  In 2016, RBB processed 25,511 oil barrels per day, a figure 11% lower than that of 2015, in line with the trend towards a lower processing of crude oil in all the Argentine refining business. As in the year 2015, in addition to the typical processing of domestic crude oils, several imported crude oils of different qualities were successfully processed.

  Dock Sud Terminal

  The Dock Sud Terminal, in the Province of Buenos Aires, has an approximate storage capacity of 1,230,000 barrels of light fuels and base lubricants distributed in its 3 plants. Fuel reception is made from the DAPSA and YPF piers through pipes, with facilities for dispatch and reception of tanker trucks.

Pampa Energía • 2016 Annual Report • 104

  Caleta Paula Terminal

  Caleta Paula is Pampa's most recent reception and dispatch plant. It is located in the Province of Santa Cruz, close to the City of Comodoro Rivadavia. This location allows it to significantly enhance Pampa’s logistic capabilities in an area that is far from refineries. Besides, it allows the Company to keep an important stock of products highly demanded in the South of the country (gasoline and GO) to meet the market needs. Supply is made through bunkers, as it is located on the Atlantic coast, and it has truck loading facilities for its distribution to customers. Its storage capacity amounts to 82,000 barrels of light fuels.

  Refining Investments Plan

  In 2016, investments at RBB were mainly directed to safety and the environment, legal compliance and reliability optimization in different refinery areas, including the revamping of the tank yard, scheduled shutdowns in hydroprocessing and visbreaking units, and the retrofitting of loading points at Puerto Galván. In 2017, RBB will continue making the necessary investments relating to legal compliance, maintenance and reliability of plant operations and the revamping of the tank yard, and will begin making investments towards the general shutdown scheduled for 2018.

  Additionally, the company is analyzing investments to expedite the supply of fuel to power plants near RBB and in a new GO hydrotreating unit.

  At the Dock Sud Terminal, investments will be mainly directed towards the revamping of the pump room, reservoir and ducts of the fire system, and the Company will continue tank revamping works to meet applicable requirements and value enhancement works related to the tank yard aimed at increasing storage capacity for light fuels both for own use and to be rented to other oil companies.

  At Caleta Paula Terminal, in turn, the necessary investments relating to maintenance and legal compliance will be made, including works involving the revamping of tanks, piping, and a reverse osmosis plant to supply water to the Terminal.

  Distribution

  Pampa has a gas station network which allows it to meet the demand of customers located in different regions of the country. In the last few years, the strategy consisted of optimizing the customer base to adjust its size to refining capabilities and maximize distribution efficiency. As of December 31, 2016, Pampa has a 263 gas station network in Argentina, all of which under the ‘Petrobras’ brand, and 36 include ‘Spacio 1’ convenience stores. The following table shows points of sales (gas stations) as of December 31, 2016:

Type	Quantity
Own(1)	79
Concession(2)	184
Total	263

  1 Property owned or controlled by Pampa under usufruct, rental or concession agreements.

  2 Property owned or controlled by third parties, with which Pampa has executed a concession agreement.

Pampa Energía • 2016 Annual Report • 105

  In 2016, the Company continued with the implementation of the gas pump replacement program in the gas station network and the program for upgrading CNG compressors of the Company’s own network. In addition, the Company moved forward with the rebranding plan in the gas station network, and implemented the new EcoPlus image in some of them. The new image meets state-of-the art standards in energy efficiency and environmental care.

  Liquid fuels sales volumes in the domestic market totaled 1.3 million m3 in 2016. As a result, the Company has a 6.1% market share, ranking fourth in the Argentine fuel market. Out of this total 1.3 million m3, 0.9 million m3 are attributable to GO, which reported a 3.9% increase compared to 2015. On the other hand, gasoline sales totaled 0.4 million m3, with no year-on-year variations. GO and gasoline sales accounted for a market share of 6.8% and 5.2%, respectively. In addition, sales of premium gasoline totaled 0.1 million m3, with a 3.8% market share.

  Furthermore, refined products are sold to industrial, construction and marine markets, including marine fuels and lubricants, asphalts and other products. Sales volumes in the bunker IFO market totaled 640 thousand tons, of which approximately 89 thousand tons were sold by Pampa, thus reaching a 13.9% market share. As regards DMA, the market totaled 87 thousand m3, and the Company had an accumulated 5% share in 2016. Sales in the asphalt market totaled 58 thousand tons in 2016, accounting for a 16.3% market share.

  Lubricants

  Another important business development focus is lubricants. In the last few years, the objective was consolidating the Lubrax brand in the Argentine market through the development of exclusive lube customers, leveraging combined sales with liquid fuels and point-of-sale promotions.

  In 2016, Lubrax sales in the Argentine market totaled 14.73 thousand m3, a 12.7% decrease compared to 2015, with a 5% market share.

  Refinor

  Pampa has a 28.5% interest in Refinor. Refinor has the only refinery in the Northern region of Argentina, which is located at Campo Durán, Province of Salta. The nominal processing capacity of the topping unit is 25.8 thousand bbl per day, whereas the two turboexpander plants’ nominal processing capacity reaches 20.3 million m3 of gas per day.

  RCD receives natural gas and condensed and crude oil from the Noroeste Basin and from Bolivia. These operations are conducted through three oil pipelines and three gas pipelines. In 2016, the average daily processing of crude oil amounted to 8,200 barrels.

  Effective as from 2012, an agreement was executed with ENARSA whereby Refinor would provide compression services for the gas ENARSA imports from Bolivia. The agreement was later amended to increase the compression capacity to a volume of 26 million m3 per day of gas, and to extend its term until April 2019.

  Besides, Refinor operates a 1,109 km multipurpose pipeline extending from RCD (Salta) to Montecristo (Córdoba), which supplies Banda Río Salí (Tucumán), Güemes (Salta) and Leales (Tucumán) dispatch plants. In Montecristo, it connects to a YPF multipurpose pipeline which reaches the town of San Lorenzo (Santa Fe). This multipurpose pipeline is the most important distribution path for all liquid fuels generated in the Noroeste Basin in Argentina, which transports GO, gasoline for petrochemical use, gasoline for automotive use, kerosene, butane and propane.

Pampa Energía • 2016 Annual Report • 106

  As of December 31, 2016, Refinor had a network of 80 gas stations in the Provinces of Salta, Tucumán, Jujuy, Santiago del Estero, La Rioja, Catamarca, and Chaco. The network offers a high-performance fuel line: Refinor 97 (97 octanes), Super (95 octanes), and Eco Diesel Premium.

  In 2016, sales of gasoline, GO, raw gasoline and other liquid fuels amounted to 528 thousand m3, which represents a 17% year-on-year decrease.

  In turn, gas processing reached a daily average of 14.7 million m3. LPG sales amounted to approximately 210,000 tons in 2016, experiencing a 24% decrease compared to 2015.

  8.5 Petrochemicals

  The PTQ segment is a key component in Pampa’s strategy of vertical integration of operations. The Company’s goal is to maintain its market position in the styrenics market by capitalizing on current conditions and maximizing the use of its own petrochemical raw materials.

  This segment covers a wide range of products, such as octane bases for gasoline, aromatic solvents, hexane and other hydrogenated paraffinic solvents, propellants for the cosmetic industry, monomer styrene, rubber and polystyrene for the domestic and foreign markets.

  The petrochemicals market where Pampa competes is highly cyclical, and global market conditions have a strong impact on our results. Pampa is the only producer of monomer styrene, polystyrene and elastomers in Argentina, as well as the only integrated producer of goods ranging from oil and natural gas to plastics. As part of its efforts to integrate operations, it uses a substantial volume of styrene to manufacture polystyrene and SBR.

  The petrochemicals division is made up of:

  •        An integrated petrochemical complex in PGSM, Province of Santa Fe, with an annual production capacity of 50,000 tons of gases (LPG and propellants), 155,000 tons of aromatics, 290,000 tons of gasoline and refined products, 160,000 tons of styrene, 55,000 tons of SBR, 180,000 tons of ethyl benzene  and 31,000 tons of ethylene;

  •         A polystyrene plant in Zárate, Province of Buenos Aires, with a production capacity of 65,000 tons of  polystyrene and 14,000 tons of BOPS; and

  •         An ethylene plant in San Lorenzo, with an annual production capacity of 19,000 tons. The plant is located on the banks of the Paraná river, close to the PGSM petrochemical complex, connected through pipelines for the supply of ethylene as raw material for the production of ethyl benzene and styrene.

  The following table shows the petrochemicals segment’s main indicators for fiscal years ended December 31, 2016:

Pampa Energía • 2016 Annual Report • 107

2016
Technical Information*
Revenues (in thousand ton):
Styrene (incl. propylene y ethylene)	30.4
SBR	10.6
Polystyrene (incl. BOPS)	26.7
Others	137.0
Financial Information**
Argentina	1,909
Outside Argentina	598
Total Revenues	2,507

  * From the closing of Petrobras Argentina’s acquisition (August - December 2016).
  ** Consolidated annual FSs, figures in million AR$ (August - December 2016).

Pampa Energía • 2016 Annual Report • 108

  Styrenics Division

  In 2016, monomer styrene sales volumes totaled 51 thousand tons, a figure 9% lower than that recorded in 2015, whereas polystyrene sales volumes totaled 54 thousand tons, recording an 8% decrease compared to 2015. In 2016, BOPS sales volumes totaled 6.5 thousand tons, a figure 15% lower compared to 2015, with a 13% decline in exports and a 19% decrease in domestic sales.

  In 2016, rubber sales totaled 27.8 thousand tons, of which 17.6 thousand tons are attributable to the domestic market and 10.2 thousand tons to exports. Sales volumes in 2016 were 20% lower compared to 2015, mainly due to the opening of imports and the higher competition with foreign products, especially those coming from Brazil.

  Gasoline Reforming Division

  In 2016, sales volumes of octane bases and gasoline totaled 242 thousand tons, of which 73 thousand were directed to the export market. Sales of hexane, paraffinic solvents and aromatics during 2016 totaled 55 thousand tons. Propellant sales volumes totaled 10 thousand tons in 2016.

  As of December 31, 2016, Pampa’s estimated share in the styrene, polystyrene and rubber markets amounted to 100%, 90% and 89%, respectively.

  8.6    Other Business

  Transener

  Transener is the leading company in the public service of high voltage electricity transmission in Argentina, which operates 85% of the lines of the country. It holds a concession over 20,648 kilometers of transmission lines and 149 transforming substations.

  The following table summarizes Transener’s most relevant technical and financial indicators:

	2015	2016
Technical Information
Transener Transmission Lines (Km)	14,472	14,489
Transba Transmission Lines (Km)	6,159	6,159

Financial Information*
Revenues	1,947	2,270
Fiscal year’s results, attributable to company’s shareholders	52	(57)
Assets	2,955	3,340
Liabilities	2,233	2,688
Shareholders’ Equity	723	652

  * Consolidated annual FSs under IFRS figures, in million AR$.

Pampa Energía • 2016 Annual Report • 109

  Operation and Maintenance

  The Extra High Voltage electricity transmission of SADI operated and maintained by Transener is subject to higher and higher load conditions every year. In 2016, the winter peak reached 23,529 MW, a value that exceeded the previously highest historical winter peak of 22,552 MW registered in 2013. Furthermore, the 2016 summer peak exceeded the previously highest historical summer peak of 24,034 MW recorded in January 2014, reaching 25,380 MW in February 2016.

  Despite the great number of power grid solicitations, in 2016 service quality has been wholly acceptable for the values required from a company like Transener, which ended the year with a Failure Rate equal to 0.52 failures per each 100 kilometer-line, consistently with international parameters accepted for companies which operate and maintain extra high voltage transmission systems. The following chart shows the Failure Rate associated with the service provided by the power utility:

  Failure Rates

  (Rate per each 100 km of 500 kV lines)

  Investments

  During 2016, Transener made investments in the amount of AR$345 million. The following table illustrates its annual distribution:

Pampa Energía • 2016 Annual Report • 110

  Annual Investment of Transener

  1999 – 2016

  Source: Transener.

  Business Development

  Engineering Services –Works

  Regarding power grid expansion works, Transener has focused its activity on those works in which the company has competitive advantages, prioritizing the works to be executed on the 500 kV system.

  The development of an important work program for replacing equipment and installing new storage facilities within the transportation system has entailed the demand for other services, such as the preparation of bidding documents, electricity studies, the implementation of power generation and demand monitoring systems (DAG and DAD systems), and the testing and commissioning of transforming stations. Transener’s technical team extensive expertise has been a key factor in the customers’ decision to entrust it with the performance of critical works. Bidding documents for the expansion of the transportation system under the Federal Plan, works pursuant to SE Res. No. 01/03, and other extensions to be executed by different WEM agents have been drafted. Among the most important works, we can mention expansion works of ET Paso de la Patria, ET 25 de Mayo, ET Macahin, ET Atucha and ET Ramallo.

  Electricity Transmission-Related Services

  Operation, maintenance and other services, such as specific testing hired by private customers owning transmission facilities for both private and public use (independent and/or international transmission utilities) have been provided since the creation of the company.

  Among the works performed by Transener, we can mention the replacement of bushings, the performance of oil analyses, diagnostic trials, OPGW repairs, FO connections in repeater junction boxes, the cleaning of isolators, measurements of electric and magnetic fields, automation implementation, and maintenance of lines and equipment of transforming stations, and so on.

Pampa Energía • 2016 Annual Report • 111

  All service agreements include provisions to maintain Transener’s remuneration at real values; and most agreements have been uninterruptedly renewed since their commencement, which confirms the quality of the service provided by Transener and the level of satisfaction of its clients.

  Communications

  In 2016, Transener continued providing infrastructure services to several communications companies, including the assignment of dark fiber optics to its own system (Line IV), and the lease of space in microwave stations and in their aerial-supporting structures. The growing demand from mobile communication companies has led to a significant increase in revenues both in terms of volume and better prices involved. Besides, Transener continued to provide support services for operating communications and data transmission to WEM agents.

  Financial Situation

  As during 2016 Transener and Transba continued negotiating their respective tariff schemes, their treasury management was based on prudential standards aiming to ensure power grid operation by optimizing their use to reduce risks and enhance hedging and yields.

  As regards their financial debt, on December 15, 2016 the final payment of Series 1 CBs at an 8.875% rate was made in the amount of US$13.3 million as principal plus the applicable interest and, therefore, no CBs for this Series remain outstanding. Furthermore, Transener paid the final balance of US$2.3 million of the loan with the Nordic Investment Bank, there being no further debt for this concept.

  Therefore, as of December 31, 2016, its consolidated financial debt amounted to US$98.5 million as principal, corresponding exclusively to Series 2 CBs at a 9.75% rate. Since these bonds are fully payable in August 2021, there is no additional financial debt maturing before that date.

  Regarding Transener’s risk rating, in 2016 Standard & Poor’s improved domestic ratings from ‘raB-’/negative to ‘raB+’ with a positive trend, and its global rating from ‘CCC-’/negative to ‘CCC’, with a positive trend for foreign and local currency.

  TGS

  TGS is the most important gas transportation company within the country, and it operates the biggest pipeline system in Latin America. It is also a leading company in the production and sale of NGLs for both domestic and export markets, conducting this business from the General Cerri Complex located in Bahía Blanca, Province of Buenos Aires. TGS also provides comprehensive solutions in the natural gas area and, since 1998, it has also landed in the telecommunications area through its controlled company Telcosur. As of December 31, 2016, Pampa holds a 25.5% indirect interest in TGS through CIESA.

  The following table summarizes TGS’ main technical and financial indicators:

	2015	2016
Technical Information
Gas transportation
Average firm capacity contracted (in million m3 per day)	80.6	79.5
Average delivery (in million m3 per day	66.0	66.7
Production and commercialization of liquids
Total liquids production (in thousand ton)	924.2	939.4
Gas processing capacity (in million m3 per day)	46.0	46.0
Storage Capacity (in ton)	54,840	54,840
Financial Information*
Revenues	4,227	7,402
Fiscal year’s results	(172)	931
Assets	6,647	8,931
Liabilities	4,951	6,405
Shareholders’ Equity	1,695	2,526

  * Consolidated annual FSs, in million AR$. Even though this data comprises the full fiscal years 2015 and 2016, the reporting under IFRS of our affiliate TGS in Pampa’s financial statements started as from the closing of the acquisition of Petrobras Argentina in August 2016.

Pampa Energía • 2016 Annual Report • 112

  Description of Business Segments

  Regulated Segment: Gas Transportation

  In 2016, revenues from this business segment amounted to AR$2,087.2 million, showing an increase of AR$1,073.2 million compared to AR$1,014.0 million recorded in 2015, which was mainly due to the impact of the tariff update approved by ENARGAS Res. No. 3,724/16 and No. 4,054/16 within a context where efforts to improve the tariff schedule continued.

  Revenues from this business segment result mainly from firm natural gas transportation agreements, whereby the gas pipeline capacity is reserved and paid for irrespective of its actual use. Besides, TGS provides an interruptible service, where the transportation of natural gas is subject to the gas pipeline’s available capacity. Furthermore, TGS provides operation and maintenance services for assets assigned to the natural gas transportation system corresponding to the extensions encouraged by the National Government and held by trusts created to such effect. For this service, TGS receives from customers with incremental natural gas transportation capacities the CAU established by ENARGAS. Since its creation in 2005, the CAU has received transitory updates, which have however been insufficient to offset the increase in operating costs recorded since its creation.

  In 2016, the daily average injection of natural gas into the gas pipeline system operated by TGS was higher than in 2015. As the April – June 2016 quarter has had one of the lowest temperature averages in the last 50 years, consumption by residential customers has experienced a strong increase. In view of this situation, TGS managed to operate the gas pipeline system in a highly demanding context; thanks to this and to the execution of the designed overhaul plan, TGS gas pipeline system was fairly responsive to meet this demand. However, the regulatory authority continued restricting the supply of natural gas to the industrial and generation market in order to reorient and allocate gas to so-called priority users, mainly residential, commercial and CNG users, although restrictions were lower due to the higher average number of injections into the system.

Pampa Energía • 2016 Annual Report • 113

  Regarding gas pipeline system expansions, on July 30, 2016, the NAFISA informed TGS of MEyM's decision to suspend all pending natural gas transportation capacity expansion works. The expansion works, which started in 2006, would allow for the transportation of a total incremental volume of 10.7 million m3/day, out of which 8.7 million m3/day are enabled and supported by currently effective firm gas transportation contracts.

  Non-Regulated Segment: Production and Selling of Gas Liquids

  Unlike the gas transportation business, the production and selling of gas liquids is not regulated by ENARGAS.

  In 2016, this segment’s revenues accounted for 64.7% of TGS total revenues, which have increased by AR$1,860.5 million, from AR$2,907.8 million recorded in 2015 to AR$4,768.3 million in 2016. Revenues from the liquid business have increased mainly as a result of the positive impact of the AR$ exchange rate on sales denominated in U.S. Dollars and the increase of volumes sold on the company’s own account. These effects were partially offset by the drop in international average reference prices which, despite the recovery evidenced in the month of December, were below those disclosed in 2015 for an important part of 2016.

  Gas liquids production and selling activities are conducted at the Cerri Complex, located close to Bahía Blanca, which is supplied by all of TGS’ main gas pipelines. Ethane, propane, butane and natural gasoline are recovered at this industrial complex. TGS sells these liquids to both domestic and foreign markets. In the domestic market, propane and butane are sold to fractionator companies. In the foreign market, the sale of these products and natural gasoline is made at current international market prices. Ethane is sold to Polisur at a price mutually agreed by the parties.

  During fiscal year 2016, the production of liquids experienced a 15,247 tons, or 1.6%, increase, mainly as a result of the increase in the number of propane tons. Total volumes dispatched from the Cerri Complex decreased by 25,507 tons, or 2.7%, during the fiscal year ended December 31, 2016 against fiscal year 2015. The dispatched volumes are detailed below:

Pampa Energía • 2016 Annual Report • 114

Dispatched volume (in ton)	2015	2016
Ethane	277,689	277,475
Propane	314,715	313,505
Butane	237,569	222,094
Natural gasoline	107,257	98,649
Total dispatched volume	937,230	911,723

  Despite the adverse scenario it faced during most fiscal year 2016 owing to the low international prices determining the sales price of the obtained products, as a result of coordinated efforts by its different areas TGS has managed to optimize its business margins and to meet its production and sales objectives.

  Furthermore, within this context TGS has entered into export agreements for the 2016/2017 summer period, which not only enable the company to obtain better prices that with ‘spot’ sales, but will also bring short-term certainty for the sale of these products.

  In the domestic market, TGS continued meeting the MEyM’s requirements on the volumes to be provided to the domestic market under both the New Stabilization Program and the Propane for Grids Agreement. Under these programs, TGS sells volumes well below market prices which, under certain conditions, results in negative operating margins.

  During the fiscal year ended December 31, 2016, TGS executed extensions to the Propane for Grids Agreement, which provides for the supply of propane for the May 2015 – April 2016 and May 2016 - April 2017 periods, respectively. Both programs provided for a compensation payable to participants by the National Government. In this respect, on June 22, 2016 and pursuant to the provisions of Executive Order No. 704/16, a Letter of Consent was executed whereby TGS agreed to receive BONAR 2020 bond from the National Government in cancellation of compensations owed as of December 31, 2015 under the Propane for Grids Agreement, which were received on October 5, 2016. Although as of the date hereof credits from the Propane for Grids Agreement for fiscal year 2016 and the first months of 2017 are still pending payment, efforts are under way to rectify the situation.

  As regards ethane, after the expiration of the ten-year contract on December 31, 2015 and in an adverse international context of increased competition, TGS, after executing short-term agreements for the January-April period, obtained a renewal for the May 2016-May 2017 period. This agreement not only enables to guarantee the supply of this product to its only customer, Polisur, but also allows the company to obtain sales margins in line with those obtained during the last few years. However, it should be pointed out that, on account of commercial issues, this contract implies the supply of lower annual volumes compared to the previous contract.

  During fiscal year 2016’s winter period, restrictions on the access to natural gas for restocking the RTP arrived in the Cerri Complex persisted, which prevented a production increase. As regards purchase prices for natural gas used as RTP, despite the increase in natural gas prices, TGS guaranteed its supply at reasonable prices, thus avoiding a significant impact on this business segment’s operating margins.

Pampa Energía • 2016 Annual Report • 115

  Liquid Sales for Each Market

  In thousands of tons, 2012-2016

  Source: TGS.

  Non-Regulated Segment: Other Services

  The other services segment is not regulated by ENARGAS. TGS provides midstream services, which mainly consist of treatment, impurity separation and gas compression. It may also include gas extraction and transportation at gas fields, construction services, inspection and maintenance of compression plants and gas pipelines, as well as steam generation services for the production of electricity. This business segment also includes revenues from telecommunication services provided through its subsidiary Telcosur.

  This segment represented 7% of TGS’ total income in 2016; revenues from sales experienced an increase, mainly on account of the devaluation of the nominal exchange rate on revenues denominated in U.S. Dollars and higher revenues from natural gas operation and maintenance, and compression and treatment services during fiscal year 2016.

  During fiscal year 2016, new business was obtained in the engineering and operation, and natural gas maintenance areas, which have offset the lower revenues resulting from the expiration of certain operation and maintenance agreements. It should be pointed out that, effective as from August 2016, TGS perfected the renewal and 20-year extension of the conditioning and compression services for the natural gas extracted from the Río Neuquén field, over which Pampa holds a concession expiring on December 31, 2017. Furthermore, on September 27, 2016, a new agreement was entered into with Pampa to expand the plant's processing capacity, which will result in additional revenues for TGS as from the second quarter of 2017.

  Regarding telecommunication services provided by Telcosur, during 2016 its business consolidation strategy was reinforced through the renewal of transmission capacity agreements and the execution of new agreements with carriers and corporate customers.

Pampa Energía • 2016 Annual Report • 116

  9.     Human Resources

  At Pampa, we work with passion and enthusiasm. Commitment and trust are our are our driving force to face challenges. Guided by our values, we strive for excellence and continuous improvement to meet the market demands and continue growing on a daily basis. In this sense, the Company supports several practices aimed at human resource training, development, attraction, retention and management, thus building a favorable work environment to achieve organizational results.

  As from the acquisition of Petrobras Argentina, the restructuring and integration of both organizations was led by redefining our new Human Resources strategy and structure seeking to become a strategic business partner and to develop a sustainable Human Resources plan for the different Company departments through the implementation of the following programs.

  9.1    Recruiting and Selection

  When a position is vacant, Pampa encourages the filling of each position with the best qualified candidate through the implementation of several strategies and tools to attain such goal. In 2016, the in-house job-posting system continued to secure the dissemination of job opportunities throughout the Company, thus facilitating professional development and growth alternatives for employees.

  9.2       Professional Practice / Internships

  During 2016, the Company continued with the implementation of professional practice programs directed to students from technical schools, as well internship programs targeted to electric engineering students. These students were later invited to participate in recruitment processes for positions similar to those developed during the professional experience.

  9.3       Human Resource Planning

  Pampa carries out this process by reviewing its employees’ career profiles, considering their academic and job background, their performance within the Company and the assessment of their competencies. In 2016, current and potential competency assessments were made for different profiles within the organization. This information was taken into consideration for promotions, transfers and other career opportunities for each employee within the Company.

  9.4       Compensation and Benefits

  Pampa’s policy is based on securing external competitiveness and maintaining in-house equity. Accordingly, every year the Company works with surveys which allow it to adjust its benefit packages and wage structure to those offered by other companies. As a result, in 2016 the Company granted increases equivalent to those offered by the labor market to personnel not subject to collective bargaining agreements, and salaries were adjusted according to collective bargaining agreements for unionized employees.

Pampa Energía • 2016 Annual Report • 117

  9.5       Trade Union Relations

  During 2016, the Company maintained a close relationship with the different unions in the industrial sectors where it operates, and actively participated in Business Chambers conducting labor negotiations, both at national and regional levels, coordinating negotiation processes in each subsidiary. Permanent contact with different unions allows us to consolidate a strong and long-term relationship based on dialog and negotiation and to work together to face social and economic challenges.

  9.6       Staff Management

  As from the acquisition of Petrobras Argentina and as part of the strategy for integrating both organizations, we have participated in the merger process by providing the necessary Human Resources information and adjusting systems and processes for a seamless transition. These proceedings were conducted both internally and externally, also extending our support to official labor, pension, judicial and tax entities. Pursuant to this strategy, this area successfully led the process within the agreed time.

  Through our communication channel (NEXO), a permanent point of contact between employees and the Human Resources area, we support the communication of changes in policies and procedures.

  An analysis of medical coverage and improvement opportunities was conducted. Besides, a work plan for 2017 was established to unify payroll and accounting records under a single management system, which will allow us to optimize processes and consolidate highly satisfactory functional and operating results.

  9.7       Training and Development

  The available academic offer included corporate individual competencies programs, graduate studies and language training. As a distinctive modality for the development of managerial competencies, the Company implemented the ‘The Leader as a Coach’ program aiming to develop the capacity to assist others and achieve a better individual performance. For positions with no employees reporting to them, training activities were conducted on ‘How to increase efficiency in decision-making processes’ and ‘How to manage the personal toolbox,’ based on the way such tools are integrated in their working context.

  Concerning training activities headed by in-house facilitators, Pampa continued promoting this methodology through commitment and participation of its own employees in the transfer of knowledge and experience gained throughout their career.

  As regards technical training, the Company developed several programs offering training in specific skills in all businesses. As a result of the installation of new equipment and the technological upgrade performed in several Company assets, the plants’ staff received technical training courses. Furthermore, e-learning programs were incorporated as training tools, and during 2016 some of the courses were offered through this modality.

Pampa Energía • 2016 Annual Report • 118

  9.8       Internal Communications, Working Environment and Culture

  Pampa knows that communications are of the essence to encourage all areas to work towards the same goal and in line with the same business objectives.

  In 2016, Pampa’s efforts continued on the updating of its intranet, its main internal information portal, through the implementation of improvements in content quality, and the incorporation of business information from the different sites to ensure visibility on the Company’s growth and contributions by its employees. Furthermore, meetings with the Company's main officers were held in different areas to provide employees with business information and foster dialog.

  With the acquisition of Petrobras Argentina, we conducted several actions to encourage the companies’ integration process:

  •         Communication support during the relocation from Pampa’s former offices to the current Pampa Building;

  •         Communication plan for the ‘new Pampa brand identity’;

  •         Organization of inter-area integration events;

  •         Communication support to the legal and technological merger project.

  We have also worked on updating content in available digital media, and have used existing internal communication media for communications by the President (as videoconferences in connection with all assets) and continued using the newsletters ‘Informados en cinco’, which is published fortnightly and provides information to all employees, and ‘Info Lideres’, geared to providing cascade communications.

Pampa Energía • 2016 Annual Report • 119

  10.  Corporate Responsibility

  At Pampa, we understand corporate responsibility as a strategic management model which is implemented through the Foundation. With a strong commitment to society, which goes beyond power demand satisfaction, we develop programs oriented towards improving the life quality of our employees, their families and the communities where we operate.

  As from 2016, with the incorporation of Petrobras Argentina’s assets and its communities of influence, the Foundation has adopted a new strategic focus: education as a fundamental right. Our goal is to promote a holistic education through programs offering personal and professional development tools, accompanying each young person in the election of his or her future and life project. Consequently, educational-oriented programs conducted since 2008 were extended to reach a higher number of recipients, and replicate and multiply results obtained on supporting university students.

  10.1  Professional Training Programs

  Launched in 2016, the purpose of these programs is to provide equal employment and educational opportunities through social inclusion of vulnerable persons throughout the country and to accompany young students along each stage of their academic-professional training.

  This program is a continuation of the university scholarships the Foundation has granted since 2011. Due to their strong impact, the Foundation started to accompany young Argentine students throughout their academic formation, from the primary level with workshops, through secondary education with the Accompaniment to Complete Technical Secondary Studies program and Professional Practice program, continuing with university scholarships, and ending up with internships and the ‘Young Professionals’ program. After completing this process, young people are empowered to develop professionally, and many of them are recruited by Pampa. Programs for the different stages of this training processes, and results achieved in 2016 are detailed below:

  Primary Level

  The ‘Energy Researchers’ workshops aims to arouse and spark an interest for science in primary school students, also creating awareness on responsible use of energy. In this program, participants become ‘Researchers’ of different phenomena related to energy, their sources, efficiency, and benefits associated with the different types of energy. In 2016, 126 ‘Energy Researchers’ workshops were conducted throughout the country: 30 in Neuquén; 10 in Bahía Blanca; 56 in the Municipality of Tigre; 10 in Morón, and 10 in 3 de Febrero, in the Province of Buenos Aires; as well as 10 workshops in Salta.

Pampa Energía • 2016 Annual Report • 120

  Secondary Level

  The ‘Accompaniment to Complete Technical Secondary Studies’ program, which is developed during the last three years of secondary school, aims at encouraging participation, awakening civic values, and forming committed citizens. Throughout 2016, the Foundation has accompanied 282 students: 30 students from Neuquén and 252 students from technical schools of the Province of Buenos Aires. Furthermore, the Foundation has selected 500 students nation-wide to begin the program in 2017 and it estimates a total 800 grantees will participate in the program next year.

  Since 2013, the Human Resources area has been working in the implementation of professional practices for students attending 5th year at technical schools of nearby communities. This has been made possible through a master agreement entered into between the Ministry of Education of the Province of Salta, the Industrial Union of Salta and CTG. Practice is oriented to the consolidation, integration and increase of knowledge and capabilities matching the professional profile the students are developing, and it is an excellent opportunity to enrich professional training in a socio-productive context, thus enhancing work insertion possibilities. In 2016, 53 students participated in the program, 25 of them in CTG, 26 in CTGEBA and 2 in the Avellaneda Lubricants Plant. In turn, more students from different schools have been selected to attend this practice program in different Company assets through 2017.

  College Level

  We believe it is necessary to foster actions contributing to preserve the environment and to such effect, it is essential to have qualified employees. Under that premise, the Company decided to accompany young students interested in the development of sustainable energies with a scholarship for the degree in renewable energies, which offers technical education to develop knowledge and skills in the use of sustainable power systems. In 2016, the Foundation accompanied 7 students from the University of La Matanza.

  University Level

  The Foundation offers financial grants and the assistance of a tutor so that young engineering students may have possibilities for development, thus advancing their education and employability. To such effect, the Foundation has signed different agreements with public universities. In 2016, 13 grants were awarded to ITBA students. Besides, 20 grants were awarded at UTN University, Buenos Aires; 20 at the National University of Cuyo and UTN University, San Rafael, Mendoza; and 26 grants were awarded at the University of Salta and the University of Piquirenda, in Salta. In 2017, the Company projects to award a total 200 university grants.

  Furthermore, with the purpose of accompanying Pampa employees’ children in their university studies, a call was launched to support current or future engineering students. Under this program, in 2016 the Foundation accompanied a total of 32 university students.

Pampa Energía • 2016 Annual Report • 121

  Professional Level

  We believe that professional internships are an ideal complement for formal education, as they allow to put theoretical concepts into practice, help to understand work dynamics, teach teamwork with people having different academic backgrounds, and represent the first formal work experience. The program covers fourth-year and above university students. In 2016, 6 university interns were recruited by Pampa.

  Finally, the ‘Young Professionals’ program aims at the professional development of grantees who are about to finish or have finished their university studies and are interested in developing professionally in the power industry. In 2016, 2 interns were recruited by Pampa in CTLL and CPB under the program.

  10.2  Volunteering Actions

  In 2016, this participation space was created for all employees willing to engage in actions of solidarity. This program is focused on supporting education by encouraging participation in solidarity initiatives addressing the local reality. In this way, we seek to create a positive work atmosphere, furthering the integration of employees and internally reinforcing the values promoted by the Foundation.

  A Christmas Eve for Everyone

  This activity consisted of the preparation of Christmas gift boxes so that low-income families may enjoy a different Christmas with Pampa’s employees. This program was developed in the Pampa Building, the Lubricants Plant, the Dock Sud Terminal, RBB, CPB, the Zárate Plant, the PGSM Complex and CTGEBA. In total, 895 boxes were donated, 423 of which were provided by employees, and the rest by the Company. More than 789 families received these boxes.

  Sweet Christmas

  In the Neuquina Basin asset, HPPL and CTLL, renowned chefs of the area organized 4 Christmas bakery workshops for 80 people in 9 social organizations in Centenario, Cutral-Có and Piedra del Águila, in the Province of Neuquén, and Catriel, in the Province of Río Negro. 28 Pampa volunteers assisted in kneading and baking the products and donating non-perishable food. More than 50 hours were invested and more than 160 pieces of traditional sweet bread were donated.

  For the Younger Ones and Playing with the Younger Ones

  Voluntary drives were organized in HINISA and HIDISA, where toys, milk, diapers and clothes were collected and donated to educational institutions of the area. The Foundation contributed with educational games for the 65 children attending K4 and K5. Furthermore, volunteers repaired the kindergarten toilets. Besides, a toy drive was organized, and toys were given to an NGO that fixes damaged toys and donates them to public kindergartens. In total, more than 50 kilograms of clothes for babies and kids, 20 pairs of shoes and sneakers, and more than 150 toys were donated.

Pampa Energía • 2016 Annual Report • 122

  A Day for Sharing

  In CTG and CTP, an integration lunch was organized at the Community Kitchen for Children of Güemes and School No. 4137 ‘Virgen de Fátima’ of Piquirenda, with the participation of 68 volunteers who helped as grillers, cooks, waiters, at the childcare facility, or in entertainment or cleaning activities for the 300 attendants.

  Come Back to School

  The purpose is to call employees who have studied at technical schools and wish to help schools to improve educational conditions. In 2016, we received 82 proposals by volunteers wishing to assist 28 schools from the Provinces of Buenos Aires, Mendoza, Neuquén, and Salta.

  Energy for Kids

  Backpacks with school supplies were donated to disadvantaged children. From the Pampa Building, 46 kits were donated for rural schools in the Province of Misiones; RBB contributed with 35 kits for children of the neighborhoods of Villa Caracol and Bajo Rondeau; CTGEBA volunteers assembled 15 kits for students of EGB No. 19 ‘Maestro Oscar Felipe Sánchez’ school; PGSM contributed with 18 school kits for the Basilio Bustos school in the neighborhood of Bella Vista; and in the Neuquén basis, volunteers assembled 92 kits for children attending nearby schools and educational institutions.

  Give & Gain Day

  For the third consecutive year, the Company participated in the International Corporate Volunteering Week, a global movement with presence in 24 countries. 89 Pampa’s volunteers participated in different activities. In the Pampa Building, 33 volunteers participated in the sale, meal preparation, and delivery of the empanadas from the La Cocina del Trabajo organization.

  Besides, an activity with the social organization RECIDUCA was organized, in which 16 students from the last year of the Santo Domingo Savio secondary school attended a workshop given by volunteers to introduce them to the labor market. The Lubricants Plant and the Dock Sud Terminal received 22 students.

  At the Zárate Plant, 12 volunteers were actively involved in the works in the Merendero Barrio Rey Sol toilets.

  14 PGSM volunteers visited School-Home ANIDE, in San Lorenzo, where they painted common areas and refurbished the garden with a new playground for kids.

  RBB's volunteers planted 30 trees, including pine trees, ashes and other species. Most of them were planted at a square recently created by the Municipality.

  10.3  Open Doors Program

  To enhance the training of students of different levels, as well as the general knowledge of the interested persons, the Foundation organizes tours and visits to our plants so that neighbors get to know Pampa’s productive processes, facilities, and working methodology. In 2016, almost 1,200 students of different levels were received in the PGSM Complex, CTGEBA, HINISA and HIDISA, the Dock Sud Terminal, CTG and the Zárate Plant.

Pampa Energía • 2016 Annual Report • 123

  10.4  Soup Kitchen in General Güemes-Salta

  Since 2001, the Foundation has taken over the commitment and the responsibility to support a soup kitchen which every day serves meals to 120 children and their mothers in General Güemes, Salta. We coordinate efforts with Fundación Banco de Alimentos, an organization responsible for the soup kitchen's operations and food quality.

  10.5  Local Management of Social Responsibility

  In 2016, the Company continued consolidating the ability of the social responsibility committees to plan and manage a local sustainability strategy aligned with the business under ISO 26000 and the Global Compact standards.

  We continued with the training programs started in 2015 for members of the Avellaneda, Dock Sud, PGSM Plant, RBB and Zárate Plant. The ‘Action Plan Design’ workshop was conducted, which included the review of a risk matrix, and the detection of improvement opportunities aimed at facilitating strategic planning and generating conditions for following up on and monitoring proposed actions. The Foundation, in turn, has emphasized the importance of establishing close relationships with the community.

  At the Zárate Plant, the Company continued supporting the AcercaRSE waste separation and recycling program ‘Waste is Useful’ aiming to stimulate community commitment with environmental care through a responsible handling of waste through its separation, reuse and recovery at public schools in the area.

  At PGSM, we continued supporting the ‘Productive Chain’ program, which consists of talks to 7th grade students from schools in the region, revaluing the industry role, emphasizing the importance of studying and learning, and demonstrating the potential of the area where they live. In 2016, 270 students and 22 volunteers participated in the program. Likewise, the Foundation continued accompanying four projects: the training program for the promotion of reading in rural schools, where 4,500 participated; Hockey at the Sixth division, aimed at consolidating a female hockey team made up of 40 female children and adolescents in a vulnerable and social risk situation; Young Citizens, oriented to the construction of an active and committed citizenship to strengthen democracy and with the participation of 900 adolescents; and the baking and sales of craft confectionery products by disadvantaged women.

  At the Dock Sud Terminal, we accompanied again the Boost Program and Boost Program for Young Adults in a joint effort with the Municipality of Avellaneda. Proceeds were destined to the financing of drama, physical education, cooking and PC operation courses given at the Dock Sud plant and the granting of four financial grants.

  At the Avellaneda Plant, a community mural was painted for the 70th Anniversary of the Plant. This initiative was a joint effort with Fundación Crear Vale la Pena developed under the artistic direction of artist Milu Correch. 23 persons from 10 different organizations and schools in Avellaneda, as well as plant volunteers, took part in this initiative.

  CTGEBA participated in the ‘Cañuelas - Defining Your Future’ program organized by the Cañuelas Rotary Club and oriented to all secondary schools of this town. In this program, the student accompanies a professional during a working day to define if that is the profession he or she would really like to pursue. Besides, in November and December, employees participated in the refurbishing of Club Social y Cultural Santa Rosa facilities, in the town of Cañuelas, as well as in a voluntary blood donation drive.

Pampa Energía • 2016 Annual Report • 124

  At HPPL, the assistance program for relocalized riverbank communities started in 1999 continued. This program covers five rural families that had their homes relocated out of the area which would be flooded by the Pichi Picún Leufú dam. Assistance provided under our sustainability strategy mainly consists of home maintenance, a water supply system, the provision of firewood and other assistance. It should be pointed out that these local residents maintain relations with the Consejo Asesor de Comunidades Indígenas (CODECI, Advisory Council for Indigenous Communities) of the Province of Rio Negro. Besides, awareness and fish stocking talks were organized with the attendance of local schools, and the company assisted in activities and with the donation of gifts for Children’s Day at Kindergarten No. 34 of Piedra del Águila.

  10.6  Local Agenda Program

  This program aims to create a bond with the main stakeholders in the Company’s critical assets, with a view to financing and accompanying the area’s socio-economic development. The Company also promoted the identification of organizational strengthening alternatives, the development of networks and collaborative activities with a view to designing shared social agendas for the different sectors.

  In 2016, the Company continued with the development and follow-up of 11 community projects designed in workshops conducted in the Catriel, Peñas Blancas, Colonia 25 de Mayo and Colonia Chica areas. These projects aim at diversifying the production matrix, strengthening local leadership and developing capabilities.

Pampa Energía • 2016 Annual Report • 125

  11. Information Technology

  During 2016, Pampa’s IT Department was strongly focused on migrating all systems Petrobras Argentina had in Brazil to Argentina to operate the Company on an autonomous basis. In line with this process, the headquarters relocation was made.

  Among the main projects comprised within this program, we should mention the SAP Carve-Out, whereby data stored in Petrobras Brazil's systems for its international subsidiaries was extracted and imported into Argentine systems, also adapting local systems to the new implementation.

  In downstream, Petrobras Argentina’s product stock registration and control solution, which was more than 8 years old, was replaced by a new solution covering all refining needs, thus guaranteeing operations and traceability. Furthermore, a new customer order capture system with a user-friendly web interface was developed.

  In the supply area, Petrobras Argentina’s purchasing portal was replaced by a more modern one, similar to Edenor's current system, which is the first step towards the optimization of technologies and processes among the Group’s companies.

  In the quality, safety and environment areas, applications located in Brazil were replaced by locally developed technologies, and new ERP functionalities were developed in some generators to address these processes.

  Besides, the web page was updated in line with the Company’s rebranding.

  Among IT improvements, several adaptations were made in networks, operating and management systems to complete this migration and secure the ordinary operation of the business. Furthermore, the central telephone function located in Brazil was replaced by the latest IP technology, also replacing all telephone sets.

  After completing the migration, Pampa achieved a total local control of all Petrobras Argentina's legacy systems. Into the future, we will continue working in platform integration and process optimization projects.

Pampa Energía • 2016 Annual Report • 126

  12.  Quality, Safety, Environment & Labor Health

  Pampa considers that economic progress will only be sustainable to the extent performance is attained through the implementation and improvement of a management system committed to all stakeholders: shareholders, customers, employees, community, suppliers and control bodies, with a focus on personal health and safety, environmental care and energy efficiency.

  According to this vision, it applies QSELH policies which make up an integral part of its management system and are observed company-wide through the implementation of projects, plans, programs, training efforts and assessments. The QSELH policy is deployed through guidelines which establish good practices, create a common identity, point the way forward, improve QSELH performance and enable the Company to be a safe and eco-efficient company which optimizes its resources and works for the quality of life of its employees and community welfare, guaranteeing at all times compliance with requirements set before national, provincial and municipal entities, control over different hazards and issues, and impact and risk minimization.

  In 2016, Pampa has conducted the ‘QSELH Continuous Improvement Program’ consisting of 36 initiatives scheduled for the July 2015 - July 2016 period. This program involved the implementation of actions associated with process safety, accident reduction plans, zero spill goals, scope analysis, health promotion, risk assessment recommendations, and QSELH Audits. Furthermore, in 2016 Pampa continued investing important resources in staff training, both at a corporate level and in terms of assets. As from the acquisition of Petrobras Argentina, a short-term QSELH integration corporate plan was launched to move toward an integrated and aligned QSELH management.

  Risk management is essential to QSELH management, and is conducted through systematic and consolidated practices. In order to enhance this management with a more strategic focus, in 2016 Pampa continued applying the matrix created to measure safety, environmental and health risk management levels throughout the Company assets with a focus on permits and authorizations, integrity, reliability, operational discipline, environmental liabilities, contingencies, and labor health and industrial hygiene. Additionally, Pampa continued implementing projects seeking to minimize QSELH-related risks at its facilities and working on the evaluation of QSELH requirements for new projects.

  12.1  Quality

  Pampa furthers its management quality using international ISO standards and the ‘National Quality Prize’ as references. The main methodologies applied for quality management are certified management systems, standards managements, anomalies and audits, and improvement teams.

  The Company’s asset management system is certified under ISO 9001, ISO 14001, OHSAS 18001 and ISO 50001 international standards. During 2016, Pampa successfully completed the Certification Program under these standards, thus demonstrating the efficiency in the scope of set goals and its commitment with customers, suppliers, shareholders, employees and the community. The program includes internal and external maintenance audits and re-certifications, as well as the implementation of new certifications. External audits were conducted by renowned institutions such as TÜV Rheinland, IRAM and Bureau Veritas. Internal audits were conducted by qualified Pampa staff. Furthermore, in 2016 we have moved forward in the upgrade of ISO 9001 (quality management) and ISO 14001 (environmental management) standards under the new 2015 versions: initial diagnoses and training courses were conducted, and the upgrade is scheduled to be completed during 2017 and 2018.

Pampa Energía • 2016 Annual Report • 127

  In 2016 the Company has implemented new quality applications in the ‘SharePoint’ technological environment, an in-house development which replaces other applications developed by the former controlling company, thus achieving a simpler, more agile and modern solution. With the purpose of improving operations and results through team work, Pampa continues developing ‘Improvement Teams’, an initiative developed in 2012 with the purpose of implementing enhancements with a focus on efficiency, productivity, costs, quality, safety and environment. Since 2013, selected Pampa’s improvement teams have participated in the National Meeting for Continuous Improvement organized by Sociedad Argentina Pro Mejoramiento Continuo (Argentine Society for Continuous Improvement), where knowledge and experiences are shared.

  12.2  Safety

  As part of the Operational Safety Improvement Plan, in 2016 Pampa continued developing 18 initiatives associated with the implementation of process safety actions. Within this framework, the Company continued monitoring corporate management assessment indicators, thus contributing to process safety enhancement in all assets.

  As regards to labor hygiene, the relevant measurements in connection with work environments and specific risk maps were completed, and deviations were tracked. The Company also continued the ergonomics program involving the ergonomic survey of specific workplaces.

  Finally, the ‘10 Golden Rules’ initiative continued during the first semester of the year seeking to prevent personal injuries and strengthen the safety culture. For the implementation of these rules, diagnoses were made in all the Company assets.

  12.3  Environment

  Pampa’s operations are conducted within a context of sustainable development. Pampa is committed to the protection of the environment and endeavors to make a rational use of natural resources in each of its projects by applying proper and economically viable technologies.

  Pampa continues managing environmental risks to prevent the occurrence of undesirable events and/or to minimize their impact by developing actions and programs such as that for the integrity of aerial and underground pipelines and tanks. In addition, monitoring and environmental studies are performed to become acquainted with different environmental situations. All these programs are encompassed within integrated management systems and contribute to environmental performance sustainability and enhancement. In line with the country’s energy requirements, Pampa has been awarded a wind farm in the district of Bahía Blanca, thus joining a select group of clean energy generating companies.

Pampa Energía • 2016 Annual Report • 128

  12.4  Response to Emergency

  Pampa endeavors to prevent undesirable events; even so, it is fully prepared to provide a prompt and efficient response to emergencies to minimize possible consequences. To such effect, during 2016 it continued with the review and standardization of contingency processes in its different units. In addition, there is a corporate contract in place with an environmental emergency response service, which provides for the maintenance of Environmental Defense Centers with specific equipment for this kind of emergencies.

  In 2016, the Company continued making periodic emergency response exercises in terrestrial and aquatic scenarios to develop the skills and competencies necessary to set up emergency plans and coordinate the necessary activities to be deployed should an undesirable event occur.

  12.5  Labor Health

  In 2016, Pampa continued implementing the annual program for the prevention of labor risks through a coordinated effort of the Labor Health and Safety and Hygiene areas, thus complying with legal obligations in the field of labor health, promoting the physical and psychosocial health of its employees and their families, and responding to sanitary emergencies. All this is attained through the Labor Health Medical Control Program and the Health Protection and Promotion Program, which focus on primary and secondary prevention and the generation of a healthy workplace. The Health Promotion and Protection Program develops actions aimed at generating healthy life habits and behaviors through a healthy diet and food safety actions according to IRAM 14201, physical activity, dental prevention, smoking cessation and addiction prevention.

  These actions are developed based on the an annual health diagnosis performed through a medical test to employees, which contemplates labor and epidemiological risks, thus facilitating the implementation of a specific health program tailored to the needs of the risk groups surveyed. This program is supplemented by contractors’ medical clearance verification services.

  In 2016, progress was made on the ergonomics program, which aims to guarantee a proper layout for the working space, avoid unnecessary movements and efforts, achieve proper visibility and location of work items, establish environmental and ergonomic criteria for the development of future work positions, and improve the employees’ productivity, comfort and safety through the use of ergonomic tools. As regards prevention, Pampa continues providing Cardiopulmonary Resuscitation (CPR) and First Aid training courses, a physical activities plan and flu and tetanus vaccination campaigns.

  During 2016, Pampa continued with its Heart Safe program under the American Heart Association’s international standards, and has maintained its certification as a smoke-free company issued by the Argentine Ministry of Health. In addition, it was recognized by this Ministry as a blood donation-friendly company on account of the implementation of campaigns for voluntary donation of blood in the different assets, and as a Healthy Workplace.

Pampa Energía • 2016 Annual Report • 129

  13.  Results for the Fiscal Year

  Pampa, the largest fully integrated independent power company in Argentina, focuses its business on the electricity sector value chain by participating in the generation, transmission and distribution of electricity, as well as on the oil and gas value chain by participating in E&P, midstream and downstream. The following table summarizes the consolidated ratios obtained during the fiscal year ended December 31, 2016, compared to the last fiscal years

	12.31.2016	12.31.2015	12.31.2014	12.31.2013
Liquidity	0.77	1.01	0.69	0.77
Solvency	0.22	0.34	0.22	0.22
Immobilized capital	0.70	0.67	0.74	0.72
Yield	(0.022)	0.619	0.473	0.148

  Through its subsidiaries and share participations in joint businesses, and based on the business nature, customer portfolio and risks involved, we were able to identify the following business segments:

  •         Power Generation, consisting of the Company’s direct and indirect interests in CPB, CTG, CTLL, HINISA, HIDISA, PACOSA, Greenwind, PEFMSA, PEA, TMB, TJSM; as well as power generation activities through CTGEBA and EcoEnergía power plants and the HPPL dam, and its equity interest in Enecor;

  •         Electricity Distribution, consisting of Pampa’s indirect interest in EASA and Edenor;

  •         Oil and Gas, consisting of the Company’s interests in the oil and gas areas through its direct interests in PEPASA, PELSA, and its associates OldelVal and OCP;

  •         Refining and Distribution, including operations in RBB and its associated gas station network, its equity interest in its associate Refinor and the commercialization of the oil produced in Argentina, which is transferred at market prices from the Oil and Gas segment. The refining and distribution segment has devised a common strategy in line with the integration of Company operations and according to the industry regulations seeking to meet the domestic market supply.

  •         Petrochemicals, comprising styrenics operations and the catalytic reformer plant operations conducted in Argentine plants; and

  •         Holding and Others, consisting of financial investment transactions, holding activities, interests in joint businesses CITELEC and CIESA and their respective subsidiaries holding the concession over the high voltage electricity transmission nationwide and over gas transportation in the south of the country, respectively.

Pampa Energía • 2016 Annual Report • 130

  13.1  Consolidated Income Statement by Segment, 2016 Fiscal Year (AR$ Million)

Consolidated profit and loss information (as of 31 de diciembre de 2016)	Generation	Electricity distribution[1]	Oil and gas	Refining and distribution	Petro-chemicals	Holding and others	Eliminations	Consolidated
Revenue	4,609	13,079	6,737	4,364	2,454	52	-	31,295
Intersegment sales	15	-	1,298	2,186	53	28	(3,580)	-
Cost of sales	(2,726)	(12,220)	(5,678)	(5,973)	(2,207)	(3)	3,671	(25,136)
Gross profit (loss)	**1,898**	**859**	**2,357**	**577**	**300**	**77**	**91**	**6,159**
Selling expenses	(65)	(1,618)	(397)	(757)	(110)	(5)	-	(2,952)
Administrative expenses	(392)	(1,171)	(657)	(23)	(15)	(1,446)	28	(3,676)
Exploration expenses	-	-	(135)	-	-	-	-	(135)
Other operating income	55	91	2,127	459	-	560	(438)	2,854
Other operating expenses	(104)	(465)	(1,482)	(98)	(263)	(282)	441	(2,253)
Results from share in joint ventures	-	-	-	-	-	105	-	105
Results from share in associates	-	-	11	(1)	-	(3)	-	7
Results from sale of equity share in companies	-	-	-	-	-	480	-	480
Operating profit (loss) before higher costs recognition and SE Resolution No. 32/15	**1,392**	**(2,304)**	**1,824**	**157**	**(88)**	**(514)**	**122**	**589**
Income recognition - injunctions CAMMESA Note B-113094-1	-	1,126	-	-	-	-	-	1,126
Income recognition on account of the RTI - SE Resolution 32/15	-	419	-	-	-	-	-	419
Higher Costs Recognition - SE Resolution No. 250/13 and subsequent N	-	82	-	-	-	-	-	82
Operating profit (loss)	**1,392**	**(677)**	**1,824**	**157**	**(88)**	**(514)**	**122**	**2,216**
Financial income	600	206	141	6	2	105	(167)	893
Financial expenses	(750)	(1,645)	(740)	(9)	-	(1,320)	168	(4,296)
Other financial results	228	(360)	(21)	(40)	(3)	35	(2)	(163)
Financial results, net	78	(1,799)	(620)	(43)	(1)	(1,180)	(1)	*(3,566)*
Profit (loss) before income tax	**1,470**	**(2,476)**	**1,204**	**114**	**(89)**	**(1,694)**	**121**	**(1,350)**
Income tax and minimun notional income tax	(317)	753	(329)	(8)	-	999	-	1,098
Total profit (loss) of the year	**1,153**	**(1,723)**	**875**	**106**	**(89)**	**(695)**	**121**	**(252)**
Total profit (loss) attributable to:								
Owners of the Company	*1,045*	*(1,147)*	*627*	*106*	*(89)*	*(674)*	*121*	***(11)***
Non - controlling interest	*108*	*(576)*	*248*	-	-	*(21)*	-	***(241)***

Consolidated statement of financial position (as of 31 de diciembre de 2016)	Generation	Electricity Distribution[1]	Oil and gas	Refining and distribution	Petro-chemicals	Holding and others	Eliminations	Consolidated
Assets	19,577	17,219	19,414	6,259	2,812	19,494	(7,498)	**77,277**
Liabilities	8,632	18,856	11,662	3,267	2,401	25,883	(7,498)	**63,203**

(1) Includes negative financial results from bonds issued by EASA for AR$578 million and other adjustments of consolidation.

Pampa Energía • 2016 Annual Report • 131

  13.2  Consolidated Income Statement by Segment, 2015 Fiscal Year (AR$ Million)

Información de resultados consolidados (al 31 de diciembre de 2015)	Generation	Electricity distribution[1]	Oil and gas	Holding and others	Eliminations	Consolidated
Revenue	2,418	3,802	848	38	-	7,106
Intersegment sales[2]	-	-	96	16	(112)	-
Cost of sales	(1,282)	(5,189)	(660)	(3)	96	(7,038)
Gross profit (loss)	**1,136**	**(1,387)**	**284**	**51**	**(16)**	**68**
Selling expenses	(24)	(833)	(116)	-	-	(973)
Administrative expenses	(262)	(697)	(150)	(128)	16	(1,221)
Exploration expenses	-	-	(3)	-	-	(3)
Other operating income	91	80	552	218	-	941
Other operating expenses	(79)	(599)	(82)	(9)	-	(769)
Reversal of impairment of property, plant and equipment	25	-	-	-	-	25
Profit from share in joint ventures	-	-	-	9	-	9
Loss from share in associates	-	-	-	(10)	-	(10)
Operating profit (loss) before higher costs recognition and SE Resolution No. 32/15	**887**	**(3,436)**	**485**	**131**	-	**(1,933)**
Income recognition on account of the RTI - SE Resolution 32/15	-	5,025	-	-	-	5,025
Higher Costs Recognition - SE Resolution No. 250/13 and subsequent N	-	551	-	-	-	551
Operating profit (loss)	**887**	**2,140**	**485**	**131**	-	**3,643**
Financial income	295	96	1	26	(87)	331
Financial expenses	(358)	(577)	(389)	(20)	87	(1,257)
Other financial results	(82)	(870)	419	2,252	-	1,719
Financial results, net	*(145)*	*(1,351)*	*31*	*2,258*	-	*793*
Profit (loss) before income tax	**742**	**789**	**516**	**2,389**	-	**4,436**
Income tax and minimun notional income tax	(192)	(176)	(164)	(55)	-	(587)
Total profit (loss) of the year	**550**	**613**	**352**	**2,334**	-	**3,849**
Total profit (loss) attributable to:						
Owners of the Company	*497*	*59*	*175*	*2,334*	-	*3,065*
Non - controlling interest	*53*	*554*	*177*	-	-	*784*

Consolidated statement of financial position (as of 31 de diciembre de 2015)	Generation	Electricity Distribution[1]	Oil and gas	Holding and others	Eliminations	Consolidated
Assets	8,051	11,737	3,970	6,563	(1,171)	**29,150**
Liabilities	5,956	11,673	3,361	950	(1,171)	**20,769**

(1) Includes negative financial results from bonds issued by EASA for AR$578 million and other adjustments of consolidation.

Pampa Energía • 2016 Annual Report • 132

  13.3  Income Analysis for the Fiscal Year ended December 31, 2016, compared to the Fiscal Year ended December 31, 201526

  Consolidated net sales revenues of AR$31,295 million for the fiscal year ended December 31, 2016, 340.4% higher than the AR$7,106 million for fiscal year 2015, primarily explained by the acquisition of Petrobras Argentina. The following increases were registered: 91.2% (AR$2,206 million) in power generation, 244.0% (AR$9,277 million) in electricity distribution, 751.2% (AR$7,091 million) in oil and gas, AR$6,550 million in refining and distribution, AR$2,507 million in petrochemicals, and AR$26 million in our holding and others segment.

  Consolidated cost of sales of AR$25,136 million for the fiscal year ended December 31, 2016, a rise of 257.1% compared to AR$7,038 million for the same period in 2015, mainly explained by the acquisition of Petrobras Argentina. The following increases were registered: 112.6% (AR$1,444 million) in power generation, 135.5% (AR$7,031 million) in electricity distribution, 760.3% (AR$5,018 million) in oil and gas, AR$5,973 million in refining and distribution, and AR$2,207 million in petrochemicals; whereas our holding and others segment had no variations.

  Consolidated gross income of AR$6,159 million for the fiscal year ended December 31, 2016, a AR$6,091 million increase compared to AR$68 million in fiscal year 2015. The following increases were registered: AR$762 million in power generation, AR$2,246 million in electricity distribution, AR$2,073 million in oil and gas, AR$577 million in refining and distribution, AR$300 million in petrochemicals, and AR$93 million in our holding and others segment.

  Consolidated operating profit of AR$2,216 million for the fiscal year ended December 31, 2016, a 39.2% decrease compared to AR$3,643 million for the same period in 2015, including AR$5,576 million in the electricity distribution segment corresponding to Res. No. 32/15, PUREE and the recognition of MMC pursuant to SE Res. No. 250/13 and subsequent Notes, compared to AR$501 million in 2016, as well as AR$1,126 million for the recognition of income from the injunctions under CAMMESA Note b-113094-1.

  Net financial results represented a loss of AR$3,566 million for the fiscal year ended December 31, 2016, compared to profits for AR$793 million for the same period in 2015, mainly due to an increase in net losses of AR$448 million in the electricity distribution segment, AR$651 million in the oil and gas segment, and AR$3,438 million in the holding and others segment, which were partially offset by AR$223 million profits in the power generation segment.

  Consolidated loss of AR$252 million during the fiscal year ended December 31, 2016, of which AR$11 million are attributable to the owners of the Company, compared to profits for AR$3,065 million attributable to the owners of the Company for the same period in 2015, explained by the losses reported in the electricity distribution (AR$1,147 million), petrochemicals (AR$89 million), and holding and others (AR$674 million) segments, which were partially offset by the profits reported in the power generation (AR$1,045 million), oil and gas (AR$627 million), and refining and distribution (AR$106 million) segments.

  26 Due to the implementation of the IFRS, the transmission segment is no longer consolidated, and its net income is shown under ‘Results for participation in joint businesses’ in the Holding and Other segment.

Pampa Energía • 2016 Annual Report • 133

  Power Generation Segment

  Net sales in our power generation segment increased by 91.2% to AR$4,624 million for the fiscal year ended December 31, 2016, against AR$2,418 million for the same period in 2015. The rise of AR$2,206 million in electricity net sales was mainly due to an increase in the average electricity selling price calculated for the segment (AR$388.1 per MWh for the fiscal year ended December 31, 2016, compared to AR$272.9 per MWh for the same period in 2015, which represents a sales increase of AR$998 million), as well as an increase in the amount of electricity sold by the segment (11,921.1 GWh for the fiscal year ended December 31, 2016, compared to 8,660.7 GWh for the same period in 2015, which represents a AR$1,266 million increase in sales).

  The average electricity selling price in this segment primarily reflects the impact of the incorporation of CTGEBA, EcoEnergía and HPPL plants following the acquisition of Petrobras Argentina, the pricing scheme update set out in SE Res. No. 22/16, which updates remuneration prices established by SE Res. No. 482/15 effective as from February 1, 2016, as well as the effect of exchange rate variations.

  The following table shows net electricity sales (in GWh) for power generation plants:

  Cost of sales increased by 112.6%, to AR$2,726 million, for the fiscal year ended December 31, 2016, against AR$1,282 million for the same period in 2015, mainly due to higher energy purchases for AR$862 million, higher labor costs for AR$159 million, higher property, plant and equipment depreciation costs in the amount of AR$227 million and higher maintenance costs for AR$92 million. The following table shows the main components of our power generation segment cost of sales for the specified periods:

Pampa Energía • 2016 Annual Report • 134

  Therefore, our power generation segment gross profit increased by 67.1% to AR$1,898 million for the fiscal year ended December 31, 2016, compared to AR$1,136 million for the same period in 2015. However, during the fiscal year ended December 31, 2016, the sales gross margin had a 41.0% decrease compared to 47.0% recorded for the same period in 2015.

  Selling expenses from our power generation segment increased to AR$65 million for the fiscal year ended December 31, 2016, against AR$24 million for the same period in 2015, mainly due to higher taxes, rates and contributions for AR$28 million and higher labor costs for AR$11 million. The following table shows the main components of our power generation segment selling expenses for the specified periods:

  In turn, administrative expenses increased to AR$392 million for the fiscal year ended December 31, 2016 from AR$262 million for the same period in 2015, mainly due to a AR$84 million increase in labor costs, and a AR$34 million increase in fees for third-party services. The following table shows the main components of our power generation segment administrative expenses for the specified periods:

Pampa Energía • 2016 Annual Report • 135

  Other net operating income and expenses decreased by AR$61 million, to a AR$49 million loss, for fiscal year 2016, compared to a profit of AR$12 million for the same period in 2015, which was mainly attributable to the lower income recognition for arbitral proceedings in the amount of AR$69 million. The following table shows the main components of our power generation segment for the specified periods

  Power generation operating income increased by 56.9% to AR$1,392 million for the fiscal year ended December 31, 2016, against AR$887 million for the same period in 2015. In 2016, our power generation operating margin decreased to 30.1%, against 36.7% for the same period in 2015.

  Power generation net financial results accounted for a profit of AR$78 million for the fiscal year ended December 31, 2016, compared to a loss of AR$145 million for the fiscal year 2015, mainly due to higher income from commercial interest (AR$347 million), higher foreign exchange profits (AR$234 million) and higher financial instrument holding profits (AR$141 million), which were partially offset by higher net financial interest expenses (AR$485 million). The following table shows the main components of our power generation segment financial and holding results for the specified periods:

Pampa Energía • 2016 Annual Report • 136

  Our power generation activities recorded an income tax charge of AR$317 million for the fiscal year ended December 31, 2016, compared to a charge of AR$192 million for the same period in 2015.

  Finally, our power generation activities recorded a net profit of AR$1,153 million for the fiscal year ended December 31, 2016, of which AR$1,045 million are attributable to the owners of the Company, compared to a net profit of AR$497 million for the same period in 2015 attributable to the owners of the Company.

  Electricity Distribution Segment

  Net sales from our electricity distribution activities increased by 244.0% to AR$13,079 million for the fiscal year ended December 31, 2016, compared to AR$3,802 million for the same period in 2015, mainly due to the application, as from February 1, 2016, of the new tariff scheme set forth by MEyM Res. No. 6/16 and 7/16 and ENRE Res. No. 1/16, the sales volume being 22,253 GWh for 2016, compared to 22,381 GWh in 2015.

  The cost of sales increased by 135.5% to AR$12,220 million for the fiscal year ended December 31, 2016, compared to AR$5,189 million for the same period in 2015, mainly due to increases in energy purchases (AR$4,038 million), penalties (AR$2,117 million), labor costs (AR$726 million) and material consumption (AR$65 million). The following table shows the main components of our electricity distribution segment cost of sales for the specified periods:

Pampa Energía • 2016 Annual Report • 137

  Therefore, gross profit from our electricity distribution activities amounted to AR$859 million during fiscal year ended December 31, 2016, compared to a loss of AR$1,387 million for the same period in 2015. The figures of the fiscal year 2016 could have been higher but could not mainly because the increase in sales was insufficient to offset the increase in the cost of sales as a result of the registration of penalties and their adjustments under criteria defined by the ENRE.

  Selling expenses increased by 94.2% to AR$1,618 million for the fiscal year ended December 31, 2016, compared to AR$833 million for the same period in 2015, mainly due to an increase in doubtful accounts (AR$204 million), penalties (AR$158 million), fees for third-party services (AR$140 million), labor costs (AR$138 million) and communication expenses (AR$70 million). The following table shows the main components of our electricity distribution segment selling expenses for the specified periods:

  Administrative expenses from our electricity distribution segment increased by 68.0% to AR$1,171 million for the fiscal year ended December 31, 2016, compared to AR$697 million for the same period in 2015, mainly due to the increase in fees for third-party services (AR$181 million), labor costs (AR$177 million), rentals and leasing (AR$30 million), advertising and promotion (AR$29 million) and security surveillance expenses (AR$20 million). The following table shows the main components of our electricity distribution segment administrative expenses for the specified periods:

Pampa Energía • 2016 Annual Report • 138

  Other operating income and expenses for the fiscal year ended December 31, 2016 amounted to a net loss of AR$374 million, compared to a net loss of AR$519 million for the same period in 2015, which is mainly explained by a lower allowance for uncollectible tax credits (AR$81 million) and a lower provision for contingencies (AR$75 million). The following table shows the details for the specified periods:

  Operating income from our electricity distribution activities decreased by AR$2,817 million to a loss of AR$677 million for the fiscal year ended December 31, 2016, compared to a profit of AR$2,140 million for the same period in 2015, mainly due to the fact that in 2015 a AR$5,576 million profit is recorded corresponding to Res. No. 32/15, PUREE and the recognition of MMC pursuant to SE Res. No. 250/13 and subsequent Notes, compared to AR$501 million in 2016, as well as AR$1,126 million for the recognition of income from the injunctions under CAMMESA Note b-113094-1.

  Net financial results related to our electricity distribution activities represented a loss of AR$1,799 million for the fiscal year ended December 31, 2016, a percentage 33.2% higher than the AR$1,351 million loss for the same period in 2015, mainly due to higher costs in net commercial interest (AR$741 million) and net financial interest (AR$229 million), which were partially offset by an improvement in net foreign exchanges differences (AR$443 million) and higher profits from the holding of financial instruments (AR$76 million). The following table illustrates the main components of financial and holding results from our electricity distribution segment for the periods shown:

Pampa Energía • 2016 Annual Report • 139

  In turn, our electrictity distribution operations recorded an income tax benefit of AR$753 million in the fiscal year ended December 31, 2016, compared to a AR$176 million charge for the same period in 2015.

  Finally, our electricity distribution activities disclosed a net loss of AR$1,723 million for the fiscal year ended December 31, 2016, of which AR$1,147 million are attributable to the owners of the Company, compared to a net profit of AR$59 million for the same period in 2015 attributable to the owners of the Company.

  Oil and Gas Segment

  Net sales from our oil and gas segment amounted to AR$8,035 million for the fiscal year ended December 31, 2016, 751.2% higher than the AR$944 million disclosed for the same period in 2015. The AR$7,091 million increase was mainly due to the acquisition of Petrobras Argentina and, consequently, its subsidiary PELSA. Additionally, PEPASA increased its gas production in the Rincón del Mangrullo block (+112% compared to fiscal year 2015).

  The following table shows oil and gas production for the periods shown:

Pampa Energía • 2016 Annual Report • 140

  Sales costs increased by 760.3% to AR$5,678 million for the fiscal year ended December 31, 2016, against AR$660 million for the same period in 2015, mainly due to higher property, plant and equipment depreciation costs (AR$1,819 million), fees for third-party services (AR$1,145 million), royalties (AR$915 million), gas consumption and production (AR$655 million), labor costs (AR$155 million) and maintenance costs (AR$138 million). The following table shows the main components of our oil and gas segment cost of sales for the specified periods:

  Therefore, our oil and gas segment’s gross profit increased by 729.9% to AR$2,357 million for the fiscal year ended December 31, 2016, compared to AR$284 million for the same period in 2015. In 2016, the gross margin decreased to 29.3% of total sales, against 30.1% for the same period in 2015.

Pampa Energía • 2016 Annual Report • 141

  Our oil and gas segment selling expenses increased to AR$397 million for the fiscal year ended December 31, 2016, against AR$116 million for the same period in 2015, mainly due to higher taxes, rates and contributions (AR$150 million) and higher compensation agreement charges (AR$83 million). The following table shows the main components of our oil and gas segment selling expenses for the specified periods.

  In turn, administrative expenses increased to AR$657 million for the fiscal year ended December 31, 2016, against AR$150 million for the same period in 2015, mainly due to the increase in labor costs (AR$307 million), compensation agreements (AR$113 million) and fees for third-party services (AR$55 million). The following table illustrates the main components of administrative expenses from our oil and gas segment for the periods shown:

  During fiscal year 2016, exploration expenses amounted to AR$135 million, compared to AR$3 million in fiscal year 2015, mainly due to the write-off of abandoned and unproductive wells (AR$108 million), and, to a higher extent, as a result of the acquisition of Petrobras Argentina.

  Other net operating income and expenses increased by 37.2% million to a profit of AR$645 million for the fiscal year 2016, compared to AR$470 million for the same period in 2015. This net profit mainly results from an increase in the Gas Plan compensations, under which AR$2,262 million were accrued during 2016, a figure 313.5% higher than the AR$547 million disclosed in fiscal year 2015. This profit was partially offset by higher extraordinary royalty expenses (AR$388 million) and the recognition of losses for the ceasing of operations in the Medanito La Pampa block (AR$213 million). The following table shows the main components of our oil and gas segment for the specified periods:

Pampa Energía • 2016 Annual Report • 142

  Oil and gas operating income increased by AR$1,339 million, reaching AR$1,824 million in the fiscal year ended December 31, 2016, against AR$485 million for the same period in 2015. In 2016, our operating margin decreased to 22.7% of total sales, compared to 51.4% for the same period in 2015.

  Net financial results from our oil and gas activities represented a loss of AR$620 million for the fiscal year ended December 31, 2016, compared to a AR$31 million profit for the same period in 2015, mainly due to higher net financial interest expenses (AR$269 million), net foreign exchange losses (AR$313 million), and lower profits from the holding of financial instruments (AR$48 million). The following table illustrates the main components of financial and holding results from our oil and gas segment for the periods shown:

Pampa Energía • 2016 Annual Report • 143

  Our oil and gas segment recorded an income tax charge of AR$329 million for the fiscal year ended December 31, 2016, compared to a charge of AR$164 million for the same period in 2015.

  Finally, our oil and gas segment recorded a net profit of AR$875 million for the fiscal year ended December 31, 2016, of which AR$627 million are attributable to the Company’s owners, compared to a profit of AR$175 million for the same period in 2015 attributable to the Company’s owners.

  Refining and Distribution Segment

  Net sales from our refining and distribution segment amounted to AR$6,550 million during the fiscal year ended December 31, 2016. The following table shows the volumes sold in the refining and distribution segment during fiscal year 2016:

  Cost of sales amounted to AR$5,973 million during the fiscal year ended December 31, 2016, mainly due to inventory purchases (AR$5,563 million), labor costs (AR$215 million), fees for third-party services (AR$57 million), property, plant and equipment depreciations (AR$43 million) and maintenance (AR$34 million). The following table shows the main components of our refining and distribution segment cost of sales for fiscal year 2016:

  Therefore, gross profit from our refining and distribution segment amounted to AR$577 million during the fiscal year ended December 31, 2016. In 2016, the gross margin represented 8.8% of total sales.

  Our refining and distribution segment selling expenses amounted to AR$757 million during the fiscal year ended December 31, 2016, mainly on account of transportation and loading (AR$210 million), labor costs (AR$214 million), taxes, rates and contributions (AR$128 million), repairs and replacement parts (AR$52 million), depreciation of property, plant and equipment (AR$44 million), fees for third-party services (AR$34 million) and rentals and leasing (AR$22 million). The following table shows the main components of our refining and distribution segment selling expenses for fiscal year 2016:

Pampa Energía • 2016 Annual Report • 144

  In turn, administrative expenses amounted to AR$23 million during the fiscal year ended December 31, 2016, mainly due to higher labor costs (AR$21 million). The following table shows the main components of our refining and distribution segment administrative expenses for fiscal year 2016:

  Other net operating income and expenses recorded a profit of AR$361 million for fiscal year 2016. The following table shows the main components of our refining and distribution segment other net operating income and expenses for fiscal year 2016:

  Operating income from our refining and distribution segment amounted to AR$157 million during the fiscal year ended December 31, 2016. In 2016, the operating margin represented 2.4% of total sales.

  Net financial results from our refining and distribution activities represented a AR$43 million loss during the fiscal year ended December 31, 2016, which was mainly attributable to exchange rate differences (AR$37 million). The following table illustrates the main components of financial and holding results from our refining and distribution segment for fiscal year 2016:

Pampa Energía • 2016 Annual Report • 145

  Our refining and distribution activities recorded an income tax charge of AR$8 million for the fiscal year ended December 31, 2016.

  Finally, our refining and distribution activities recorded a net profit of AR$106 million for the fiscal year ended December 31, 2016, all of which are attributable to the owners of the Company.

  Petrochemicals Segment

  Net sales from our petrochemicals segment amounted to AR$2,507 million during the fiscal year ended December 31, 2016. The following table shows sales volumes in the petrochemicals segment during fiscal year 2016:

  Cost of sales amounted to AR$2,207 million during the fiscal year ended December 31, 2016, mainly due to inventory purchases (AR$1,680 million) and labor costs (AR$346 million). The following table shows the main components of our petrochemicals segment cost of sales for fiscal year 2016:

Pampa Energía • 2016 Annual Report • 146

  Therefore, gross profit from our petrochemicals segment amounted to AR$300 million during the fiscal year ended December 31, 2016. In 2016, the gross margin represented 12.0% of total sales.

  Our petrochemicals segment selling expenses amounted to AR$110 million during the fiscal year ended December 31, 2016, mainly on account of taxes, rates and contributions (AR$55 million), transportation and loading (AR$27 million), and fees for third-party services (AR$20 million). The following table shows the main components of our petrochemicals segment selling expenses for fiscal year 2016:

  In turn, administrative expenses amounted to AR$15 million during the fiscal year ended December 31, 2016, mainly due to higher labor costs (AR$13 million). The following table shows the main components of our petrochemicals segment administrative expenses for fiscal year 2016:

  Other net operating income and expenses recorded a loss of AR$263 million during fiscal year 2016, mainly on account of the net provision for contingencies (AR$167 million) and idle capacity charges (AR$85 million). The following table shows the main components of our petrochemicals segment for fiscal year 2016:

Pampa Energía • 2016 Annual Report • 147

  Operating losses from our petrochemicals segment amounted to AR$88 million during the fiscal year ended December 31, 2016. The operating losses/total sales ratio amounted to 3.5% during fiscal year 2016.

  Net financial results from our petrochemicals activities represented a AR$1 million loss during the fiscal year ended December 31, 2016, as foreign exchange losses (AR$6 million) were partially offset by income from commercial interest (AR$2 million) and proceeds from the current value measurement of assets (AR$3 million). The following table illustrates the main components of financial and holding results from our petrochemicals segment for fiscal year 2016:

  Our petrochemicals activities have not recorded income tax charges for the fiscal year ended December 31, 2016.

  Finally, our petrochemicals activities recorded a net loss of AR$89 million for the fiscal year ended December 31, 2016, all of which are attributable to the owners of the Company.

  Holding and Others Segment

  Net sales from our holding and others segment amounted to AR$80 million for the fiscal year ended December 31, 2016, 48.1% higher than the AR$54 million disclosed for the same period in 2015. These sales mostly correspond to fees collected from the Group’s companies.

  The cost of sales of the holding and others segment suffered no variations, as it amounted to AR$3 million for both fiscal years ended December 31, 2016 and December 31, 2015. The following table shows the main components of our holding and others segment cost of sales for the specified periods:

Pampa Energía • 2016 Annual Report • 148

  Therefore, gross profit from our holding and others segment amounted to AR$77 million for the fiscal year ended December 31, 2016, a figure 51.0% higher than the AR$51 million disclosed for the same period in 2015. In 2016, our gross margin reached 96.3% of total sales, higher than the 94.4% recorded for the same period in 2015.

  Our holding and others segment’s selling expenses amounted to AR$5 million on account of taxes, rates and contributions during the fiscal year ended December 31, 2016, which had not been recorded during fiscal year 2015.

  Administrative expenses increased by 1,029.7%, to AR$1,446 million, for the fiscal year ended December 31, 2016, compared to AR$128 million for the same period in 2015, following the acquisition of Petrobras Argentina, mainly on account of higher fees for third-party services (AR$677 million), labor costs (AR$474 million), pension plans (AR$64 million), maintenance (AR$26 million) and directors’ and syndics’ fees (AR$18 million). The following table illustrates the main components of administrative expenses from our holding and others segment for the periods shown:

  Net other operating income and expenses from our holding and others segment registered a profit of AR$278 million during fiscal year 2016, AR$69 million higher than the AR$209 million disclosed in 2015. The following table shows the main components in both periods:

Pampa Energía • 2016 Annual Report • 149

  Our holding and others segment’s operating loss amounted to AR$514 million for the fiscal year ended December 31, 2016, compared to the operating income of AR$131 million for the same period in 2015, which is mainly accounted for by the acquisition of Petrobras Argentina.

  Net financial results from our holding and others activities represented a loss of AR$1,180 million during the fiscal year ended December 31, 2016 against profits for AR$2,258 million for fiscal year 2015, which is mainly explained by lower profits from the holding of financial instruments (AR$1,293 million), higher net financial interest expenses (AR$1,123 million) and net foreign exchange losses (AR$923 million). The following table illustrates the main components of financial and holding results from our holding and others segment for the periods shown:

Pampa Energía • 2016 Annual Report • 150

  Also, our holding and others segment recorded an income tax benefit of AR$999 million for the fiscal year ended December 31, 2016, compared to a charge of AR$55 million for the same period of 2015.

  Finally, our holding and others segment registered a net loss of AR$695 million for the fiscal year ended December 31, 2016, of which AR$674 million are attributable to the Company’s owners, compared to a net profit of AR$2,334 million recorded in the same period of 2015 and attributable to the Company’s owners.

Pampa Energía • 2016 Annual Report • 151

  14.  Dividend Policy

  We are not planning to pay cash dividends on our common shares or ADSs in the short term, thus retaining all available funds and any future profit in order to apply them to the operation and expansion of our business. Notwithstanding that, and except for legal limitations, we are not subject to any restriction on the payment of dividends.

Pampa Energía • 2016 Annual Report • 152

  15.  Board of Directors’ Proposal

  Net income for the year resulted in a profit of AR$1,352 million. Therefore, the Board of Directors proposes that 5% of such profit be appropriated to a legal reserve of AR$68 million, and the remaining balance of AR$1,284 million be appropriated to an optional reserve.

  Finally, we would like to express our gratitude to all the people who shape Pampa Energía into the largest fully integrated independent power company in Argentina. To all of them, to our shareholders who rely on us, to our advisors, to our clients and suppliers, a warm vote of thanks.

  City of Buenos Aires, March 9, 2017.

  THE BOARD OF DIRECTORS

Pampa Energía • 2016 Annual Report • 153

  Appendix I: Corporate Governance Report

  CNV General Res. No. 606/12

  Background

  Following the guidelines of the abrogated RTOP, the CNV, under General Res. No. 516/07, approved the minimum content requirements for the preparation of a Code of Corporate Governance. Pursuant to this Code, all listed companies authorized by the CNV to make public offering of their marketable securities should meet disclosure requirements for the presentation of their annual financial statements. Their annual report should include a separate appendix with a detailed report where they should inform whether and how they complied with the recommendations in this Code, or explain the reasons why they failed to fully or partially comply with them, and/or whether they planned to adopt such recommendations in the future.

  Then, based on the core principles set out in CNV General Res. No. 516/07 regarding corporate governance and best practices, on May 23, 2012, the CNV passed General Res. No. 606/12, specifically providing as follows: (i) abrogating CNV Res. No. 516/07 for fiscal years beginning as from January 1, 2012; (ii) setting out a new Corporate Governance Code (the ‘Code’), laying down the various corporate governance principles and recommendations (substantially similar to those contained in the previous resolution); (iii) broadening the scope of application of this Code, covering all the issuers subject to the securities public offering regime, except for small and mid-sized enterprises, commercial paper debt issuers, credit unions, associations, and financial trust/depositary receipt Cedear issuers; and (iv) changing the way in which issuers must present their annual report, specifying full or partial compliance with the provisions contained in this Code.

  As a result of the passing and enactment of CMA, in force since January 25, 2012, the RTOP regime was expressly abrogated by such law, and any reference thereto contained herein will conform to the new principles.

  Therefore, Pampa’s Board of Directors has approved the report required by the Code, which is an integral part of these FSs, and which contents are indicated below:

  PRINCIPLE I: Ensuring Transparency in the Relationship between the Issuer, the Business Group of which it is a Leader and/or a Part, and its Related Parties

  Recommendation I.1: Ensuring Board disclosure of applicable policies to the Issuer’s relationship with the business group of which it is a leader or a part, and its related parties

  Compliance: Total

  Inform or Explain: In Meeting No. 2019 dated October 10, 2008, Pampa’s Board of Directors approved the Related Party Transaction Policy and later, in meeting No. 2,123 dated October 27, 2015, approved an update of this Policy. Pursuant to this policy, all transactions (i) deemed high-value transactions, that is, with a value equal to or higher than 1% of Pampa’s Shareholders Equity; (ii) made with individuals and/or legal entities which, pursuant to Section 72 of the CMA, are considered related parties should be subject to a specific prior authorization and control procedure carried out under the coordination of Pampa’s executive legal department with the participation of both Pampa’s Board of Directors and its Audit Committee (as applicable). Said procedure strictly follows the guidelines set out in the applicable laws and regulations in this matter (Section 72 of the CMA.)

Pampa Energía • 2016 Annual Report • 154

  Additionally, Pampa will present itemized information on any contract entered into with related parties in its annual and quarterly FSs; furthermore, in compliance with the regulations in force, all high-value transactions executed by Pampa with related parties are subject to the consideration of the Audit Committee and promptly reported under the caption ‘relevant event’ to both the CNV and the markets where the Company quotes its shares.

  Recommendation I.2: Ensuring the existence of mechanisms to prevent any conflict of interest

  Compliance: Total

  Inform or Explain: Pampa has a Code of Business Conduct in place stating the ethical principles that are the groundwork for the relationship between Pampa, its directors and statutory auditors, as well as its employees and third parties (customers, suppliers, communities, colleagues, shareholders, etc.) These guidelines provide that individuals within the scope of the applicable Code of Business Conduct should avoid any situation resulting in a conflict between their own personal interests and the company’s, thus preventing their personal or family interests from exerting any influence on their decisions and professional performance.

  Any infringement upon the Code of Business Conduct may be reported through Pampa’s Ethics Hotline.

  Recommendation I.3: Preventing misuse of insider information

  Compliance: Total

  Inform or Explain: On the one hand, the Code of Business Conduct provides that all information generated, transmitted or stored by Pampa will be considered private and confidential and may not be disseminated in the absence of an express authorization. The obtained information may not be used for its own or third party’s benefit.

  On the other hand, and specifically relating to insider trading practices, Pampa has a Code of Best Securities Trading Practices. The policy provides that Directors, statutory auditors, managers and employees may not use material privileged information about Pampa, its affiliates, subsidiaries, and related companies to take advantage for their own or for third parties whenever they purchase or sell marketable securities.

  In this regard, the Code provides that, at all times, all covered subjects should require the express authorization of the Compliance Officer to conduct any operation involving Pampa and/or its subsidiaries’ securities. Furthermore, the Code provides for ‘restricted periods’ within which no covered subject is authorized to conduct any operation. Besides special restricted periods, which may be imposed in specific circumstances, restricted periods, begin 20 days before the 48 hours after the presentation of the intermediate and annual FSs to the applicable control bodies.

Pampa Energía • 2016 Annual Report • 155

  PRINCIPLE II: Laying the Groundwork for Sound Management and Supervision by the Issuer

  Recommendation II.1: Ensuring that Management takes on the Issuer’s management, supervision, and strategic direction

  II.1.1

  II.1.1.1

  Compliance: Total

  Inform or Explain: Pampa’s Board of Directors approves the Company’s annual budget, management goals, administrative matters, and different policies and strategies. It also monitors the strategic goals pursued by Pampa’s subsidiaries.

  II.1.1.2

  Compliance: Total

  Inform or Explain: Pampa has a Cash Flow Committee and a Finance Committee in charge of implementing procedures and monitoring the Company’s financial transactions in order to ensure transparency, clarity, and real-time availability of material information. In turn, articulation of investment policies is supervised by the Company’s executive directors and CEO.

  Furthermore, the Financial Transactions Manual sets out the applicable procedures for the administration and control of financial operations performed by all companies within the Pampa Group so as to ensure transparency, clarity, and real-time availability of material information.

  II.1.1.3

  Compliance: Total

  Inform or Explain: Annually, the Board of Directors approves the Corporate Governance report pursuant to CNV General Res. No. 606/12.

  Moreover, most of the internal policies implemented in the company in accordance with the aforementioned resolution are approved by Pampa’s Board of Directors.

  II.1.1.4

  Compliance: Total

  Inform or Explain: The appointment of Pampa’s senior managers is the result of a coordinated recruitment process conducted by the Company’s Chairman, executive directors, and the Human Resources Department. Within the organization, there is an employment policy in place which describes the selection process for any candidate irrespective of his or her category or position.

  Furthermore, the Company has a procedure in place that is coordinated by the Human Resources Department, by which all the employees (including managers) are annually evaluated on the level of performance and fulfillment of goals set by more senior officers. Based on the degree of fulfillment of corporate goals, among other factors, an annual variable compensation (performance bonus), and potential promotions and salary increases are determined based on market parameters and the company’s internal criteria.

Pampa Energía • 2016 Annual Report • 156

  II.1.1.5

  Compliance: Partial

  Inform or Explain: The CEO and the executive directors are in charge of designing succession planning for senior managers. The Company does not have specific policies regulating the allocation of responsibilities to senior managers.

  II.1.1.6

  Compliance: Partial

  Inform or Explain: The CEO, together with executive directors and the Human Resources Department, are in charge of designing succession planning for senior managers. The Company does not have specific policies regulating the succession planning for senior managers.

  II.1.1.7

  Compliance: Total

  Inform or Explain: Pampa’s Board of Directors approved the Corporate Responsibility Policy at meeting No. 2019 held on October 10, 2008. The purpose of this corporate policy is to design and implement programs strengthening education, and promoting community development in all communities where Pampa operates directly or indirectly through its subsidiaries.

  Furthermore, through its Foundation, Pampa applies principles comprised within the Corporate Responsibility Policy. Since 2008, the Foundation has promoted programs that contribute to strengthening the abilities of people and social organizations, showing a clear sustainable commitment with the communities we are part of.

  Besides, two areas or work was incorporated to the Foundation’s strategy: corporate volunteering actions, and local management of social responsibility in relationships with the community.

  II.1.1.8

  Compliance: Total

  Inform or Explain: Regarding risk management, at the meeting held on March 7, 2007, Pampa’s Board of Directors decided to implement a risk management approach that would turn into a useful tool for identifying the main risks affecting Pampa. Such method provides for adequate risk response solutions, as well as formal risk disclosure channels. Later on, at Meeting No. 2004 held on March 7, 2008, Pampa’s Board of Directors approved the ‘Risk Management Handbook’, which in December 2010 was updated and restated as ‘Business Risk Management Policy’.

  Regarding internal controls, the Pampa’s Internal Audit Area has developed the ‘Internal Audit Handbook’, a collection of the premium standards issued by the ‘Institute of Internal Auditors’.

  On the other hand, in 2010, Pampa’s Board of Directors approved an Anti-Fraudulent Practices Program. The purpose of this program is to supplement Pampa’s Code of Business Conduct, setting out responsibilities, duties, and methods for prevention and detection of fraudulent acts occurring within the Company.

Pampa Energía • 2016 Annual Report • 157

  II.1.1.9

  Compliance: Partial

  Inform or Explain: Pampa has implemented a training policy geared to supporting professional and academic development, and allowing for conducting programs to attract, develop, and retain its own human resources. This policy is not formally approved or supervised by Pampa’s Board of Directors, but is approved by the CEO and administered by the Human Resources Department.

  II.1.2

  Compliance: Total

  Inform or Explain: There is no other relevant corporate governance policy not previously mentioned in this report.

  II.1.3

  Compliance: Total

  Inform or Explain: Pampa’s executive legal department supplies all Pampa’s directors and statutory auditors, as early as possible, with all the information on business to be transacted at any Board meeting. Moreover, by way of Pampa’s executive legal department, any director and/or statutory auditor may ask the relevant managers’ office questions on issues that are submitted to them for consideration. Besides, it is  Pampa’s internal practice to submit monthly management reports to the Board of Directors stating all relevant business, technical, regulatory, financial and accounting information related to Pampa and its subsidiaries.

  II.1.4

  Compliance: Total

  Inform or Explain: Every Pampa’s significant ordinary business affair or administration matter to be approved by its Board of Directors is supported by the relevant reports written by Pampa’s managers offices involved, as well as their opinions on the risks inherent to such matters. If applicable, all these procedures are conducted within the framework of the Business Risk Management Policy.

  Recommendation II.2: Ensuring effective Corporate Management and Control

  II.2.1

  Compliance: Total

  Inform or Explain: Pampa’s Board of Directors, either on its own behalf or by delegating its functions to the various Company managers’ offices, regularly verifies compliance with, deviations from, or adjustments for the annual budget, as well as the business plan.

  II.2.2

  Compliance: Partial

  Inform or Explain: As specified in Recommendation II.1.1.4, the Company conducts an employee performance assessment, as coordinated by the Human Resources Department, by which every employee (including managers) is annually evaluated on the level of performance and fulfillment of goals set by corporate officers. Based on the degree of fulfillment of these goals, among other factors, an annual variable compensation (performance bonus), and potential promotions and salary increases are determined based on market parameters and the company’s internal criteria.

Pampa Energía • 2016 Annual Report • 158

  Recommendation II.3: Ensuring disclosure of the Management Body’ performance assessment and its impact

  II.3.1

  Compliance: Total

  Inform or Explain: Pampa’s Board of Directors’ performance is subject to the provisions set forth in the Bylaws, the board rules, and any other applicable laws and regulations.

  In Meeting No. 2087 held on March 30, 2012, Pampa’s Board of Directors approved its Internal Rules. These regulations primarily regulate issues concerning the requirements for holding board meetings.

  Besides, on an annual basis every Director completes a self-assessment to evaluate the Board of Directors’ management. This self-assessment is submitted to the executive legal department, which is responsible for analyzing results and, if necessary, suggesting actions aiming to improve this body’s operations.

  II.3.2

  Compliance: Total

  Inform or Explain: Contemporaneously with the approval of audited annual FSs, as well as quarterly FSs with limited review, Pampa’s CEOs, on behalf of the Board of Directors and the Investor Relations Area, organize a conference call for all Pampa’s shareholders and other stakeholders generally, with a view to sharing information on management and financial results, giving reasons for such results, and answering any questions and queries.

  Historically, Pampa’s Annual General Shareholders’ Meetings transacting the annual performance assessment of directors have generally approved such business without any qualification or specification. As of the date of this report, none of the shareholders present at these meetings has ever requested to have the performance of directors assessed according to the compliance levels specified in this Recommendation.

  Recommendation II.4: Ensuring that the number of external and independent members constitutes a significant share of Management

  II.4.1

  Compliance: Total

  Inform or Explain: Based on its structure, Pampa has an adequate proportional number of independent and executive directors.

  Regarding independent directors, pursuant to the criteria set out in the CNV Rules, Pampa has a greater proportional number than that required under section 109 of the CMA. This is due to the fact that Pampa is subject to the U.S. SOX.

  Therefore, all members of Pampa’s Audit Committee are ‘independent’ directors.

Pampa Energía • 2016 Annual Report • 159

  II.4.2

  Compliance: Total

  Inform or Explain: It is not necessary to implement any type of internal policy to ensure that at least 20% of Board members are independent, because under the applicable laws and regulations in force, and as provided by the Company Bylaws, the Board of Directors has a greater proportional number of independent directors than that specified in this Recommendation. Besides, there are no shareholders’ agreements regarding the designation of Board members.

  To date, the independence of the members of Pampa’s Board of Directors has never been challenged.

  Besides, Pampa’s directors holding company shares and participating in the Company shareholders’ meetings regularly abstain from discussing and voting on any matter relating to their performance (e.g., approving their performance, setting their compensation, etc.)

  Recommendation II.5: Ensuring the existence of standards and procedures for recruitment and proposed appointment of directors and senior managers

  II.5.1

  Compliance: Non-Compliance

  Inform or Explain: The duties to be discharged by an Appointment Committee would overlap with certain duties already undertaken by Pampa’s Audit Committee. Moreover, Section 12 of Pampa’s Bylaws sets out a method for recruitment of directors, who are elected upon candidate lists, which guarantees enhanced transparency for such recruitment process.

  II.5.1.1 – II.5.1.5

  Compliance: Non-Compliance

  Inform or Explain: Not applicable.

  II.5.2 and subsections

  Compliance: Non-Compliance

  Inform or Explain: Not applicable.

  II.5.3 and subsections

  Compliance: Non-Compliance

  Inform or Explain: Not applicable.

  Recommendation II.6: Assessing the suitability that directors, and/or statutory auditors, and/or supervisory board members may discharge functions at different Issuers

  Compliance: Total

  Inform or Explain: It is not necessary to limit the participation of Pampa’s directors and/or statutory auditors in other companies that are part of other business groups. We understand that the existing legal limitations on this matter, in addition to the liability system applicable to directors and statutory auditors and the pertinent provisions of the Code of Business Conduct, are sufficient and ensure an adequate performance of duties by Pampa’s directors and statutory auditors.

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  Recommendation II.7: Ensuring training and development of the Issuer’s directors and senior managers

  II.7.1

  Compliance: Total

  Inform or Explain: In the Training area, during 2016 Grupo Pampa offered several training courses on individual corporate skills, post-graduate courses, and foreign language training. As a distinctive modality for the development of managerial competencies, the Company implemented the ‘The Leader as a Coach’ program aiming to develop the capacity to assist others and achieve a better individual performance. For positions with no employees reporting to them, training activities were conducted on ‘How to increase efficiency in decision-making processes’ and ‘How to manage the personal toolbox,’ based on the way such tools are integrated in their working context.

  Concerning training activities headed by in-house facilitators, the Group continued promoting this methodology through commitment and participation of its own employees in the transfer of knowledge and experience gained throughout their career.

  As regards technical training, the Company developed several programs offering training in specific skills in all businesses. As a result of the installation of new equipment and the technological upgrade performed in several Company assets, the plants’ staff received technical training courses. Furthermore, e-learning programs were incorporated as training tools, and during 2016 some of the courses were offered through this modality.

  As in previous years, technical training courses on the specific activities of each area continued, seeking to keep our employees fully updated and to contribute to their professional development.

  Besides, the Audit Committee approves an annual training plan for non-audit-related issues (for example, auditing and internal international accounting standards, among other issues).

  II.7.2

  Compliance: Total

  Inform or Explain: Pampa generally provides financial support for master degree programs and postgraduate education to its employees.

  PRINCIPLE III: Endorsing an Effective Policy for Identifying, Measuring, Managing and Disclosing Business Risk

  Recommendation III: The Board of Directors must provide for a comprehensive business risk management policy and monitor its proper implementation

  III.1

  Compliance: Total

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  Inform or Explain: At the meeting held on March 7, 2007, Pampa’s Board of Directors decided to approve the selection, adjustment, and implementation of a risk management approach as a useful tool for identifying the main risks affecting Pampa. Such method provides for adequate risk response solutions, as well as formal risk disclosure channels. Afterwards, at meeting No. 2004 held on March 7, 2008, Pampa’s Board of Directors approved the ‘Risk Management Handbook’, later updated and restated as ‘Business Risk Management Policy’ in December 2010, which describes a process methodology and the roles and responsibilities for risk management.

  The key aspect of this policy is the establishment of duties, responsibilities, and methods for the prevention and detection of risks arising from activities conducted by the Company, and affecting its business or operations.

  III.2

  Compliance: Total

  Inform or Explain: This Policy sets out responsibilities and methods for business risk assessment, and the procedure is conducted with the assistance of the Audit Committee, which is in charge of supervising assessment procedures and implementing related measures.

  The key business risk factors taken into consideration by Pampa include, among others: (i) regulatory conditions having an impact on the Company; (ii) potential production failures; (iii) operational interruptions; (iv) losses resulting from incidents and/or disasters; (v) claims and complaints arising from disputes having an impact on the organization; (vi) environmental issues; (vii) impaired margins; (viii) trade union disputes; (ix) delay in certain maintenance works (known to and consented by the manufacturer) increasing the probability of unit failure despite taking every possible precaution.

  III.3

  Compliance: Total

  Inform or Explain: This Policy also provides for the role of a Risk Manager, who is responsible for: (i) including in its annual programs all the necessary tests for detecting business risk signals and indicators; (ii) monitoring the effectiveness of the program as a whole, and safeguarding compliance with and oversight of this Policy; (iii) informing the CEO and the Audit Committee on the risk management process; and (iv) following up on the implementation of action plans to ensure that corrective measures are taken once a risk is detected. Moreover, the manager in charge of internal control brings support to the Board in order to keep the risk matrix updated, identifying and assessing it, as well as following up with the action plan, if required, and keeping the CEO and Audit Committee informed of these processes.

  III.4

  Compliance: Total

  Inform or Explain: The Business Risk Management Policy is updated on a yearly basis and the Risk Manager presents all new events to the Audit Committee for consideration.

  Risks detected are evaluated under this proceeding to obtain the certification set out in the SOX provisions.

  III.5

  Compliance: Total

  Inform or Explain: The results from this risk assessment procedure are communicated to the different departments and disclosed in the Annual Report.

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  PRINCIPLE IV: Safeguarding Integrity of Financial Information with Independent Audits

  Recommendation IV: Ensuring independence and transparency of the duties assigned to the Audit Committee and the External Auditor

  IV.1

  Compliance: Total

  Inform or Explain: Pursuant to Pampa’s Bylaws, the CNV Rules and the Audit Committee’s Regulations, this committee consists exclusively of independent members.

  IV.2

  Compliance: Total

  Inform or Explain: The Internal Audit function is supervised by the Audit Committee and reports to a Vice-president. Pursuant to the current Company Bylaws, the Internal Audit function's mission is to provide an internal assurance system and to perform consulting activities to add value and improve Pampa’s operations. To such effect, it assists in the fulfillment of corporate objectives by applying a systematic and disciplined focus to assess and improve efficiency of governance, control, and risk management processes. At the beginning of every fiscal year, the Internal Audit area submits a proposed annual audit plan to the Audit Committee for its evaluation and approval. Besides, the Internal Audit area follows up on the plan’s performance on a quarterly basis and submits a preliminary report to the Audit Committee and the CEO. This report summarizes the completed tasks and main findings.

  On an annual basis, the Audit Committee evaluates the independence level and performance of the Internal Audit function in issues within its authority and discloses its assessment in the Annual Report.

  As a member of the Institute of Internal Auditors, the Company uses the standards it considers reasonable and/or applicable without expressly adhering to them.

  IV.3

  Compliance: Total

  Inform or Explain: Upon the presentation and publication of Pampa’s annual FSs, the Audit Committee conducts an annual assessment of the external auditors’ performance and issues an informed opinion pursuant to Section 18, Title V, Chapter III of CNV Rules (Text Restated in 2013) and the Audit Committee’s Internal Rules.

  IV.4

  Compliance: Total

  Inform or Explain: Pampa has no specific policy in place regarding turnover of members of the Supervisory Committee and/or the External Auditor, as it considers that no such policy is necessary as it fully complies with the applicable provisions in force.

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  PRINCIPLE V: Respecting the Rights of Shareholders

  Recommendation V.1: Ensuring that shareholders have access to the Issuer’s information

  V.1.1

  Compliance: Total

  Inform or Explain: Pampa’s CEO, on behalf of the Board of Directors and the Investor Relations area, organizes a conference call upon each closing and presentation of the Company’s annual and quarterly FSs. In these conference calls, which may be attended by all shareholders willing to participate and the investing public generally, information is provided on profits and losses for each fiscal year and relevant events for each period, and answers on specific doubts and queries are provided.

  V.1.2

  Compliance: Total

  Inform or Explain: On the one hand, Pampa has a special area within its organization that receives questions and/or queries from its shareholders and/or the investing public generally.

  On the other hand, Pampa’s website has a special ‘Investor Relations’ section containing all material information (FSs, filings before regulatory authorities —including the SEC and the NYSE—, relevant events, corporate governance policies, etc.) for its shareholders and the investing public generally. In turn, this special website section facilitates channeling queries.

  Recommendation V.2: Promoting active participation by all shareholders

  V.2.1

  Compliance: Total

  Inform or Explain: Shareholders are given notice of meetings through the formal means set out in the Bylaws and applicable regulations. Observance of these formalities to call for meetings is effective, and it does not undermine the principle of equal treatment to shareholders.

  V.2.2

  Compliance: Total

  Inform or Explain: Pampa considers it unnecessary and inappropriate to implement any kind of rules to ensure disclosure requirements for shareholders prior to holding a meeting since the Company strictly complies with the effective regulations in this matter. Along this line, Pampa guarantees shareholders the unrestricted exercise of the right to information, making available within the times specified in the applicable regulations, at its home office and also posted on its website, all relevant information and/or any information especially requested by a shareholder.

  V.2.3

  Compliance: Total

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  Inform or Explain: Following the provisions set out in the applicable laws and regulations, Pampa’s Bylaws expressly state that, upon written request, shareholders representing at least 5% of capital stock may call for a meeting, specifying its purpose and reasons. These requests will be handled in such a way that the Board of Directors or the Supervisory Board will convene the meeting for it to take place within 45 days of the date the notice of call is received.

  To date, none of the shareholders representing at least 5% of Pampa’s capital stock has expressly called for a meeting.

  V.2.4

  Compliance: Total

  Inform or Explain: Pampa has no policies in place to encourage the participation of major shareholders, thus abiding by the principle of equal treatment to shareholders, whether actual or potential.

  V.2.5

  Compliance: Non-Compliance

  Inform or Explain: When directors are nominated for office, shareholders do not usually require them to state their position for or against the adoption of a Corporate Governance Code.

  Recommendation V.3: Ensuring the one share one vote principle

  Compliance: Total

  Inform or Explain: The implementation of a policy to promote the one share one vote principle is not applicable to the Company. This is due to the fact that, pursuant to Pampa’s Bylaws, shares are not divided into classes, and all of them confer the right to one vote.

  Recommendation V.4: Setting out protection mechanisms for all shareholders vis-à-vis company takeovers

  Compliance: Total

  Inform or Explain: Pursuant to the provisions set forth in Section 90 of the CMA, the application of the Public Acquisition Offer system is universal, thus comprising every company listing its shares on the stock exchange, such as Pampa. Furthermore, Pampa’s Bylaws establish certain mechanisms applicable to the acquisition of significant or controlling interests.

  Recommendation V.5: Increasing the outstanding shares/capital stock ratio

  Compliance: Total

  Inform or Explain: Pursuant to information supplied in compliance with the requirements set forth in Section 62 of the BCBA Listing Rules, as of December 31, 2016, there is a controlling group at Pampa holding 20.16% of its capital stock and voting rights. Consequently, the remaining percentage of capital stock is scattered among the investing public, largely exceeding the 20% specification contained in this recommendation.

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  Moreover, in the last three years, it has been confirmed that more than 20% of the Issuer’s capital stock is scattered all over the market. Thus, in compliance with section 62 of the BCBA Listing Rules, the following percentages were identified in relation to the controlling group: (i) as of 12/31/16, 20.16%; (ii) as of 12/31/15, 29.16%; and (iii) as of 12/31/14, 20.94%.

  Recommendation V.6: Ensuring transparency of the Company’s dividend policy

  V.6.1

  Compliance: Non-Compliance

  Inform or Explain: Pampa has not set out a specific policy for dividend payments due to the unique characteristics of the industries where it operates, the current scenario, and the volatility of the markets. In this sense, it is not advisable to establish a specific dividend payment policy. The Board of Directors assesses the possibility of paying dividends to Pampa’s shareholders on a prudential basis within each fiscal year, after thoroughly examining the economic circumstances prevailing at the time.

  V.6.2

  Compliance: Partial

  Inform or Explain: Although the Company has not put in place documented procedures to prepare the Issuer’s proposal for appropriation of retained earnings, Pampa’s Board of Directors drafts an informed proposal in conformity with legal requirements, which is included in the Annual Report.

  The Shareholders’ Meeting held on April 29, 2016 resolved that profits recorded in the fiscal year ended 12/31/2015, amounting to AR$3,065,089,423, be allotted as follows: (i) 5% to the Legal Reserve; and (ii) the balance, to an Optional Reserve.

  PRINCIPLE VI: Maintaining Direct and Responsible Bonds of Trust with the Community

  Recommendation VI: Providing the community with information on the Issuer’s affairs, and a direct communication channel with the Company

  VI.1

  Compliance: Total

  Inform or Explain: Pampa’s website, www.pampaenergia.com, is a user-friendly and permanently updated browser tool, which includes complete and accurate information on the member companies of the business group led by Pampa and their respective business. This website also enables users to ask questions and send queries.

  VI.2

  Compliance: Partial

  Inform or Explain: Once a year, Pampa prepares an environmental management report at each of its electric power generation plants, which receive audits and are certified under ISO 14001 (Environmental Management), ISO 9001 (Quality Management), and OHSAS 18001 (Labor Health &Safety Management).

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  Furthermore, its E&P, Petrochemicals, Refining, Lubricants Plant and Terminal assets receive annual audits and are certified under ISO 14001, ISO 9001 and OHSAS 18001 standards. Additionally, CTGEBA and Lubricant Plan are certified under the ISO 50001 standard (Energy Management).

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  PRINCIPLE VII: Providing for Fair and Equitable Compensation

  Recommendation VII: Setting out clear-cut policies for compensation of directors and senior managers, specifically focusing on conventional or bylaws-imposed limitations depending on the existence of profits

  VII.1

  Compliance: Non-Compliance

  Inform or Explain: Pampa has no Compensation Committee in place. One of the key functions that this committee would perform regarding the compensation of directors and statutory auditors is currently performed by Pampa’s Audit Committee. Besides, any matter concerning remuneration of managers and employees is addressed by the Company’s Human Resources Department in compliance with applicable laws and regulations.

  Notwithstanding the foregoing, on February 8, 2017, the Company's Board of Directors approved a Stock-based Compensation Plan aiming to encourage the alignment of the employees’ performance with the Company’s strategy and to generate a clear and direct link between the creation of value for shareholders and the employees’ compensation. To such effect, the Board of Directors created an Implementation Committee.

  VII.1.1 – VII.1.5

  Compliance: Non-Compliance

  Inform or Explain: Not applicable.

  VII.2 and subsections

  Compliance: Non-Compliance

  Inform or Explain: Not applicable.

  VII.3

  Compliance: Non-Compliance

  Inform or Explain: Not applicable.

  VII.4

  Compliance: Total

  Inform or Explain: Pampa’s Audit Committee’s Regulations provide that the Audit Committee is responsible for approving any proposal for compensation of Pampa’s officers to be submitted by the Board of Directors to the Shareholders’ Meeting for consideration, with the authority to consult worldwide-renowned specialists in remuneration issues, and seeking to ensure that officers receive remunerations in line with similar positions in Argentina and abroad in the private equity business management and investments in the Argentine market and/or in other countries of the region, taking into consideration each officer’s contribution and the Company’s financial condition and operating results. In this regard, the Audit Committee timely issues an opinion on the proposed remuneration for directors and senior managers strictly based on reasonable compensation criteria.

Pampa Energía • 2016 Annual Report • 168

  On the other hand, regarding the rest of the Company employees, the Human Resources Department is responsible for developing and conducting the procedure for setting the relevant compensation amounts.

  PRINCIPLE VIII: Promoting Business Ethics

  Recommendation VIII: Ensuring ethical behavior within the Issuer

  VIII.1

  Compliance: Total

  Inform or Explain: Pampa has put in place a Code of Business Conduct which, additionally to setting out the ethical principles which lay the groundwork for the relationship between Pampa and its employees and suppliers, provides for means and tools that guarantee the transparency of affairs and issues affecting Pampa’s proper management. The Code establishes the principles that will govern the relationship between Pampa and its contractors, subcontractors, suppliers, and advisors pursuant to applicable laws and regulations.

  On the other hand, the Code of Business Conduct, which is publicly available, must be signed by all the Company’s employees and members of the Board of Directors or the Supervisory Board.

  VIII.2

  Compliance: Total

  Inform or Explain: As part of the various corporate governance policies adopted in the course of 2009, Pampa’s Management Committee has approved the implementation of the Ethics Hotline as an exclusive channel to report, on a strictly confidential basis, any suspected misconduct or breach of the Code of Business Conduct.

  The procedure for receiving, analyzing, and processing claims forwarded through the different Ethics Hotline channels (toll-free telephone number, e-mail, and/or web page) is managed by a third-party provider.

  VIII.3

  Compliance: Total

  Inform or Explain: The Code for Reporting Suspected Misconduct or Fraud Behavior within Pampa Group, under which the Ethics Hotline is implemented, provides that once a complaint is submitted, the third-party provider will draw up a report that will be sent to the executive legal director who, under the supervision of Pampa’s Audit Committee, will analyze the complaint and classify it based on its urgency and type. Depending on how the complaint is categorized, it will be treated differently, which may even include the conduct of complaint-related inquiry proceedings. If appropriate, Pampa’s CEO may coordinate the implementation of complaint-related corrective and/or disciplinary action.

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  PRINCIPLE IX: Deepening the Scope of the Code

  Recommendation IX: Fostering the inclusion of good corporate governance practices in the bylaws

  •           Compliance: Total

  •          Inform or Explain: The Board of Directors annually approves the Code of Corporate Governance Report, which is drafted in accordance with the applicable CNV Rules. However, Pampa’s Board of Directors believes that at present the provisions of the Code should not necessarily be reflected in whole in the Bylaws. Considering that the Bylaws, as well as the Report, are publicly available information through the CNV web page, Pampa fully complies with the capital market transparency principle.

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